   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1997
                                                     REGISTRATION NO. 333-23557
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                      POST-EFFECTIVE AMENDMENT NO. 1

                                      TO

                                   FORM SB-2

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            ----------------------

                            NEW WORLD COFFEE, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

       DELAWARE                    5490                    13-3690261
    (STATE OR OTHER         (PRIMARY STANDARD           (I.R.S. EMPLOYER
    JURISDICTION OF             INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR       CLASSIFICATION CODE
     ORGANIZATION)               NUMBER)

                               379 WEST BROADWAY
                           NEW YORK, NEW YORK 10012
                                (212) 343-0552
  (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL
          PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

                            ----------------------

                                R. RAMIN KAMFAR
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                               379 WEST BROADWAY
                           NEW YORK, NEW YORK 10012
                                (212) 343-0552
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ----------------------

                                  COPIES TO:
                              ALAN I. ANNEX, ESQ.
                          CAMHY KARLINSKY & STEIN LLP
                           1740 BROADWAY, 16TH FLOOR
                         NEW YORK, NEW YORK 10019-4315
                                (212) 977-6600

                            ----------------------

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

  If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT (THE "REGISTRATION STATEMENT") ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
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

PROSPECTUS
                   [LOGO OF NEW WORLD COFFEE APPEARS HERE]
                            NEW WORLD COFFEE, INC.

 MINIMUM OFFERING OF $250,000 AND MAXIMUM OFFERING OF $2,500,000 OF SHARES OF
                                 COMMON STOCK


                                ---------------

  This Prospectus relates to an offering (the "Offering") by New World Coffee, Inc., a Delaware corporation ("New World Coffee" or the "Company"), of shares of common stock of the Company, par value $.001 per share (the "Common Stock"). The Common Stock of the Company is traded on the Nasdaq National Market ("Nasdaq"). The last reported sales price on Nasdaq for the Common Stock on May 21, 1997, was $2.00. See "Price Range of Common Stock."

  The Offering is on a minimum basis of such number of shares of Common Stock resulting in gross proceeds of $250,000 (the "Minimum Offering") and a maximum basis of such number of shares of Common Stock resulting in gross proceeds of $2,500,000 (the "Maximum Offering." On May 19, 1997, the Company held a closing with respect to 338,000 shares of Common Stock resulting in gross proceeds of $422,500. The shares of Common Stock being offered hereby are being offered directly by the Company. See "Plan of Distribution." The Common Stock constituting the Minimum Offering is being offered on a "best efforts, all or none" basis and the remaining shares of Common Stock are being offered on a "best efforts" basis.

  All funds received from subscribers for the Common Stock will be held in an escrow account for the benefit of the subscribers by the American Stock Transfer & Trust Company (the "Escrow Agent") until a closing (a "Closing") of the Minimum Offering or earlier termination of the Offering. The Offering will expire on the earlier to occur of (i) 45 days from the date of this Prospectus or (ii) the sale of all the Common Stock being offered hereby (the "Termination Date"). In the event that subscriptions for the Minimum Offering are not received by the Termination Date, the Offering will terminate and all funds will be returned promptly by the Escrow Agent without interest and without any deduction therefrom. The Common Stock will be delivered promptly to subscribers after each respective Closing.

                                ---------------

  AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                        FACTORS" COMMENCING ON PAGE 8.

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED  UPON THE  ACCURACY  OR ADEQUACY  OF  THIS PROSPECTUS.  ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
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
                                                   UNDERWRITER
                                      PRICE          DISCOUNT        PROCEEDS
                                   TO INVESTORS AND COMMISSIONS(1) TO COMPANY(2)
--------------------------------------------------------------------------------
Per Share........................     $1.25            None            $1.25
--------------------------------------------------------------------------------
Minimum Offering Amount..........    $250,000          None          $250,000
--------------------------------------------------------------------------------
Maximum Offering Amount..........   $2,500,000         None         $2,500,000

-------------------------------------------------------------------------------
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(1) The Company reserves the right to pay a finder's fee of 8 1/2% of the purchase price paid by investors to certain members of the National Association of Securities Dealers which introduce investors to the Company. See "Plan of Distribution".
(2) Proceeds to the Company are determined before deducting expenses related to the Offering that are payable by the Company. Such expenses are estimated to be approximately $110,000 and include registration fees, escrow fees and estimated legal and professional fees and miscellaneous offering expenses.

  The shares of Common Stock are being offered directly by the Company on a "best efforts" basis and on an all or none basis as to the Minimum Offering. The Company reserves the right to reject any order in whole or in part and to withdraw, cancel or modify the Offering without notice.

               The date of this Prospectus is May 23, 1997.

                                     (ART)

[UPPER LEFT: OUTSIDE PHOTOGRAPH STORE FRONT; LOWER LEFT: PHOTOGRAPH OF INTERIOR
 OF A STORE WITH CUSTOMERS AT COUNTER; UPPER RIGHT: PHOTOGRAPH OF STORE COUNTER
  DISPLAY OF COFFEE; LOWER RIGHT: PHOTOGRAPH OF INTERIOR STORE FOOD DISPLAY.]

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. For purposes of calculations in this Prospectus, the number of shares of Common Stock to be offered for the Minimum Offering and the Maximum Offering is 200,000 and 2,000,000 shares of Common Stock, respectively.

                                  THE COMPANY

  New World Coffee currently owns and operates 40 specialty coffee cafes, consisting of 28 in New York, seven in Connecticut, three in Pennsylvania and two in New Jersey, making the Company the second largest specialty coffee retail chain in the northeastern United States. With its recent acquisition of Willoughby's Incorporated ("Willoughby's"), the Company's coffee purveyor and roaster since its inception, the Company has become vertically integrated in its operations, reduced its coffee costs, improved its quality control, and entered into the mail order and wholesale businesses. The Company seeks to differentiate itself from other specialty coffee retailers by serving high quality, freshly roasted coffee (generally delivered to its stores within 24 hours of roasting) and a variety of fresh, high quality gourmet foods in a sophisticated, award-winning cafe design environment. The Company's coffee was rated four beans and its espresso was rated five beans (the highest rating) in 1993 (the most recent survey conducted) by the food critic of The New York Times. In addition, Willoughby's has been voted Best Coffee and/or Coffee House in the New Haven Advocate reader's poll annually from 1993 through 1997.

  In recent years, the specialty coffee retail business has grown rapidly. Industry sources estimate that total retail sales of specialty coffee through all distribution channels will grow to $5.0 billion by 1999 from an estimated $1.5 billion in 1989 and that coffee stores, including espresso carts and kiosks, will be the fastest growing distribution channel. The consumption of specialty coffee drinks is also growing rapidly, with the percent of U.S. population drinking cappuccino increasing 42% from 1995 to 1996. Management believes this growth has been driven by (i) the increasing demand for premium food and drink items, (ii) the popularity of coffee bars as gathering places, and (iii) greater awareness and appreciation of gourmet coffee drinks.

  In 1996, the Company added senior management personnel with significant experience in real estate development. Specifically, the Company hired Bruce Morningstar, previously the Director-Northeast Development of Starbucks Corporation ("Starbucks"), as Vice President-Real Estate. In addition, the Company deployed a state-of-the-art, personal computer-based point-of-sale management information system (the "POS System") which significantly enhanced its ability to track and improve its store profitability. The Company also refocused its site selection strategy to solely target high-traffic, high-visibility residential and shopping locations. Such locations typically generate higher revenue since they are open seven days per week and attract breakfast, lunch and afternoon and evening traffic as compared to business district sites which are open five days per week and do not attract afternoon and evening traffic. In order to better serve this market, the Company developed a larger, more comfortable store concept designed to create a neighborhood gathering place environment. In addition, the larger store concept offers expanded retailing space to enable the Company to better capture whole bean and merchandise sales. The Company's existing stores vary in size from 225 to 2,670 retail square feet, with newer stores averaging approximately 1,800 retail square feet.

  In early 1997, the Company added senior management personnel with significant experience in franchising. Specifically, the Company hired Collin Gaffney, previously director of Franchising, Training and Operations at Manhattan Bagel Company, Inc. ("Manhattan Bagel") as Director of Franchising. The Company recently launched its franchising program which it believes will provide a variety of benefits: (i) a new stream of revenues with little associated expense since the Company's infrastructure is already in place; (ii) more rapid expansion and development of its brand identity than would be possible through internal growth; (iii) a reduction of the Company's need to further access the equity markets resulting in a reduction of investor dilution; and (iv) a reduced corporate risk profile since the Company would be generating a stable stream of revenues in franchising income. In addition, the Company expects that the shift to franchising will enable the Company to reduce its corporate general and administrative expense by approximately 20% or $150,000 per quarter.

   For the quarter ended March 30, 1997, the Company's sales mix was 61% beverage, 30% food, 8% whole beans and 1% merchandise, compared to 64%, 31%, 4% and 0%, respectively for the comparable 1996 quarter. For the quarter ended March 30, 1997 the Company achieved a chainwide store operating margin of 11.1% as compared to 4.5% for the comparable 1996 quarter. Residential and shopping area sites currently constitute 68% of the Company's stores compared to 48% at the end of the first quarter of 1996. The first quarter is traditionally the Company's lowest sales and profitability quarter reflecting decreased traffic as a result of inhospitable winter weather and shorter days due to daylight savings time.

  For fiscal 1996, the Company's 18 residential and shopping area stores open for the entire year (including pro forma results for 7 residential and shopping area stores as if they were acquired by the Company on January 1, 1996) generated average sales per store of approximately $505,000 and average sales per square foot of $710. For the quarter ended December 29, 1996, the Company's sales mix was 62% beverage, 23% food, 12% whole beans and 3% merchandise, compared to 63%, 32%, 5% and 0%, respectively, for the comparable 1995 quarter. For the quarter ended December 29, 1996, the Company achieved a chainwide store operating margin of 20.6% as compared to 6.6% for the comparable 1995 quarter. Based upon a 1996 Company-sponsored survey, New World Coffee customers visit the Company's stores an average of approximately twelve times per month.

  The Company's objective is to be a leading, high quality specialty coffee retailer through a program of (i) rapid store expansion by further penetrating its existing markets and expanding into new geographic markets primarily along the Atlantic seaboard through Company-owned and franchised stores; (ii) improving brand awareness through further penetration of its existing markets with highly visible locations serving as neighborhood gathering places and through branded merchandising; (iii) increasing its coffee bean and merchandise sales through broader merchandising within its larger store formats; and (iv) continuing its commitment to customer service and to serving consistently high-quality products. With current cash on hand, the proceeds from the Offering, the Company's prospective bank financing, anticipated cash flow from franchising and operating cash flow, the Company expects to open up to ten additional locations over the next twelve months. In addition, the Company expects to add approximately 30 franchises over the next twelve months. As of the date of this Prospectus, the Company has executed leases for five additional stores in its existing markets, which are not yet open. Management believes that the initiatives undertaken in 1996, complemented by aggressive store expansion, should continue to improve the Company's operating margins.

  The Company was incorporated in Delaware in October 1992. The Company's executive offices are located at 379 West Broadway, New York, New York 10012, and its telephone number is (212) 343-0552.

                                  THE OFFERING

Common Stock Offered by the     A minimum and maximum number of shares of Common Stock
 Company....................... resulting in gross proceeds of $250,000 and $2,500,000, respectively. On May 19, 1997, the Company held a closing
                                with respect to 338,000 shares of Common Stock resulting
                                in gross proceeds of $422,000.
Common Stock Outstanding Prior
 to the Offering(1)............ 6,245,498 shares of Common Stock.
Certain Terms.................. The Minimum Offering is being offered directly by the
                                Company on a "best efforts, all or none" basis and the
                                remaining shares of Common Stock are being offered on a
                                "best efforts" basis, until the earlier of (i) 45 days
                                after the date of this Prospectus or (ii) the sale of all
                                the Common Stock being offered hereby.
Use of Proceeds................ With respect to the Minimum Offering, general corporate purposes and with respect to the Maximum Offering, expan-
                                sion through the opening of additional stores, in addi-
                                tion to general corporate purposes. See "Use of Pro-
                                ceeds."
Risk Factors................... The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."
Nasdaq National Market Symbol.. NWCI

--------

(1) Does not include (a) 1,438,122 shares of Common Stock issuable upon exercise of outstanding options and warrants at a weighted average exercise price of $4.54 per share, (b) 280,458 shares of Common Stock reserved for issuance upon exercise of options that may be granted in the future under the Company's option plans, and (c) an aggregate of 1,418,382 shares of Common Stock issuable upon the conversion of the Company's outstanding Series A Preferred Stock (assuming such conversion had occurred on May 20,
    1997) and Series B Preferred Stock. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

                                ----------------

New World Coffee(R) is a registered trademark of the Company. This Prospectus includes trademarks and other service marks of companies other than those of the Company.

                      SUMMARY FINANCIAL AND OPERATING DATA
             (IN THOUSANDS, EXCEPT SHARE, PER SHARE AND OTHER DATA)

                                 YEAR ENDED          PRO FORMA      QUARTER ENDED
                          -------------------------  YEAR ENDED  --------------------
                          DECEMBER 31, DECEMBER 29, DECEMBER 29, MARCH 31,  MARCH 30,
                              1995         1996       1996(1)      1996       1997
                          ------------ ------------ ------------ ---------  ---------
STATEMENT OF OPERATIONS
 DATA:
Revenues................     $ 9,572      $11,340      $12,917      $2,278     $3,668
Cost of sales and
 related occupancy
 costs..................       5,995        6,474        6,714       1,449      2,087
Store operating
 expenses...............       3,363        3,521        3,932         726      1,174
                           ---------    ---------    ---------   ---------  ---------
Store operating income..         214        1,345        2,271         103        407
Depreciation and
 amortization...........       1,034        1,353        1,374         265        521
General and
 administrative
 expenses...............       1,784        2,739        2,783         521        776
Provision for store
 closings and
 reorganization costs...           0        1,800            0           0          0
                           ---------    ---------    ---------   ---------  ---------
Operating loss..........      (2,604)      (4,547)      (1,886)       (683)      (890)
Interest expense, net...         298           74          181          11         96
Write-off of debt
 issuance costs.........           0        1,050            0       1,050          0
                           ---------    ---------    ---------   ---------  ---------
Net loss................     $(2,902)     $(5,671)     $(2,067)    $ 1,744     $ (986)
                           =========    =========    =========   =========  =========
Net loss per common
 share(2)...............     $ (2.71)     $ (1.26)     $ (0.44)     $(0.48)    $(0.18)
                           =========    =========    =========   =========  =========
Weighted average common
 shares outstanding.....   1,398,912    4,517,801    4,750,811   3,650,331  5,515,145
OTHER DATA:
Number of stores open
 for full period........          19           24           29          27         40
Number of stores open at
 end of period..........          27           40           37          27         40
Sales per square foot--
 residential(3).........     $ 1,095       $  945       $  710       $ 181     $  171

                                                        MARCH 30, 1997
                                                --------------------------------
                                                         AS ADJUSTED AS ADJUSTED
                                                             FOR         FOR
                                                           MINIMUM     MAXIMUM
                                                ACTUAL   OFFERING(4) OFFERING(4)
                                                -------  ----------- -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................... $ 1,155    $ 1,295     $ 3,460
Working capital (deficit)......................  (1,950)    (1,810)        355
Total assets...................................  17,608     17,748      19,913
Notes payable..................................   1,577      1,577       1,577
Stockholders' equity...........................  10,603     10,743      12,908

--------
(1) Pro forma financials are presented as if the acquisitions of Coopers Coffee stores ("Coopers"), Ridgefield Coffee Company ("Ridgefield"), and Willoughby's (collectively, the "Acquisitions"), the Company's initial public offering, and the closings of five stores had occurred as of January 1, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Notes to Consolidated Financial Statements--
    Note 7."
(2) Net loss per common share figures for 1995 include preferred dividends. See "Notes to Financial Statements--Net Loss Per Share."
(3) As used herein, "EBITDA" is defined as net loss plus depreciation and amortization expense, interest expense, write-off of fixed assets and write-off of debt issuance costs.

(3) Chainwide sales per square foot for the year ended December 31, 1995 and the year (actual and pro forma) ended December 29, 1996 were $639, $630 and $590, respectively. Chainwide sales for the quarter ended March 31, 1996 and for the quarter ended March 30, 1997 were $148 and $144, respectively.


(4) As adjusted to give effect to the sale of Common Stock offered by the Company in the Minimum Offering and Maximum Offering, respectively, and the initial application of the net proceeds therefrom. See "Use of Proceeds."

                              RECENT DEVELOPMENTS

  The Company consummated the acquisitions of Coopers, Ridgefield and Willoughby's in June, August and October 1996, respectively. Through these acquisitions, the Company consolidated its presence in New York with three additional stores, entered the Connecticut market with a total of seven stores, and vertically integrated through the acquisition of a roasting plant.

  Revenues increased 61% to $3,667,352 for the quarter ended March 30, 1997 from $2,278,580 for the comparable 1996 quarter. The Company expects its revenues to continue to grow as (i) its newly opened stores continue to mature;
(ii) it continues to add company-owned stores and (iii) it begins to generate revenues from its new franchising program.

  Store operating margins for the quarter ended March 30, 1997 improved to 11.1% from 4.5% for the comparable 1996 quarter. The primary components were a 3.8% decrease in cost of sales due to the Company's implementation of the POS System which has allowed the Company to better control store purchasing and waste, improved coffee cost of goods due to vertical integration from the Willoughby's acquisition and improved vendor pricing due to greater economies of scale; a 2.9% decrease in occupancy expense due to lower rental expense associated with the stores located outside New York City, the strategic refocusing of site selection towards residential and shopping area sites which carry lower occupancy costs and, lower occupancy costs resulting from the closing of five stores which were primarily business district stores (the "Store Closings"). The Company expects its costs of occupancy as a percentage of revenues should continue to decline as it (i) expands its base of residential and shopping stores, which carry lower occupancy costs as a percentage of revenues, and (ii) continues to expand beyond New York City, where sites carry dramatically lower occupancy costs.

  General and administrative expenses as a percentage of revenues for the quarter ended March 30, 1997 decreased to 21.2% from 22.9% for the comparable 1996 quarter. The Company expects that its general and administrative expenses as a percentage of revenues should continue to decline since the Company's shift from development to franchising has recently reduced its general and administrative expense by approximately 20% or $150,000 per quarter. In addition the Company expects that its continued growth will enable it to leverage its management and achieve greater economies of scale.

                                 RISK FACTORS

  Each prospective investor should carefully consider, in addition to the other information contained in this Prospectus, the following information in evaluating the Company and its business before making an investment decision. This Prospectus contains certain forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1996 with respect to the financial condition and business of the Company. The words "estimate," "plan," "intend," "expect," and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

  HISTORY OF OPERATING LOSSES. The Company has been in existence since October 1992 and opened its first specialty coffee cafe in February 1993. To date, the Company has never reported net income for any fiscal year. Although the Company has experienced revenue growth and store level profit growth since inception, there can be no assurance that this growth will continue or that the Company will be profitable on a quarterly or annual basis in the future. As of March 30, 1997, the Company had an accumulated deficit of $11,528,469.

  GROWTH STRATEGY. The Company is pursuing an aggressive growth strategy, the success of which will depend in large part upon its ability to open new stores and to operate existing and new stores profitably and to attract and retain qualified franchisees. From the end of 1993 through 1996, the Company expanded the number of its stores from 3 to 40. This expansion was achieved through the opening of new stores and the acquisition of existing stores from other specialty coffee retailers. The Company currently plans to add additional stores, both Company-owned and franchised, within the next 12 months. The Company's planned expansion will present numerous operational and competitive challenges to the Company's senior management and employees. There can be no assurance that the Company will find attractive acquisition candidates in the future, that acquisitions can be consummated on acceptable terms, that any acquired companies can be integrated successfully into the Company's operations or that any such acquisitions will not have an adverse effect on the Company's financial condition or results of operations. The Company anticipates that expansion into new geographic regions will entail opening multiple stores in those regions in a relatively short period of time.

  Achievement of the Company's expansion plans will depend in part upon its ability to: (i) select, and compete successfully in, new markets; (ii) obtain suitable sites at acceptable costs in highly competitive real estate markets;
(iii) hire, train, and retain qualified personnel; (iv) attract and retain qualified franchisees; (v) integrate new stores into existing distribution, inventory control, and information systems; and (vi) maintain quality control. The Company will incur start-up costs in connection with entering new markets, primarily associated with recruiting and training new regional management and their support staff. In addition, the opening of additional stores in current markets could have the effect of adversely impacting sales at certain of the Company's existing stores. There can be no assurance that the Company will achieve its planned expansion goals, manage its growth effectively, or operate its existing and new stores profitably. The failure of the Company to achieve its expansion goals on a timely basis, if at all, manage its growth effectively or operate existing or new stores profitably would have a material adverse effect on the Company's results of operations. In accordance with the Company's strategy of focusing on larger stores in residential and shopping areas, the Company announced the closing of five primarily business district stores in the second quarter of 1996. There can be no assurance that the Company's strategy of targeting residential and shopping areas will prove to be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  NEED FOR ADDITIONAL FINANCING. In order to achieve and maintain the Company's anticipated growth rate, including geographic expansion and in order to make future debt payments including, but not limited to those in connection with the Willoughby's acquisition, the Company believes that it will have to obtain bank financing or sell additional debt or equity (or hybrid) securities in public and private financings. See "Use of Proceeds." In addition, the Company may incur debt or issue equity securities in order to finance acquisitions, which could dilute the interests of investors in this Offering. There can be no assurance that any such additional financing will be available or, if it is available, that it will be in such amounts and on such terms as will be satisfactory to the Company.

  RELIANCE ON KEY PERSONNEL. The Company's success will depend to a large degree upon the efforts and abilities of its officers and key management employees, particularly Ramin Kamfar, the Company's President and Chief Executive Officer, Jerold Novack, the Company's Vice President-Finance, and Bruce Morningstar, the Company's Vice President-Real Estate. The loss of the services of one or more of its key employees could have a material adverse effect on the Company's business prospects and/or potential earning capacity. The Company has entered into employment and non-competition agreements with each of its executive officers. The Company carries key man life insurance in the amount of $1.5 million on Mr. Kamfar, of which the Company is the sole beneficiary.

  FRANCHISING. The Company will rely in part upon its franchisees and the manner in which they operate their stores to develop and promote the Company's business. Although the Company has developed criteria to evaluate and screen prospective franchisees and has attracted franchisees, there can be no assurance that franchisees will have the business acumen or financial resources necessary to operate successfully franchises of the Company in their franchise areas. The failure of a franchisee to operate a franchise successfully could have a material adverse effect on the Company, its reputation, the Company's name and its other prospective franchisees. See "Business--Franchise Program."

  COMPETITION. The market for specialty coffees is fragmented and highly competitive, and competition is increasing substantially. The Company's coffee beverages compete directly against all restaurant and beverage outlets that serve coffee and a growing number of espresso stands, carts, and stores. The Company's whole bean coffees compete directly against specialty coffees sold at retail through supermarkets and a growing number of specialty coffee stores. Both the Company's whole bean coffees and its coffee beverages compete indirectly against all other brands on the market. The coffee industry is dominated by several large companies such as Kraft General Foods, Inc., Proctor & Gamble Co., and Nestle, S.A., many of which have begun marketing gourmet coffee products. While the market for specialty gourmet coffee stores remains fragmented, the Company competes directly with the market leader, Starbucks, among others. Starbucks is rapidly expanding geographically and has substantially greater financial, marketing and other resources than the Company. Other competitors, some of which may have greater financial and other resources than the Company, may also enter the markets in which the Company currently operates or intends to expand. The Company competes against other specialty retailers and restaurants for store sites, and there can be no assurance that management will be able to continue to secure adequate sites at acceptable rent levels. The Company will also face competition from franchisors in its industry and other industries for the sale of franchises, many of which have substantially greater financial and technical resources, marketing capabilities and experience than the Company. There can be no assurance that the Company will be able to compete successfully against these competitors in securing franchisees.

  GEOGRAPHIC CONCENTRATION; FLUCTUATIONS IN REGIONAL ECONOMIC CONDITIONS. All of the Company's specialty coffee cafes are currently located in the northeastern United States, with a majority located in New York City. As a result, the Company's success will depend in large part upon factors affecting general economic conditions and discretionary consumer spending in this region. Any economic downturn or reduction in consumer spending in this region could have a material adverse effect on the Company.

  LITIGATION-SERIES B PREFERRED STOCK. A holder of shares of Series A Preferred Stock has alleged in a lawsuit filed against the Company on May 6, 1997 in the Delaware Court of Chancery in New Castle County, Delaware that the Company breached its obligations to such holder pursuant to the Company's Certificate of Incorporation because it failed to notify such holder of the Company's attempt to create Series B Preferred Stock and failed to obtain the necessary consents of the holders of Series A Preferred Stock prior to the issuance of Series B Preferred Stock. Such holder has requested that the court cancel the Series B Preferred Stock and enjoin the Company from creating any new series of stock on parity with the Series A Preferred Stock without complying with the Company's Certificate of Incorporation. The Company is vigorously defending this action. In the event (i) that such holder of Series A Preferred Stock successfully challenges the validity of the issuance of Series B Preferred Stock and (ii) such action results in the cancellation of the Series B Preferred Stock, and (iii) such action results in monetary damages in a material amount, such event could have a material adverse effect on the Company, its financial condition, business, and operations. See "Description of Capital Stock."

  SEASONAL FLUCTUATIONS AND QUARTERLY OPERATING RESULTS. Historically, the Company's operations have been seasonal, with the lowest sales and profitability occurring in the first quarter, reflecting decreased traffic as a result of inhospitable winter weather and shorter days due to daylight savings time. The Company's results of operations may also fluctuate from quarter to quarter in the future as a result of the amount and timing of sales contributed by new and acquired stores and the integration of new stores into the operations of the Company, as well as other factors including marketing programs. The addition of a large number of stores as is anticipated with the Company's store expansion program can therefore significantly affect results of operations on a quarter by quarter basis. See "Risk Factors--Growth Strategy."

  FLUCTUATIONS IN AVAILABILITY AND COST OF GREEN COFFEE. The Company depends upon both its outside brokers and its direct contacts with exporters in countries of origin for the supply of its primary raw material, green coffee. Coffee is the world's second largest traded commodity and its supply and price are subject to volatility beyond the control or influence of the Company. Although most coffee trades in the commodity market, coffee of the quality sought by the Company tends to trade on a negotiated basis at a substantial premium above commodity coffee pricing, depending upon the supply and demand at the time of purchase. Supply and price can be affected by multiple factors in the producing countries, including weather, political, and economic conditions. In addition, green coffee prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations, such as the International Coffee Organization or the Association of Coffee Producing Countries, that have historically attempted to establish commodity prices of green coffee through agreements creating export quotas or restricting coffee supplies worldwide. No assurance can be given that such organizations (or others) will not succeed in raising green coffee prices, or that, if so, the Company will be able to maintain its gross margins by raising its prices to its customers. As of the date of this Prospectus, green coffee commodity contracts for near-term delivery months are trading at the $2.00 to $2.50 per pound price level which is at a premium to their recent historical trading levels of $1.10 to $1.20 per pound. Increases in the price of green coffees, or the unavailability of adequate supplies of green coffees of the quality sought by the Company, whether due to the failure of its suppliers to perform, conditions in the coffee-producing countries, or otherwise, could have a material adverse effect on the Company's results of operations.

  To mitigate the risks associated with increases in coffee prices and to allow greater predictability in the prices the Company pays for its coffees over extended periods of time, the Company typically enters into fixed-price purchase commitments for a portion of its green coffee requirements. There can be no assurance that these activities will successfully protect the Company against the risks of increases in coffee prices or that they will not result in the Company's payment of substantially more for its supply of coffee than it would have been required to pay absent such activities.

  LACK OF PRODUCT DIVERSIFICATION. The Company's business is centered around essentially one product, coffee. To date, the Company's operations have been limited to the purchase and roasting of green coffees and the sale of whole bean coffees and coffee beverages, along with related products, through its specialty coffee cafes. Any decrease in demand for specialty coffee could have a material adverse effect on the Company's business, operating results and financial condition.

  INFLUENCE BY CERTAIN EXISTING STOCKHOLDERS. The Company's executive officers and directors beneficially own approximately 13.5% of the outstanding shares of Common Stock. As a result, such stockholders will be in a position to influence the affairs of the Company and certain matters requiring a stockholder vote, including the election of directors, the amendment of the Company's charter documents, the merger or dissolution of the Company and the sale of all or substantially all of the Company's assets.

  AUTHORIZATION OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power of other rights of the holders of the Common Stock. Pursuant thereto the Company presently has 145 shares of Series A Preferred Stock and 137.5 shares of Series B Preferred Stock outstanding. Issuance of the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any new shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

  ABSENCE OF CASH DIVIDENDS. The Company has paid no cash dividends on any of its shares of capital stock since its inception and at the present time does not anticipate paying dividends on the Common Stock in the foreseeable future. Any future dividends will depend on the earnings, if any, of the Company, its financial requirements, contractual commitments and other factors. See "Dividend Policy."

  SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock into the public market following the date of this Prospectus could materially adversely affect the prevailing market price for the Common Stock. In addition to the shares of Common Stock offered hereby, as of the effective date of the Registration Statement (the "Effective Date"), there will be 6,245,498 shares of Common Stock outstanding, 1,194,440 of such shares are "restricted securities" ("Restricted Shares") pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In addition, if the outstanding shares of Series A Preferred Stock and Series B Preferred Stock had been converted into shares of Common Stock on May 20, 1997, the Company would have been required to issue 1,418,382 additional Restricted Shares. The Company is obligated to file registration statements covering the resale of all Restricted Shares. With respect to the shares issuable upon conversion of the outstanding shares of Series A Preferred Stock, the Company is currently obligated to fulfill its registration obligation. The Company is negotiating with the holders of the outstanding shares of Series A Preferred Stock to exchange such shares for Series B Preferred Stock and/or unregistered shares of Common Stock. With respect to the shares issuable in connection with the exchange of Series A Preferred Stock and upon conversion of the Series B Preferred Stock, the Company will become obligated to file a registration statement within 60 days after the completion of the exchange of Series A Preferred Stock for Series B Preferred Stock and/or unregistered shares of Common Stock. Subject to certain exceptions, no shares of Series B Preferred Stock may be converted into Common Stock until June 1, 1997 at which time such shares of Preferred Stock may be converted at a rate not to exceed 25% per month. In April, 1997 the Company filed registration statements on behalf of an aggregate of 1,312,727 Restricted Shares. There can be no assurance that the resale of Restricted Shares will not have an adverse impact on the market for shares of Common Stock in the future.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Common Stock offered hereby, after deducting offering expenses, are estimated to be between approximately $140,000 if the Minimum Offering is sold and approximately $2,305,000(/1/) if the Maximum Offering is sold.

  Assuming the Minimum Offering is sold, the Company expects to use the net proceeds for working capital and general corporate purposes. Assuming the Maximum Offering is sold, the Company expects to use approximately $1,250,000 of the net proceeds for expansion, primarily to open additional retail stores. The remaining net proceeds from the Maximum Offering will be used for working capital and general corporate purposes. On May 19, 1997 the Company held a Closing with respect to 338,000 shares of Common Stock resulting in gross proceeds of $422,500.

  With current cash on hand, the proceeds of this Offering, prospective bank financing, prospective cash flow from franchising and operating cash flow, the Company intends to open up to 10 additional locations over the next twelve months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In fiscal 1996, the average cost to open a store was approximately $300,000. As of the date of this Prospectus, the Company has executed leases for five additional stores in its existing markets which are not yet open.

  The above represents the Company's best estimate based upon its present plans and certain assumptions regarding general economic conditions and the Company's future revenues and expenditures. The Company, therefore, reserves the right to reallocate the net proceeds of this Offering between the categories set forth above as it, in its sole discretion, deems necessary or advisable.
  Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of this Offering in short-term, interest bearing, investment grade or government securities.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock has been quoted on the Nasdaq under the trading symbol "NWCI" since the Company commenced public trading on February 1, 1996. Prior to such date there was no public market for the Common Stock. The following table sets forth the range of high and low closing sale prices (based on transaction data as reported by the Nasdaq) for the Common Stock for each fiscal quarter during the periods indicated.

     1996-1997                                                      HIGH   LOW
     ---------                                                      ----- -----
     First Quarter (From February 1, 1996 to March 31, 1996)......  $6.00 $3.00
     Second Quarter (From April 1, 1996 to June 30, 1996).........  $5.13 $3.38
     Third Quarter (From August 1, 1996 to September 29, 1996)....  $4.13 $2.50
     Fourth Quarter (From September 30, 1996 to December 29,
      1996).......................................................  $3.88 $1.75
     First Quarter (From December 30, 1996 to March 30, 1997).....  $3.13 $1.75
     Second Quarter (From March 31, 1997 to May 21, 1997).........  $2.00 $1.19

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on its stock and anticipates that, for the foreseeable future, it will continue to retain any earnings for use in the operation of its business. Payment of cash dividends in the future will depend upon the Company's earnings, financial condition, any contractual restrictions (including restrictions under a line of credit), restrictions imposed by applicable law, capital requirements and other factors deemed relevant by the Company's Board of Directors.
--------
(/1/) Assumes that a finder's fee of eight and one-half percent (8 1/2%) of the purchase price paid by investors with respect to $1,000,000 of the gross proceeds is paid to certain members of the National Association of Securities Dealers.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 30, 1997 (i) on an actual basis, (ii) on a pro forma basis giving effect to
(a) the exchange of shares of the Series A Preferred Stock for Series B Preferred Stock, (b) the conversion of shares of Series A Preferred Stock into Common Stock, and (iii) as adjusted, giving effect to the sale of 200,000 shares of Common Stock in the Minimum Offering, and an assumed 2,000,000 shares of Common Stock in the Maximum Offering, respectively, and the initial application of the estimated net proceeds therefrom.

                                               AS OF MARCH 30, 1997
                                      ----------------------------------------
                                                    AS ADJUSTED   AS ADJUSTED
                                                        FOR           FOR
                                                      MINIMUM       MAXIMUM
                                         ACTUAL       OFFERING      OFFERING
                                      ------------  ------------  ------------
Long-term debt....................... $  1,576,519  $  1,576,519  $  1,576,519
                                      ------------  ------------  ------------
Stockholders' equity (1):
  Preferred Stock, $0.001 par value,
   2,000,000 shares authorized no
   shares issued or outstanding:               --            --            --
  Series A Preferred Stock; $0.001
   par value, 400 shares authorized,
   320 shares outstanding (actual),
   145 shares outstanding (pro forma
   and as adjusted)..................          --            --            --
  Series B Preferred Stock; $0.001
   par value, no shares authorized,
   no shares outstanding (actual);
   225 shares authorized, 137.5
   shares outstanding (pro forma and
   as adjusted)......................          --            --            --
  Common Stock; $0.001 par value,
   20,000,000 shares authorized,
   6,245,498 shares outstanding,
   6,445,498 and 8,245,498 shares
   outstanding (as adjusted),
   respectively......................        6,245         6,445         8,245
  Additional paid-in capital.........   22,125,425    22,265,225    24,428,425
  Accumulated deficit................  (11,528,469)  (11,528,469)  (11,528,469)
                                      ------------  ------------  ------------
  Total stockholders' equity......... $ 10,603,201  $ 10,743,201  $ 12,908,201
                                      ============  ============  ============
  Total Capitalization............... $ 12,179,720  $ 12,319,720  $ 14,484,720
                                      ============  ============  ============

--------

(1) Does not include (a) 1,438,122 shares of Common Stock issuable upon exercise of outstanding options and warrants at a weighted average exercise price of $4.54 per share, (b) 228,458 shares of Common Stock reserved for issuance upon exercise of options that may be granted in the future under the Company's option plans, and (c) an aggregate of 1,418,382 shares of Common Stock issuable upon the conversion of the Company's outstanding Series A Preferred Stock (assuming such conversion had occurred on May 20, 1997) and Series B Preferred Stock. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)

  The selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for the years ended December 31, 1995 and December 29, 1996 are derived from the consolidated financial statements of the Company, which consolidated financial statements have been audited by Arthur Andersen LLP, independent certified public accountants. The consolidated financial statements for the years ended December 31, 1995 and December 29, 1996, and the report thereon, are included elsewhere in this Prospectus. The selected data presented below for the quarters ended March 31, 1996, and March 30, 1997 are derived from the unaudited consolidated financial statements of New World Coffee. The unaudited consolidated financial statements include all normal recurring adjustments which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the quarter ended March 30, 1997, are not necessarily indicative of the results to be expected for full year period. The unaudited pro forma information does not purport to be indicative of the results that actually would have been obtained if the events had occurred in the periods presented, or of future results of the Company. The financial data set forth below should be read in conjunction with the financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.

                                 YEAR ENDED          PRO FORMA      QUARTER ENDED
                          -------------------------  YEAR ENDED  --------------------
                          DECEMBER 31, DECEMBER 29, DECEMBER 29, MARCH 31,  MARCH 30,
                              1995         1996       1996(1)      1996       1997
                          ------------ ------------ ------------ ---------  ---------
STATEMENT OF OPERATIONS
 DATA:
Revenues................   $   9,572    $  11,340    $  12,917   $   2,278  $   3,668
Cost of sales and
 related occupancy
 costs..................       5,995        6,474        6,714       1,449      2,087
Store operating
 expenses...............       3,363        3,521        3,932         726      1,174
                           ---------    ---------    ---------   ---------  ---------
Store operating income..         214        1,345        2,271         103        407
Depreciation and
 amortization...........       1,034        1,353        1,374         265        521
General and
 administrative
 expenses...............       1,784        2,739        2,783         521        776
Provision for store
 closings and
 reorganization costs...           0        1,800            0           0          0
                           ---------    ---------    ---------   ---------  ---------
Operating loss..........      (2,604)      (4,547)      (1,886)       (683)      (890)
Interest expense, net...         298           74          181          11         96
Write-off of debt
 issuance costs.........           0        1,050            0       1,050          0
                           ---------    ---------    ---------   ---------  ---------
Net loss................   $  (2,902)   $  (5,671)   $  (2,067)  $  (1,744) $    (986)
                           =========    =========    =========   =========  =========
Net loss per common
 share (2)..............   $   (2.71)   $   (1.26)   $   (0.44)  $   (0.48) $   (0.18)
                           =========    =========    =========   =========  =========
Weighed average common
 shares outstanding.....   1,398,912    4,517,801    4,750,811   3,650,331  5,515,145
OTHER DATA:
Number of stores open
 for full period........          19           24           29          27         40
Number of stores open at
 end of period..........          27           40           37          27         40
Sales per square foot--
 residential (3)........   $   1,095    $     945    $     710   $     181  $     171

                                                                  MARCH 30, 1997
                                                                  --------------
                                                                      ACTUAL
                                                                      ------
BALANCE SHEET DATA:
Cash and cash equivalents........................................    $  1,155
Working capital (deficit)........................................      (1,950)
Total assets.....................................................      17,608
Long term debt...................................................       1,577
Stockholders' equity.............................................    $ 10,603

--------
(1) Pro forma financials are presented as if the acquisitions of Coopers, Ridgefield and Willoughby's, the Company's initial public offering, and the Store Closings had occurred as of January 1, 1996.
(2) Net loss per common share figures for 1995 include preferred dividends. See "Notes to Financial Statements--Net Loss Per Share."

(3) Chainwide sales per square foot for the year ended December 31, 1995 and the year (actual and pro forma) ended December 29, 1996 were $639 and $630 and $590, respectively. Chainwide sales for the quarter ended March 31, 1996 and for the quarter ended March 30, 1997 were $148 and $144, respectively.

                 PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The Company's Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 29, 1996, which are set below, are presented as if the Acquisitions had occurred on January 1, 1996. This statement should be read in conjunction with the historical financial statement and notes thereto of the Company as of December 29, 1996. In management's opinion, all material adjustments necessary to reflect the effects of the acquisitions by the Company have been made. The unaudited pro forma income statement for the year ended December 29, 1996 is not necessarily indicative of what the actual results of operations of the Company would have been assuming the acquisitions had been completed as of January 1, 1996, nor is it necessarily indicative of the results of operations for future periods.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 29, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     PRO FORMA ADJUSTMENTS                        PRO FORMA
                              ACTUAL       -----------------------------------------    TOTAL    DECEMBER 29,
                         DECEMBER 29, 1996 ACQUISITIONS(1) CLOSED STORES(2) OTHER(3) ADJUSTMENTS     1996
                         ----------------- --------------- ---------------- -------- ----------- ------------ ---
Revenues                    $  11,340          $2,809          $(1,232)                $1,577       $12,917
Gross Margin                    4,867           1,641             (305)                 1,336         6,203
Store operating income          1,345             782              144                    926         2,271
Operating (loss) income        (4,547)            348(4)           513       1,800      2,661        (1,886)
Net (loss) income              (5,671)            241(5)           513       2,850      3,604        (2,067)
                            ==========                                                            ==========
Net loss per share          $   (1.26)                                                              $ (0.44)
                            ==========                                                            ==========
Weighted average number
 of shares outstanding      4,517,801                                                             4,750,811
                            ==========                                                            ==========

--------
(1) Reflects the acquisition of Coopers, Ridgefield and Willoughby's which occurred on June 13, 1996, August 26, 1996 and October 25, 1996, respectively, as if each had occurred as of January 1, 1996. See "Notes to Consolidated Financial Statements--Note 7."
(2) Gives effect to five Store Closings, four of which stores were not in residential areas.
(3) Gives effect to a provision recorded by the Company of $1,500 for the Store Closings and reorganization charges of $300 primarily related to severance and related benefits and, the write-off of debt issuance costs related to the bridge financing of $1,050. See "Notes to Consolidated Financial Statements--Notes 5 and 6", respectively.
(4) Gives effect to the amortization of goodwill of approximately $195 related to the Acquisitions as if they had occurred as of January 1, 1996.
(5) Gives effect to interest expense of approximately $107 related to the issuance of notes payable for the Acquisitions.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the Company's historical financial condition and results of operations should be read in conjunction with the Financial Statements and the Notes thereto and the other financial information appearing elsewhere in this Prospectus. Except for historical information, this Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking information. Factors that may cause such differences include, but are not limited to, those discussed under "Risk Factors" and elsewhere in this Prospectus.

GENERAL

  The Company opened its first specialty coffee cafe in February 1993 in New York and has grown to 40 specialty coffee cafes in New York, Connecticut, Pennsylvania and New Jersey since that date.

  In June 1996, the Company consummated the Coopers acquisition, purchasing three residential and shopping area stores in Manhattan. In August 1996, the Company consummated the Ridgefield acquisition, entering the Connecticut market with one residential and shopping area store. In October 1996, the Company consummated the acquisition of Willoughby's, its coffee purveyor and roaster since its inception, which consolidated its presence in Connecticut with six additional stores, five of which are in residential and shopping areas, and vertically integrated the Company with the purchase of a roasting plant. The purchase price for Willoughby's was $3,100,000 (net of $700,000 of acquired debt immediately paid following the closing date of the purchase.) The Willoughby's acquisition has enabled the Company to lower its cost of coffee significantly, improve its quality control, and enter the mail order and wholesale businesses.

  In 1996, the Company focused its site selection strategy to target residential and shopping area sites which, based on the Company's experience, generally offer more attractive economics. In addition, the Company developed a new, larger, more comfortable format (approximately 1,800 square feet compared to 600 previously) designed to create a neighborhood gathering place environment and better capture whole bean and merchandise sales. In the first quarter of fiscal 1997, the Company's sales mix was 61% beverage, 30% food, 8% whole beans and 1% merchandise, compared to 64%, 31%, 4% and 0%, respectively, for the comparable 1996 quarter.

  The Company has incurred losses in each fiscal year from inception primarily due to the cost of retail store expansion and developing an infrastructure to support future growth. The Company's recent operating performance has improved. The Company achieved store operating margins of 11.1%, in the quarter ended March 30, 1997 compared to 4.5% for the comparable 1996 quarter despite the fact that the first quarter is traditionally the Company's lowest sales and profitability quarter reflecting decreased traffic as a result of inhospitable winter weather and shorter days due to daylight savings time. Several factors underlie this improved performance:

  (a) The Company's cost of sales as a percentage of revenues for the first quarter of 1997 versus the comparable 1996 period has declined by 3.8% due to (i) improved coffee costs from the Willoughby's acquisition, (ii) improvement in the Company's ability to manage waste, resulting from the implementation of the POS System, and (iii) improved vendor pricing resulting from greater scale economies.

  (b) The Company's occupancy expense as a percentage of revenues for the first quarter of 1997 versus the comparable 1996 period has declined by 2.9% due to (i) the strategic refocusing of site selection towards residential and shopping area sites which carry lower occupancy costs as percentage of revenues, (ii) expansion beyond New York City where sites carry lower occupancy costs as a percentage of revenues and (iii) the Store Closings. The Company expects that its cost of occupancy should continue to decline as it continues to expand beyond its New York City base. See "Business--Site Selection and Store Locations."

     The Company's general and administrative expense as a percentage of revenues for the first quarter of 1997 versus the comparable 1996 period has declined by 1.7%. The Company expects that its general and administrative expense as a percentage of revenues should continue to decline since the Company's shift in development to franchising has recently reduced its general and administrative expense by approximately 20% or $150,000 per quarter. In addition, the Company believes that its continued growth will enable it to leverage its management and achieve greater scale economies. The Company expects that its general and administrative expenses as a percentage of revenues should continue to decline.

  The Company's fiscal year ended on the Sunday closest to December 31. Prior to fiscal 1995 the Company was on a calendar year basis.

  The following table sets forth selected financial data and percentage relationship to revenues, unless otherwise indicated, of certain items for the Company's last eight quarters. Management believes this unaudited information has been prepared on the same basis as the audited information presented elsewhere in this Prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation.

                                                                QUARTER ENDED
                          ----------------------------------------------------------------------------------------------
                           JULY 2,   OCTOBER 1,  DECEMBER 31, MARCH 31,  JUNE 30,   SEPTEMBER 29, DECEMBER 29, MARCH 30,
                            1995        1995         1995       1996       1996         1996          1996       1997
                          ---------  ----------  ------------ ---------  ---------  ------------- ------------ ---------
                                               (000'S EXCEPT PER SHARE AMOUNTS AND OTHER DATA)
Revenues................     $2,417     $2,556       $2,547     $ 2,278    $ 2,629       $2,851       $3,582      $3,668
Cost of sales and re-
 lated occupancy costs..      1,531      1,587        1,565       1,449      1,560        1,672        1,792       2,087
Store operating ex-
 penses.................        745        819          814         726        856          886        1,054       1,174
                          ---------  ---------    ---------   ---------  ---------    ---------    ---------   ---------
Store operating income
 (loss).................        141        150          168         103        213          293          736         407
Depreciation and amorti-
 zation.................        244        287          305         265        283          348          458         521
General and administra-
 tive expenses..........        298        317          588         521        758          775          684         776
Provision for store
 closings and reorgani-
 zation costs...........          0          0            0           0      1,800            0            0           0
                          ---------  ---------    ---------   ---------  ---------    ---------    ---------   ---------
Operating loss..........       (401)      (454)        (725)       (683)    (2,628)        (830)        (406)       (890)
Interest (income) ex-
 pense, net.............         57         98          107          11        (31)          27           67          96
Write-off of debt issu-
 ance costs.............          0          0            0       1,050          0            0            0           0
                          ---------  ---------    ---------   ---------  ---------    ---------    ---------   ---------
Net loss................     $ (458)    $ (552)      $ (832)    $(1,744)   $(2,597)      $ (857)      $ (473)     $ (986)
                          =========  =========    =========   =========  =========    =========    =========   =========
Net loss per common
 share (1)..............     $(0.31)    $(0.89)      $(0.80)    $ (0.48)   $ (0.56)      $(0.18)      $(0.09)     $(0.18)
                          =========  =========    =========   =========  =========    =========    =========   =========
Weighted average common
 shares outstanding.....  1,460,642  1,460,642    1,213,726   3,650,331  4,624,132    4,775,565    5,026,840   5,515,145
Other Data:
Number of stores open
 for full
 period.................         23         27           27          27         26           28           30          40
Number of stores open at
 end of period..........         27         27           27          27         30           30           40          40

                                                       AS A PERCENTAGE OF REVENUES
                         -----------------------------------------------------------------------------------------
                                                              QUARTER ENDED
                         -----------------------------------------------------------------------------------------
                         JULY 2,  OCTOBER 1, DECEMBER 31, MARCH 31, JUNE 30,  SEPTEMBER 29, DECEMBER 29, MARCH 30,
                          1995       1995        1995       1996      1996        1996          1996       1997
                         -------  ---------- ------------ --------- --------  ------------- ------------ ---------
Revenues................  100.0%    100.0%      100.0%      100.0%    100.0%      100.0%       100.0%      100.0%
Cost of sales and
 related occupancy
 costs..................   63.4      62.1        61.4        63.6      59.4        58.7         50.0        56.9
Store operating
 expenses...............   30.8      32.0        32.0        31.9      32.5        31.0         29.4        32.0
                          -----     -----       -----       -----    ------       -----        -----       -----
Store operating income..    5.8       5.9         6.6         4.5       8.1        10.3         20.6        11.1
Depreciation and
 amortization...........   10.1      11.2        12.0        11.6      10.8        12.2         12.8        14.2
General and
 administrative
 expenses...............   12.3      12.4        23.1        22.9      28.8        27.2         19.1        21.2
Provision for store
 closings and
 reorganization costs...    0.0       0.0         0.0         0.0      68.5         0.0          0.0         0.0
                          -----     -----       -----       -----    ------       -----        -----       -----
Operating loss..........  (16.6)    (17.7)      (28.5)      (30.0)   (100.0)      (29.1)       (11.3)      (24.3)
Interest (income)
 expense, net...........    2.4       3.9         4.2         0.5      (1.2)        0.9          1.9         2.6
Write-off of debt
 issuance costs.........    0.0       0.0         0.0        46.1       0.0         0.0          0.0         0.0
                          -----     -----       -----       -----    ------       -----        -----       -----
Net loss................  (19.0)%   (21.6)%     (32.7)%     (76.6)%   (98.8)%     (30.0)%      (13.2)%     (26.9)%
                          =====     =====       =====       =====    ======       =====        =====       =====

--------
(1)Net loss per common share includes preferred dividends.

RESULTS OF OPERATIONS

Fiscal Quarter Ended March 30, 1997 Compared to Fiscal Quarter Ended March 31, 1996

  Revenues. Revenues increased 61.0% to $3,667,552 for the fiscal quarter ended March 30, 1997 from $2,278,582 for the comparable 1996 period. Comparable store sales for 1997 for the 23 stores opened for both periods increased 0.9%.

  Costs and Expenses. Cost of sales and related occupancy costs as a percentage of revenues for the fiscal quarter ended March 30, 1997 decreased to 56.9% from 63.6% for the comparable 1996 period. The primary components were a decrease of 3.8% in cost of goods due to the Company's implementation of its Point of Sale ("POS") system which has allowed the Company to better control store purchasing and waste, improved coffee pricing due to the vertical integration of Willoughby's and favorable vendor pricing due to greater economies of scale. In addition, occupancy costs declined 2.9% as a percentage of revenues reflecting the Company's expansion into areas with lower rental expense outside of New York City and the strategic refocusing of site selection towards residential and shopping areas which carry lower occupancy costs than commercial store locations.

  Store operating expenses as a percentage of revenues for the fiscal quarter ended March 30, 1997 increased to 32.0% from 31.9% for the comparable 1996 period. Store payroll as a percentage of revenues improved by 0.5% as the benefits of improved staffing efficiencies were partly offset by higher payroll costs for stores opened in the latter part of 1996 which experienced higher payroll costs during their ramp-up period. Miscellaneous store expenses increased 0.6% as a percent of sales reflecting higher utility and other expenses at some of the newer stores.

  Depreciation and amortization expenses as a percentage of revenues for the fiscal quarter ended March 30, 1997 increased to 14.2% from 11.6% for the comparable 1996 period primarily due to an increase in the number of new stores opened during the latter part of 1996 which carry higher depreciation expense as a percentage of revenues during their ramp-up period as well as amortization related to the acquisitions made during the latter half of 1996.

  General and administrative expenses for the current quarter decreased as a percentage of revenues to 21.2% from 22.9% for the comparable 1996 period. The Company expects this improvement to continue since it has recently reduced its general and administrative expense by approximately 20% or $150,000 per quarter which was made possible by the shift in development to franchising, and further growth will enable it to leverage its infrastructure investment.

  Interest expense, net for the fiscal quarter ended March 30, 1997 increased to $96,123, or 2.6% of revenues, from $11,511, or 0.5% for the comparable 1996 period. The 1997 expense reflects interest on the notes issued during 1996 in connection with the various acquisitions and interest on capital leases entered into subsequent to the first quarter of 1996 while the 1996 expense relates to the borrowings under the Company's bank lines and bridge financing, all of which were repaid in February 1996 with proceeds from the Company's IPO.

  Net Loss. Net loss for the fiscal quarter ended March 30, 1997 decreased to $985,740 from $1,744,119 for the comparable 1996 period. Operating margins improved to a loss of 24.3% from a loss of 30.0% in the comparable 1996 period, primarily due to improved store operating income of 6.6% as a percentage of revenues.

PRO FORMA RESULTS OF OPERATIONS FOR FISCAL 1996

  Pro forma revenues for fiscal 1996 were $12,916,605 reflecting the acquisition of Coopers, Ridgefield and Willoughby's which was partially offset by the Store Closings.

  Pro forma cost of sales and occupancy as a percentage of revenues were 52.0% reflecting improvements in cost of sales and occupancy is primarily due to lower coffee costs as a result of the Willoughby's acquisition and lower occupancy costs from the acquisition of stores outside New York City and the Store Closings.

  Pro forma store operating expenses as a percentage of revenues were 30.4% reflecting improvements in store operating expenses primarily due to the acquisition of residential and shopping stores which can be staffed more efficiently due to lower peak staffing needs and therefore generally lower store personnel expenses.

  Pro forma general and administrative expenses were $2,782,975 or 21.5% of revenues reflecting the addition of the Company's two Vice-Presidents-Coffee in conjunction with the Willoughby's acquisition, which was more than offset on a percentage basis by the revenues associated with the acquisitions.

  Pro forma interest expense, net was $181,448 or 1.4% of revenues reflecting the addition of debt related to the acquisitions.

  Pro forma net loss was $2,066,972 or 16.0% of revenues reflecting the operating improvements described above and the absence of one-time charges such as the provision for store closings and reorganization costs and the write-off of debt issuance costs associated with the Company's initial public offering.

RESULTS OF OPERATIONS

 Year Ended December 29, 1996 Compared to Year Ended December 31, 1995

  Revenues. Revenues increased 18.5% to $11,340,199 for fiscal 1996 from $9,572,019 for fiscal 1995. Comparable store sales for the 18 stores open for both periods decreased 8.5%. Management attributes this decrease to the opening of additional stores in Manhattan to solidify the Company's market presence, and the capacity constraints experienced in certain of the Company's primarily residential stores which average approximately 615 square feet in size and are achieving approximately $945 in average sales per square foot. The Company has, in response, expanded both its geographic focus (to four states: New York, Connecticut, Pennsylvania and New Jersey) and its average store size (to approximately 1,800 square feet for its newer stores) and expects that its comparable store sales should improve as its newer format stores enter the comparable base.

  Costs and Expenses. Cost of sales and related occupancy costs as a percentage of revenues for fiscal 1996 decreased to 57.1% from 62.6% for fiscal 1995. The primary components were a decrease of 5.3% in cost of goods due to the Company's implementation of the POS System which has allowed the Company to better control store purchasing and waste as well as improved coffee pricing due to vertical integration from the acquisition of Willoughby's and improved vendor pricing due to greater economies of scale. Occupancy expense as a percentage of revenues decreased 0.2%. The Company expects that its cost of occupancy as a percentage of revenues will decline significantly as it continues to expand beyond its New York City base.

  Store operating expenses as a percentage of revenues for fiscal 1996 decreased to 31.1% from 35.1% for fiscal 1995. The primary components were a 3.5% decrease in personnel costs due to improved labor scheduling as a result of the Company's implementation of the POS System and a 0.5% reduction in miscellaneous store expenses due to increased cash controls and reduced store supplies costs.

  Depreciation and amortization expenses as a percentage of revenues for fiscal 1996 increased to 11.9% from 10.8% for fiscal 1995 primarily due to increased amortization resulting from the acquisitions and costs associated with the implementation of the POS System.

  General and administrative expenses increased to $2,738,975 or 24.2% of revenues for fiscal 1996 compared to $1,784,257 or 18.6% of revenues, for fiscal 1995. Corporate payroll and recruiting expense increased by $691,683 due to the addition of a Chief Operating Officer, a Vice President-Real Estate, and Directors of Construction, Human Resources, and Training as the Company added to its infrastructure to support its planned expansion. General and administrative expenses also included $149,519 relating to investor relations and financial printing which were minimal in fiscal 1995. The Company expects that its general and administrative expenses as a percentage of revenues should continue to decline significantly as (i) its investment in building a senior management team is generally complete and (ii) further growth will enable it to leverage its management and achieve further economies of scale.

  In accordance with the Company's strategy of focusing on residential and shopping area stores, the Company recorded a provision for store closings and reorganization costs in the second quarter of fiscal 1996 of $1,800,000, of which approximately $1,000,000 was a non-cash writedown of the fixed assets in five unprofitable stores, four of which were not in residential areas. The Company has additionally developed a more rigorous site selection process and recruited Bruce Morningstar, previously Starbucks' Director--Northeast Development, as its Vice President-Real Estate.

  Interest expense, net for fiscal 1996 decreased to $74,348 or 0.7% of revenues, from $297,587 or 3.1% of revenues for fiscal 1995. This decrease resulted primarily from the paydown of debt after the Company's initial public offering.

  The Company recorded a write-off of debt issuance costs related to the Company's bridge financing prior to its initial public offering of $1,050,000 in the first quarter of fiscal 1996. Of the charge $1,000,000 was a non-cash charge related to the issuance of warrants in connection with the financing.

  Net Loss. Net loss for fiscal 1996 increased to $5,670,951 or 50.0% of revenues from $2,901,557 or 30.3% of revenues for fiscal 1995. The primary components of this increase were one-time charges totaling 25.1% of revenues and an increase in general and administrative expenses as percentage of revenues of 5.6%, which more than offset improvements in store operating margins of 9.7%, primarily from decreases in cost of sales and personnel expenses, and a reduction in interest expense as a percentage of revenues of 2.4%.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Revenues. Revenues increased 112.2% to $9,572,019 for fiscal 1995 from $4,510,488 for fiscal 1994. Comparable store sales for the three stores opened for both periods decreased 16.6%. Management believes this decrease was not meaningful due to the small number of stores in the comparable store base. Incremental sales for the 19 stores which were opened at December 31, 1994 contributed 69.0% of the percentage increase in revenues. Sales for the 8 stores opened since December 31, 1994 contributed 43.2% of the percentage increase in revenues.

  Costs and Expenses. Cost of sales and related occupancy costs as a percentage of revenues for fiscal 1995 increased to 62.6% from 59.0% for fiscal 1994. The primary components were a decrease of 2.4% in cost of goods due to the Company's ability to negotiate improved vendor pricing as a result of increased purchasing power which was offset by an increase in occupancy costs of 5.9% primarily due to a large number of new store openings which carry higher occupancy expense as a percentage of revenues during their ramp-up period.

  Store operating expenses as a percentage of revenues for fiscal 1995 increased to 35.1% from 34.5% for fiscal 1994. The primary components were 0.3% increases in personnel costs and miscellaneous store expenses each due to the increase in the number of new store openings which carry higher other operating expenses as a percentage of revenues during their ramp-up period.

  Depreciation and amortization expenses as a percentage of revenues for fiscal 1995 increased to 10.8% from 6.6% for fiscal 1994 primarily due to an increase in the number of new store openings which carry higher depreciation expense as a percentage of revenues during their ramp-up period.

  General and administrative expenses increased to $1,784,257 or 18.6% of revenues for fiscal 1995 compared to $745,543 or 16.5% of revenues, for fiscal 1994. General and administrative expenses included a non-recurring charge of $137,000 taken as a reserve for non-operating leases as well as $80,000 of costs related to special marketing projects (which represent expenditures in connection with certain specific promotions, which were not continued) incurred in the first quarter of 1995, without which general and administrative expenses as a percentage of revenues would have remained constant at 16.5% of revenues. The increase also reflected the addition of key personnel such as a Chief Operating Officer, Vice Presidents of Real Estate, Operations and Finance, as well as their support teams.

  Interest expense, net for fiscal 1995 increased to $297,587 or 3.1% of revenues, from $1,140 for fiscal 1994. This increase in interest expense resulted from bank borrowings for the construction of new stores.

  Net Loss. Net loss for fiscal 1995 increased to $2,901,557 from $755,106 for fiscal 1994. Operating margins decreased to a loss of 30.3% from a loss of 16.7% in fiscal 1994, primarily due to increased occupancy costs of 5.9% as a percentage of revenues, increased depreciation and amortization expenses of 4.2% as a percentage of revenues due to the large number of new store openings which carry higher expenses as a percentage of revenues during their ramp-up period and interest expense which increased to 3.1% as a percentage of revenues.

INCOME TAXES

  The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (FAS 109). Realization of deferred taxes is dependent on future events and earnings, if any, the timing and extent of which are uncertain. Accordingly, the benefit of deferred tax assets has been fully reserved as of December 29, 1996 and December 31, 1995. At December 29, 1996, the Company had net operating loss carryforwards of approximately $7.5 million available to offset future taxable income. These amounts expire at various times through 2011. As a result of ownership changes resulting from recent sales of equity securities, the Company's ability to use the loss carryforwards is subject to limitations as defined in Section 382. Pursuant to Section 382 of the Code, the change in ownership resulting from the Offering, the Private Placement and any other future sale of stock may limit utilization of future losses in any one year. The annual limitation and the timing of attaining profitability may result in the expiration of net operating loss carryforwards before utilization.

LIQUIDITY AND CAPITAL RESOURCES

  The Company successfully completed its initial public offering on February 1, 1996. The Company realized approximately $11,100,000 in net proceeds. The Company repaid its bank line of $3,500,000 and repurchased from an existing shareholder approximately $2,000,000 of the Company's Series C Preferred Stock. On June 28, 1996, the Company completed the sale of 375 shares of Series A Preferred Stock realizing approximately $3,320,000 in net proceeds (the "Series A Placement"). On February 26, 1997, the Company completed the Private Placement of a 1,000,000 shares realizing approximately $1,345,000 in net proceeds. The Company anticipates using proceeds of the Private Placement for general corporate purposes. In February 1997, the Company exchanged 175 shares of Series A Preferred Stock for an aggregate of 137.5 shares of new Series B Preferred Stock and 194,440 shares of unregistered stock. The Company is negotiating with the holders of the outstanding shares of Series A Preferred Stock to exchange such shares for Series B Preferred Stock and/or unregistered shares of Common Stock.

  The Company's capital requirement is primarily for expansion of its retail operations. Currently, all of the Company's stores are in leased facilities. During fiscal 1996, the Company's average cost to open a store was approximately $300,000, including all leasehold improvements, equipment, beginning inventory, as well as all expenses for the store design, site selection, lease negotiation, construction supervision and permitting. The Company currently estimates that capital expenditures through fiscal 1997 will be approximately $2,000,000.

  At March 30, 1997 the Company had a working capital deficit of $1,950,015 compared to a working capital deficit of $1,086,822 at March 31, 1996. The primary reason for this increase was the reclassification to current liabilities of certain acquisition debt payable in January 1998.

  The Company had net cash used in operating activities of $603,297 for the first quarter of 1997 compared with net cash used in operating activities of $1,385,791 for the first quarter of 1996.

  The Company had net cash used for investing activities of $809,517 for the first quarter of 1997 compared with net cash used for investing activities of $234,955 for the first quarter of 1996. The primary use of cash for investing activities was for capital expenditures related to the Company's retail store expansion.

  The Company had net cash provided by financing activities of $1,095,727 for the first quarter of 1997. The Company had net cash provided by financing activities of $5,324,485 for the first quarter of 1996 as a result of its initial public offering which raised approximately $11.4 million in net proceeds.

  On April 18, 1997, Grand Pacific Finance Corp. ("Grand Pacific") issued a commitment letter approving a loan (the "Loan") to the Company in the amount of $2,500,000 in connection with the Company's plans to open ten additional stores. The commitment letter provides that the Loan will bear interest at the prime rate, as published in the Wall Street Journal, plus two percent (2%) and has a term of thirty-six months. In connection with the Loan, the Company will issue to Grand Pacific warrants to purchase 50,000 shares of Common Stock at a price equal to the market value of the Common Stock at the time of closing of the Loan. As security for the Loan, Grand Pacific will receive, among other things, security liens on certain of the Company's existing stores and all future stores. The Company and Grand Pacific are currently negotiating the documentation relating to the Loan. There can be no assurance, however, that the Loan will be consummated.

  In December 1995 and January 1996, the Company obtained a bridge loan totaling $1,000,000 from certain individuals and financial institutions. The loan carried an interest rate of 10% and was repaid with proceeds from the initial public offering. In connection with the loan, the Company issued to the lenders warrants to purchase 181,818 shares of its Common Stock at a price of $0.01 per share.

  As a result of the Willoughby's acquisition, the Company has scheduled debt payments of $600,000 due on July 1, 1997, $600,000 due on January 5, 1998 and $1,100,000 due on January 5, 1999. The Company is currently negotiating to reschedule these debt payments.

SEASONALITY AND GENERAL ECONOMIC TRENDS

  The Company anticipates that its business will be affected by general economic trends that affect retailers in general. While the Company has not operated during a period of high inflation, it believes based on industry experience that it would generally be able to pass on increased costs resulting from inflation to its customers. The Company's business may be affected by other factors, including increases in the commodity prices of green coffee, acquisitions by the Company of existing specialty coffee stores, existing and additional competition, marketing programs, weather, and variations in the number of store openings. The Company has few, if any, employees at the minimum wage level and therefore believes that an increase in the minimum wage would have minimal impact on its operations and financial condition.

                                   BUSINESS

  New World Coffee currently owns and operates 40 specialty coffee cafes, consisting of 28 in New York, seven in Connecticut, three in Pennsylvania and two in New Jersey, making the Company the second largest specialty coffee retail chain in the northeastern United States. With its recent acquisition of Willoughby's, the Company's coffee purveyor and roaster since its inception, the Company has become vertically integrated in its operations, reduced its coffee costs, improved its quality control, and entered into the mail order and wholesale businesses. The Company seeks to differentiate itself from other specialty coffee retailers by serving high quality, freshly roasted coffee (generally delivered to its stores within 24 hours of roasting) and a variety of fresh, high quality gourmet foods in a sophisticated, award-winning cafe design environment. The Company's coffee was rated four beans and its espresso was rated five beans (the highest rating) in 1993 (the most recent survey conducted) by the Food Critic of The New York Times. Willoughby's has been voted Best Coffee and/or Coffee House in the New Haven Advocate reader's poll annually from 1993 through 1997.

  In recent years, the specialty coffee retail business has grown rapidly. Industry sources estimate that total retail sales of specialty coffee through all distribution channels will grow to $5.0 billion by 1999 from an estimated $1.5 billion in 1989 and that coffee stores, including espresso carts and kiosks, will be the fastest growing distribution channel. The consumption of specialty coffee drinks is also growing rapidly, with the percent of U.S. population drinking cappuccino increasing 42% from 1995 to 1996. Management believes this growth has been driven by (i) the increasing demand for premium food and drink items, (ii) the popularity of coffee bars as gathering places, and (iii) greater awareness and appreciation of gourmet coffee drinks.

  In 1996, the Company restructured its operations and added senior management personnel with significant experience in retailing and food service as well as real estate development. Most importantly, the Company hired Bruce Morningstar, previously Starbucks' Director-Northeast Development, as Vice President-Real Estate, and John DeNapoli, previously Chief Operating Officer of Atlantic Foods, a Boston Market franchisee, as Vice President-Operations. In addition, the Company deployed a state-of-the-art POS System which significantly enhanced its ability to track and improve its store profitability. The Company also refocused its site selection strategy to solely target high-traffic, high-visibility residential and shopping locations. Such locations typically generate higher revenue since they are open seven days per week and attract breakfast, lunch and afternoon and evening traffic as compared to business district sites which are open five days per week and do not attract afternoon and evening traffic. In order to better serve this market, the Company developed a larger, more comfortable store concept designed to create a neighborhood gathering place environment. In addition, the larger store concept offers expanded retailing space to enable the Company to better capture whole bean and merchandise sales. The Company's existing stores vary in size from 225 to 2,670 retail square feet, with newer stores averaging approximately 1,800 retail square feet.

  In early 1997, the Company added senior management personnel with significant experience in franchising. Specifically, the Company hired Collin Gaffney, previously director of Franchising, Training and Operations at Manhattan Bagel as Director of Franchising. The Company recently launched its franchising program which it believes will provide a variety of benefits: (i) a new stream of revenues with little associated expense since the Company's infrastructure is already in place; (ii) more rapid expansion and development of its brand identity than would be possible through internal growth; (iii) a reduction of the Company's need to further access the equity markets resulting in a reduction of investor dilution; and (iv) a reduced corporate risk profile since the Company would be generating a stable stream of revenues in franchising income. In addition, the shift to franchising will enable the Company to reduce its corporate general and administrative expense by approximately 20% or $150,000 per quarter.

   For the quarter ended March 30, 1997, the Company's sales mix was 61% beverage, 30% food, 8% whole beans and 1% merchandise, compared to 64%, 31%, 4% and 0%, respectively for the comparable 1996 quarter. For the quarter ended March 30, 1997 the Company achieved a chainwide store operating margin of 11.1% as compared to 4.5% for the comparable 1996 quarter. Residential and shopping area sites currently constitute 68% of the Company's stores compared to 48% at the end of the first quarter of 1996.

  For fiscal 1996, the Company's 18 residential and shopping area stores open for the entire year (including pro forma results for 7 residential and shopping area stores as if they were acquired by the Company on January 1, 1996) generated average sales per store of approximately $505,000 and average sales per square foot of $710. For the quarter ended December 29, 1996, the Company's sales mix was 62% beverage, 23% food, 12% whole beans and 3% merchandise, compared to 63%, 32%, 5% and 0%, respectively, for the comparable 1995 quarter. For the quarter ended December 29, 1996, the Company achieved a chainwide store operating margin of 20.6% as compared to 6.6% for the comparable 1995 quarter. Based upon a 1996 Company-sponsored survey, New World Coffee customers visit the Company's stores an average of approximately twelve times per month.

  The Company's objective is to be a leading, high quality specialty coffee retailer through a program of (i) rapid store expansion by further penetrating its existing markets and expanding into new geographic markets primarily along the Atlantic seaboard through Company-owned and franchised stores; (ii) improving brand awareness through further penetration of its existing markets with highly visible locations serving as neighborhood gathering places and through branded merchandising; (iii) increasing its coffee bean and merchandise sales through broader merchandising within its larger store formats; and (iv) continuing its commitment to customer service and to serving consistently high-quality products. With current cash on hand, the proceeds from the Offering, other financing sources, the Company's prospective bank financing, prospective cash flow from franchising and operating cash flow, the Company expects to open approximately ten additional locations over the next twelve months. In addition, the Company expects to add approximately 30 franchises over the next twelve months. As of the date of this Prospectus, the Company has executed leases for five additional stores in its existing markets, which are not yet open. Management believes that the initiatives undertaken in 1996, complemented by aggressive store expansion, should continue to improve the Company's operating margins.

INDUSTRY OVERVIEW

  The U.S. coffee market has broad and deep demographics. Fifty-six percent of American adults drink coffee daily and on average they drink 3.5 cups per day, according to the National Coffee Association of U.S.A., Inc.'s 1996 Winter Coffee Study. The U.S. coffee market consists of two distinct product categories: (i) commercial ground roast, mass-merchandised coffee, which includes brands such as Folgers and Maxwell House and (ii) specialty coffees, which include gourmet coffees (arabica coffees sold in whole bean and ground form) and premium coffees (upscale coffees mass marketed by the leading coffee companies).

  The Company believes that the market for specialty coffee is large, growing and fragmented. The gourmet coffee segment of the industry has experienced strong growth over the past decade and is expected to continue to grow through the end of the century. According to Avenues For Growth: A 20-Year Review of the U.S. Specialty Coffee Market, January 1993, a report published by the Specialty Coffee Association of America ("SCAA"), the market for gourmet coffee nearly doubled during the 1980s, as retail sales grew from approximately $763 million in 1979 to $1.5 billion in 1989. The report predicts that the gourmet coffee industry will approach $5.0 billion in retail sales by the year 2000. A National Association of Specialty Food Trade survey in 1992 confirms the upward trends in gourmet coffee consumption and notes that the percentage of coffee consumers purchasing gourmet coffee increased from 22.1% in 1990 to 31.1% in 1992. The Company believes these are the most up to date reports available on the specialty coffee industry.

  The Company believes that several factors have contributed to the increase in demand for gourmet coffee including:

  (i) increasing demand for all premium food products, including gourmet coffee, where the differential in price from the commercial brands is small compared to the improvement in product quality and taste;

  (ii) greater consumer awareness of gourmet coffee and increasing quality differentiation between gourmet and commercial grade coffees by consumers;

  (iii) increasing availability of specialty coffees through channel expansion, particularly in gourmet and specialty shops;

  (iv) the growing popularity of specialty coffee beverages such as caffe latte, cappuccino and espresso; and

  (v) ease of preparation of gourmet coffees resulting from the increased use of automatic drip coffee makers and home espresso machines.

  According to the SCAA, the number of specialty coffee beverage outlets in the United States, which approximated 200 in 1989 grew to approximately 4,000 in 1995 and will increase to over 10,000 by 1999. The Company believes that, despite the increase in the number of specialty coffee stores, retail distribution of specialty coffees is highly fragmented, and with the exception of a few retailers, the industry remains relatively unbranded.

BUSINESS STRATEGY

  The goal of New World Coffee is to become the premier high quality specialty coffee cafe retailer in each market in which it operates. Each element of the Company's strategy is designed to differentiate and reinforce New World Coffee's brand identity, to engender a high degree of customer loyalty and to position the Company as a leading specialty coffee cafe retailer. The key elements of this strategy include:

  . Sophisticated, Comfortable and Inviting Environment. New World Coffee's specialty coffee cafes are designed to be more sophisticated and comfortable than those of its competitors while creating an inviting atmosphere through the use of natural materials and warm lighting. The Company's newer format stores average approximately 1,800 square feet (compared to approximately 600 square feet previously) and offer an expanded, more comfortable seating area which enhances the stores use as neighborhood gathering places, along with expanded retailing sections to enable the Company to capture additional whole bean and merchandise sales. The Company's sales mix for the quarter ended March 30, 1997 was 61% beverages, 30% food, 8% whole beans and 1% merchandise, compared to 64%,

31%, 4% and 0%, respectively, for the comparable 1996 quarter. New World Coffee's store design has won six design awards and, Management believes, in conjunction with the Company's quality brand image, provides a significant advantage in competing both for the repeat coffee consumer and for prime retail space.

  . High Quality, Guaranteed Fresh Roasted Coffee. The Company pursues a strategy of delivering high quality, guaranteed freshly roasted coffee to its customers. New World Coffee selects high quality arabica beans from throughout the world which are then roasted by its roastmasters in small batches to ensure a peak roasted product. Coffee is delivered to each New World Coffee location generally within 24 hours of roasting, enabling the Company to guarantee the freshness of coffee sold in its stores. Any coffee not sold within ten days of roasting is donated to charity. The Company believes this guaranteed freshness strategy distinguishes New World Coffee from its competitors, most of whom deliver vacuum- or valve-packed product to their stores.

  . Superior Customer Service. The friendliness, speed and consistency of the service and the coffee knowledge of New World Coffee's employees is critical to developing the Company's quality brand identity and to building a loyal customer base. To this end, the Company places strong emphasis on identifying, hiring and retaining employees, invests substantial resources in training them in customer service, sales skills, the knowledge of coffee and coffee beverage preparation.

  . Branded Marketing. The Company's marketing strategy is to differentiate its concept based upon (i) promoting the Company's status as a roaster to establish the Company's legitimacy as a high quality purveyor of award-winning fresh roasted coffees, (ii) offering a broad and deep selection of food items to establish the stores as specialty coffee cafes compared to espresso bars which have a limited food selection, (iii) offering larger stores with comfortable seating, and a warm environment to establish them as neighborhood gathering places compared to espresso bars which have limited seating, and
(iv) promoting the distinctive qualities of the Company's new products such as the New World Freezer and seasonal blends to position the Company as a unique and innovative retailer. The Company also sponsors local and regional marketing events. New World Coffee believes that these activities generate awareness and trial and repeat purchases by reinforcing positive experiences with the Company's products.

  . Site Selection and Regional Expansion. New World Coffee's site selection strategy is to open stores in residential and shopping areas with strong demographics, high traffic, high visibility, easy accessibility and parking, with strong compatible retailers. The Company's expansion strategy is to rapidly expand its retail store base in both existing and new markets, through new store openings or acquisitions, in order to secure a leading presence in each of its markets and to enhance its brand awareness. Along with expansion in its existing markets, the Company plans to enter other markets along the Atlantic seaboard, and has identified the Washington, D.C. and Boston metropolitan markets as its next expansion markets. As of the date of this Prospectus, the Company has executed leases for five additional stores within its existing markets which are not yet open for business.

  . Franchising. The Company is committed to developing a strong franchise system by attracting experienced operators, expanding in a controlled manner and ensuring that each franchisee strictly adheres to the Company's high standards. The Company seeks to attract franchisees with experience in multi-unit restaurant operations and with the financial resources and management capability to open multiple locations. To ensure consistent quality, each franchisee will be required to purchase coffee beans from the Company and all other supplies from approved suppliers. The Company will be devoting significant resources to provide its franchisees with assistance in employee training, marketing, site selection and store design.

COFFEE

  New World Coffee is committed to roasting and marketing only the finest and freshest coffee. New World Coffee offers a revolving selection that includes over 30 whole bean blended, unblended and decaffeinated coffees. Rotating its coffee selection allows the Company to provide its customers with a wider variety including certain coffees which have limited availability. The Company typically offers up to 12 unblended and 8 blended coffees at any given time.

  Sourcing. The Company focuses on purchasing only the highest grades of coffee available from the best crops. Barry Levine and Bob Williams, the Company's Vice Presidents-Coffee, evaluate crop samples on an ongoing basis and make purchase commitments on the basis of quality, taste and availability. The Company makes forward commitments for the purchase of all of its coffee to help ensure adequate supply. Since one pound of coffee is brewed to produce approximately 40 cups of coffee, increases in the cost of green coffee historically have not had a material adverse impact on the Company's per cup cost of coffee. The Company has long-standing relationships with coffee brokers, growers and exporters, allowing the Company access to the world's best green coffee.

  New World Coffee purchases only the highest grades of arabica coffee as these grades are the best available from each producing region. These highest grade arabica coffees are of superior quality to lower grade arabica varieties or coffee beans of the robusta species. Lower quality beans are typically found in non-specialty or mass-merchandised coffees and even in many specialty coffee outlets.

  Roasting. The roasting of commercial coffee is often accomplished through a uniform roasting process that does not differentiate between the types of coffee. Some specialty roasters also employ this commercial method. New World Coffee's roasting process, however, varies based upon the variety, origin and physical characteristics of the coffee and is designed to develop the optimal flavor and aromatics of each coffee. New World Coffee has several roastmasters who are directly responsible for overseeing the roasting process. The roastmasters learn the Company's unique roasting methods during an apprenticeship with the Company's Vice Presidents--Coffee.

  New World Coffee believes that its roasting facility has sufficient capacity for the Company's planned expansion within the next 12 months. The Company will continue to assess its roasting and distribution capacity in light of its planned expansion and its commitment to provide guaranteed fresh roasted product to all of its locations which it believes is an effective competitive advantage.

  Freshness. New World Coffee is committed to providing its customers with freshly roasted whole bean coffee and beverages. Freshness is important because once coffee is roasted it becomes a highly perishable product, and within 2 weeks, loses a significant amount of flavor. The Company's coffee is delivered to each store at least twice a week, generally within 24 hours of roasting. This enables the Company to guarantee the freshness of the coffee sold in its stores. The Company believes that its freshly roasted coffee is superior to its competitors who deliver vacuum- or valve-packed coffee to their stores.

RETAIL STORES

  The Company operates 40 specialty coffee cafes, including 28 in New York, seven in Connecticut, three in Pennsylvania, and two in New Jersey. New World Coffee stores feature an award-winning decor and are designed to have a sophisticated, comfortable and inviting appearance through the use of natural materials and warm lighting. The Company's newer format stores average approximately 1,800 square feet (compared to approximately 600 square feet previously) and offer an expanded, more comfortable seating area which enhances stores' use as neighborhood gathering places, along with expanded retailing sections to enable the Company to capture additional whole bean and merchandise sales. New World Coffee's store design has won six design awards and, Management believes, in conjunction with the Company's quality brand image, provides a significant advantage in competing both for the repeat coffee consumer and for prime retail space.

  New World Coffee stores offer, over the course of any given year, more than 30 varieties and blends of fresh roasted coffee, in brewed and whole bean format, from coffee producing countries around the world. Regular and decaffeinated "Coffees of the Day" are fresh brewed daily with strict brewing and freshness standards. The stores also offer a broad range of Italian-style beverages such as espresso, cappuccino, caffe latte, caffe mocha and espresso machiato. All espresso based drinks are prepared to order which the Company believes ensures quality and consistency. New World Coffee offers freshly squeezed orange and grapefruit juices and lemonade. The tea menu includes a selection of black, herbal and fruit teas, with one selection offered as the fresh brewed "Iced Tea of the Day."

  New World Coffee stores also offer a broad and deep variety of fresh, high quality food items. Breakfast offerings include bagels, croissants, muffins, danishes and scones, lunch offerings include Italian panini sandwiches and soups and dessert items include various cakes and cookies, dessert muffins, brownies and biscotti. Management is consistently working with its suppliers to develop a selection of quality food items which will complement beverage sales.

  Some of the Company's stores also carry selected coffee related merchandise items including coffee making equipment, french presses, grinders and other small equipment. The Company's newer, larger format stores include expanded retailing sections to enable the Company to better capture whole bean and merchandise sales. For the quarter ended March 30, 1997, the Company's sales mix was 61% beverages, 30% food, 8% whole beans and 1% merchandise, compared to 64%, 31%, 4% and 0%, respectively, for the comparable 1995 quarter.

  New World Coffee prices its coffees competitively with the prevailing high-end coffee prices in each of its markets which the Company believes reflects the high quality of the Company's coffees and its high level of customer service. As of the date of this Prospectus, the Company's prices range from $0.85 for regular brewed coffee to $4.75 for the most expensive espresso beverages, and from $6.49 to $24.99 per pound for whole bean coffees.

SITE SELECTION AND STORE LOCATIONS

  New World Coffee's site selection strategy is to open specialty coffee cafes in high-traffic, high-visibility residential and shopping locations in each of its target markets. The Company's real estate selection process evaluates sites based on a variety of factors including neighborhood demographics, existing traffic patterns, site visibility, site accessibility, availability of parking, proximity of compatible retailers and potential competitors. Following this analysis, each site must be approved by senior management in each of the real estate, operations and finance areas. In 1996, the Company recruited Bruce Morningstar, previously Starbucks' Director-Northeast Development, to oversee its development process as its Vice President--Real Estate.

  In 1996, the Company focused its site selection strategy to solely target residential and shopping area sites. The Company's experience indicates that residential and shopping area sites generally offer more attractive economics as they typically are open seven days a week and capture breakfast, lunch and afternoon and evening traffic, compared to business district sites which are open five days and capture breakfast and lunch traffic only. The residential and shopping area units can also be staffed and operated more cost effectively than business district sites due to lower peak traffic constraints.

  During fiscal 1996, the Company's average cost to open a store was approximately $300,000, including all leasehold improvements, equipment, beginning inventory, as well as all expenses for the store design, site selection, lease negotiation, construction supervision and permitting. The Company's eighteen residential and shopping area stores open for the entire year (including pro forma results for 7 residential and shopping area stores as if they were acquired by the Company on January 1, 1996) generated average sales per store of approximately $505,000 and average sales per square foot of $710. For fiscal 1996, the Company achieved proforma chainwide store operating margin of 17.6%.

  Set forth below is a list of the Company's 40 open stores and five signed leases.

                                                                    APPROXIMATE RETAIL
STORE                         LOCATION       DATE OPENED/ACQUIRED     SQUARE FOOTAGE
-----                     ----------------- ----------------------  ------------------
Sixth Avenue at 10th
 Street*................  New York, NY              02/93                   270
Third Avenue at 67th
 Street*................  New York, NY              07/93                   450
Madison Avenue at 47th
 Street*................  New York, NY              09/93                   650
Broad Street at Stone
 Street.................  New York, NY              02/94                   925
West Broadway at Spring
 Street*................  New York, NY              03/94                   750
Bell Atlantic Tower.....  Philadelphia, PA          04/94                 1,150
Trump Plaza at 62nd
 Street*................  New York, NY              05/94                   475
Columbus Avenue at 80th
 Street*................  New York, NY              06/94                   500
Wall Street at Water
 Street.................  New York, NY              08/94                   450
Seventh Avenue at 38th
 Street.................  New York, NY              09/94                 1,325
Third Avenue at 45th
 Street.................  New York, NY              10/94                   450
57th Street at
 Lexington*.............  New York, NY              10/94                   550
Saks Fifth Avenue at
 Short Hills*...........  Short Hills, NJ           11/94                   400
Olympic Tower...........  New York, NY              11/94                   250
Third Avenue at 50th
 Street.................  New York, NY              12/94                   625
One New York Plaza......  New York, NY              12/94                   875
Market Street at 20th
 Street.................  Philadelphia, PA          12/94                   475
One Broadway at Battery
 Place..................  New York, NY              12/94                   225
Lexington at 84th
 Street*................  New York, NY              02/95                   450
The Shops at Liberty
 Place*.................  Philadelphia, PA          02/95                   275
Riverside Square Mall*..  Bergen County, NJ         04/95                   900
Broadway at 40th Street.  New York, NY              06/95                   800
Sixth Avenue at 12th
 Street*................  New York, NY              06/95                   450
Madison Avenue at 43rd
 Street.................  New York, NY              08/96                   975
125 Seventh Avenue*.....  Brooklyn, NY              06/96                 1,925
Broadway at 75th
 Street*................  New York, NY              06/96                   500
Columbus at 67th
 Street*................  New York, NY              06/96                   860
Broadway at 114th
 Street*................  New York, NY              06/96                 1,120
419 Main Street*........  Ridgefield, CT            09/96                 1,600
1006 Chapel Street*.....  New Haven, CT             10/96                   780
258 Church Street*......  New Haven,CT              10/96                   790
276 York Street*........  New Haven, CT             10/96                 1,125
550 East Main Street....  Branford, CT              10/96                   900
752 Boston Post Road*...  Madison, CT               10/96                   830
60 Temple Street........  New Haven, CT             11/96                 1,450
Route 59/Middletown*....  Nanuet, NY                11/96                 1,600
Third Avenue at 90th
 Street*................  New York, NY              12/96                 1,500
107-24 Continental*.....  Forest Hills, NY          12/96                 2,670
1034 Willis Avenue*.....  Albertson, NY             12/96                 1,350
Cross Roads Shopping
 Center*................  Greenburgh, NY             1/97                 1,980
400 Washington Street*..  Hoboken, NJ       Second Qtr. 1997 (est.)       1,900
102 Westwood Avenue*....  Westwood, NJ      Second Qtr. 1997 (est.)       1,750
162 Spring Street*......  New York, NY      Second Qtr. 1997 (est.)       1,800
132 Seventh Avenue*.....  New York, NY      Second Qtr. 1997 (est.)       1,630
333 Bleeker Street*.....  New York, NY      Third Qtr. 1997 (est.)        1,100

--------
* Specialty coffee stores located in residential or shopping areas. Other stores listed are in business districts.

FRANCHISE PROGRAM

  General. The Company's rapid growth, quality reputation and attractive unit economics has allowed the Company to generate interest in a large number of potential franchisees. The Company considers franchising to be an important part of the Company's continued growth without the need to return to the equity markets.

  Approval. Franchisees will be approved on the basis of the applicant's business background, restaurant or retail operating experience and financial resources. The Company generally intends to seek franchisees who will enter into development agreements for multiple stores.

  Franchise and Development Agreements. The Company's franchise agreements will typically provide for a ten year term, a non-refundable franchise fee of $25,000 for the initial store and $20,000 for each additional store, a 5% royalty, a marketing fund contribution of 2%, a required local advertising and promotion expenditure of 2%, a requirement to purchase coffee beans at prevailing market prices from the Company, and a $2,500 minimum grand opening expenditure. The Company has the right to terminate any franchise agreement for a variety of reasons, including a franchisee's failure to make payments when due or failure to adhere to the Company's policies and standards. Many state franchise laws limit the ability of a franchisor to terminate or refuse to renew a franchise. See "Business--Government Regulation."

  The Company's area development agreements will typically provide for the development of a specified number of stores within a defined geographic territory in accordance with a development schedule of store opening dates. The development schedule generally will range from two to five years and contain benchmarks for the number of stores to be opened and in operation at quarterly or semi-annual intervals. Area developers will pay a non-refundable franchise fee of $25,000 for the initial store and $20,000 for each additional store, fifty percent of which will be paid at the execution of the agreement, with the remainder payable in quarterly installments over two years. Breaches of the agreement, including failure to meet development schedules, may lead to termination of the limited exclusivity provided by the agreement, renegotiation of development and franchise provisions or termination of the right to build future stores, although such termination will not generally affect existing franchise agreements for developed locations unless such breaches independently constitute defaults of the franchise agreements. Any such termination could be contested by the area developer.

  The agreements generally will preclude the Company from operating or franchising stores within an exclusive territory, except that the Company will reserve the right to engage in certain special distribution arrangements within the specified territory.

  Franchise Store Development. The Company will furnish each franchisee with assistance in selecting sites and developing stores. The Company will provide its franchisees with the physical specifications for typical stores. Each franchisee will be responsible for selecting the location for its stores with the Company's assistance based on accessibility and visibility of the site, targeted demographic factors, existing traffic patterns, availability of parking and proximity of compatible retailers and potential competitors. The Company will provide design plans to the franchisees.

  Franchise Training and Support. Every franchisee will be required to have a principal operator or manager approved by the Company who satisfactorily completes the Company's two-week training program and who devotes his or her full business time and efforts to the operation of the franchisee's stores. In addition to this program, the Company will provide an on-site training crew for up to seven days during the opening of franchisee's stores and ongoing supervision thereafter. Multi-unit franchisees are encouraged to hire a full-time training coordinator to train new employees for their stores.

  Franchise Operations. All franchisees will be required to operate their New World Coffee stores in compliance with the Company's policies, standards and specifications, including matters such as menu items, ingredients, materials, supplies, services, fixtures, furnishings, decor and signs. Each franchisee will have full discretion to determine the prices to be charged to its customers.

  Reporting. The Company will collect daily, weekly and monthly sales and other operating information from its franchisees through the POS system. The Company's agreements will permit the Company to electronically debit the franchisees' bank accounts for the payment of royalties, marketing fund contributions and purchases of products from the roasting plant.

CUSTOMER SERVICE AND TRAINING

  The Company believes that the training and knowledge of its employees and the consistency and quality of the service they deliver are central to the Company's success. Management believes that an employee oriented culture creates a sense of personal responsibility among all employees, and pride in the Company's products, resulting in a higher level of customer service.

  Once hired, store employees undergo training in coffee knowledge, beverage preparation and customer service and sales skills. This training includes written training materials, lectures, observation and simulation exercises. The final stage of training is in-store training where employees work for a two week period implementing their newly learned skills. Retail store managers receive additional training in advanced coffee knowledge, communication skills and performance appraisal techniques. The Company encourages its management and employees to educate customers about the qualitative aspects of coffee and the differences among each of the Company's blends, as well as the differences between the Company's coffees and those offered by others.

  New World Coffee seeks to attract and retain qualified personnel by offering an attractive package of compensation, benefits and career growth potential. The Company's incentive compensation system rewards employees for high quality service and productivity from a store-level bonus pool. The Company's benefits package includes medical coverage for full-time and qualifying part-time workers. In addition, as a rapidly growing business, New World Coffee is able to offer career advancement opportunities and incentive stock options to all management personnel. The Company has not experienced any material difficulties in retaining qualified personnel.

STORE OPERATIONS

  The typical New World Coffee store is staffed with one manager, two assistant managers and between 10 and 15 hourly employees, many of whom work part-time. The hours for each store are established based on location and customer demand, but typically are from 7:00 a.m. to 9:00 p.m. or later in residential and shopping area locations and from 7:00 a.m. to 6:00 p.m. in business district locations. The store managers are overseen by a district manager, who is responsible for supervising the operations of up to 10 stores and who reports to a regional manager.

  The Company maintains financial accounting controls for each of its stores through the use of centralized accounting and management information systems to track store-by-store performance, produce required management reports, and track and manage consolidated inventory and purchasing requirements. The Company's information system currently uses a central computer and state-of-the-art PC based point-of-sale registers. At present the POS System is polled nightly via an interface to the central computer, which then creates daily, weekly and monthly management reports. Sales information is collected daily from each store and store managers are provided with operating statements for their locations.

MARKETING

  The Company's marketing strategy is to differentiate its concept and build a brand identity based upon (i) promoting the Company's status as a roaster to establish the Company's legitimacy as a high quality purveyor of award-winning fresh roasted coffees, (ii) offering a broad and deep selection of food items to distinguish its specialty coffee cafes from espresso bars which have a limited food selection, (iii) offering larger stores with comfortable seating, and a warm environment to establish them as neighborhood gathering places compared to espresso bars which have limited seating, and (iv) promoting the distinctive qualities of the Company's new products such as the New World Freezer and seasonal blends to position the Company as a unique and innovative retailer.

  New World Coffee believes that its ability to source and roast only the highest quality beans and provide only fresh roasted coffee delivers a distinguishable advantage in coffee flavor to the consumer. The Company's marketing materials and in-store decor package emphasize the Company's status as a roaster and retailer and highlight the Company's efforts to source, roast and sell only the finest, freshest coffees. These materials also educate consumers about New World Coffee's fresh roasted coffees as compared to vacuum- or valve-packed product from other retailers. The Company also promotes the fact that its coffees have garnered numerous awards over the years.

  To date, the Company has relied primarily on the high visibility of its real estate locations, word of mouth, public relations, and the inviting atmosphere of its stores to attract first time customers. The Company's focus on larger, higher-visibility residential and shopping area sites enhances its ability to develop a brand identity as they tend to be more visible, higher traffic residential and shopping sites and also serve as neighborhood gathering places. In addition, the Company's strategy to offer breadth and depth of high quality food items serves to distinguish it from other espresso bar competitors.

  The Company seeks to further develop its brand identity through participation in targeted local events to enhance brand awareness. For example, in New York, New World Coffee served as the exclusive coffee provider to the 1993 and 1994 New York City Marathons, the 1995 Seventh on Sixth Fashion Week shows, and Celebrate 125!, The Museum of Natural History's 125th Anniversary Celebration, the 1996 Village Jazz Festival and the 1996 Race for the Arts. The Company also conducts local coffee tastings, samplings at neighborhood events and frequent purchaser promotions, such as discounts on its "Coffee of the Month" to generate trial purchases of its products. The costs of these promotions do not have a material impact on the Company's operating results.

  A steady introduction of new coffee, drink and food products is key to the Company's marketing strategy to establish the Company as an innovative retailer, keep the concept fresh and drive incremental sales volume. For example, in 1995, the Company introduced the New World Freezer, an iced coffee and milk "slush" drink as a seasonal offering. The Company also develops seasonal blends such as Summertime Blend, designed to be consumed iced or hot to complement lighter, warm weather foods and Holiday Blend to complement richer wintery foods. In addition, "coffees of the day" are designed to encourage tasting experimentation and enhance customer knowledge of unusual blends and varieties.

  As the Company attempts to enter new markets, it plans to tailor its marketing strategy to the overall level of awareness and availability of specialty coffee in that market. In markets which have a less developed specialty coffee presence, the emphasis of the Company's promotions will initially be on the fundamental distinctions between New World Coffee and prepackaged ground coffee. In markets which are more knowledgeable about specialty coffees, the Company's advertising will focus on the superiority of New World Coffee's guaranteed freshly roasted products versus competitive specialty brands. The Company plans to use direct mail, print and other mass media advertising to expand brand awareness when the Company has achieved a market penetration which, in the Company's judgment, would make such efforts cost-effective. There can be no assurance that the Company will achieve such a level of market penetration.

COMPETITION

  The Company's coffee beverages compete directly against all restaurant and beverage outlets that serve coffee and a growing number of espresso stands, carts and stores. The Company's whole bean coffees compete directly against specialty coffees sold at retail through supermarkets, shoppers' clubs, specialty retailers, and a growing number of specialty coffee stores. Both the Company's whole bean coffees and its coffee beverages compete indirectly against all other coffees on the market. The Company believes that its customers choose among retailers primarily on the basis of quality and convenience and, to a lesser extent, on price.

  The Company competes for beverages and whole bean coffee sales with franchise operators and locally owned specialty coffee stores in the United States. There are a number of competing specialty coffee retailers, such as:
Starbucks, a Seattle-based operator of gourmet coffee stores, with more than 1,100 locations; Timothy's Coffees of the World, Inc., a Toronto-based franchisor, with approximately 75 locations; Caribou Coffee Inc., a Minneapolis-based operator, with approximately 75 locations; and Pasqua's, Inc., a San Francisco-based operator, with approximately 50 locations. In addition, in virtually every major metropolitan area in which New World Coffee operates or expects to enter, local or regional competitors already exist.

  Although competition in the specialty coffee market is currently fragmented, the Company competes and, in the future will increasingly compete with Starbucks, the market's leading retailer. Starbucks, and others, have significantly greater financial, marketing and other resources than the Company. In addition to Starbucks and other current competitors, the attractiveness of the gourmet specialty coffee store market could draw one or more new major competitors with substantially greater financial, marketing, and operating resources than the Company at any time.

  The Company also expects that competition for suitable sites for new stores will be intense. The Company competes against other specialty retailers and restaurants for these sites, and there can be no assurance that management will be able to continue to secure adequate sites at acceptable rent levels.

  Management believes that supermarkets pose the greatest competitive challenge in the whole bean coffee market, in part because supermarkets offer customers the convenience of not having to make a separate trip to the Company's stores. A number of nationwide coffee manufacturers, such as Kraft General Foods, Inc., Proctor & Gamble Co., and Nestle S.A., are distributing premium coffee products in supermarkets, which products may serve as substitutes for the Company's coffees. Regional specialty coffee companies, such as Millstone Coffee, Inc., also sell whole bean coffees in supermarkets.

GOVERNMENT REGULATION

  The Company is subject to various federal, state and local laws affecting its business. Each of the Company's stores is subject to licensing and regulation by a number of governmental authorities, which include health, safety, sanitation, building and fire agencies in the state or municipality in which the store is located. Difficulties in obtaining or failures to obtain required licenses or approvals could delay or prevent the opening of a new store in a particular area.

  The Company is subject to Federal Trade Commission ("FTC") regulation and various state laws which regulate the offer and sale of franchises. Several state laws also regulate substantive aspects of the franchisor-franchisee relationship. The FTC requires the Company to furnish to prospective franchisees a franchise offering circular containing prescribed information. A number of states in which the Company might consider franchising also regulate the sale of franchises and require registration of the franchise offering circular with state authorities. Substantive state laws that regulate the franchisor-franchisee relationship presently exist or are being considered in a substantial number of states, and bills have been introduced in Congress from time to time (some of which are now pending) which would provide for federal regulation of the franchisor-franchisee relationship in certain respects. The state laws often limit, among other things, the duration and scope of non-competition provisions and the ability of a franchisor to terminate or refuse to renew a franchise.

FACILITIES

  New World Coffee leases approximately 7,550 square feet in New York, New York, approximately 1,600 square feet in Branford, Connecticut for administrative offices and training facilities and 3,800 square feet for a roasting plant. As of the date of this Prospectus, New World Coffee operates a total of 40 retail stores all of which are located in leased premises.

TRADEMARKS

  The Company holds registered name trademarks in the United States for New World Coffee(R), New World Freezer(R) and Summertime Blend(R) and a design trademark for its logo.

EMPLOYEES

  As of May 19, 1997 the Company employed a work force of 382 persons, 179 of which are employed full-time, none of whom are currently covered by collective bargaining agreements. The Company believes its relations with its employees are satisfactory.

LEGAL PROCEEDINGS

  A holder of shares of Series A Preferred Stock has alleged in a lawsuit filed against the Company on May 6, 1997 in the Delaware Court of Chancery in New Castle County, Delaware that the Company breached its obligations to such holder pursuant to the Company's Certificate of Incorporation because it failed to notify such holder of the Company's attempt to create Series B Preferred Stock and failed to obtain the necessary consents of the holders of Series A Preferred Stock prior to the issuance of Series B Preferred Stock. Such holder has requested that the court cancel the Series B Preferred Stock and enjoin the Company from creating any new series of stock on parity with the Series A Preferred Stock without complying with the Company's Certificate of Incorporation. The Company is vigorously defending this action. In the event (i) that such holder of Series A Preferred Stock successfully challenges the validity of the issuance of Series B Preferred Stock and (ii) such action results in the cancellation of the Series B Preferred Stock, and (iii) such action results in monetary damages in a material amount, such event could have a material adverse effect on the Company, its financial condition, business, and operations. See "Description of Capital Stock."

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The directors, executive officers and key employees of the Company, and their ages as of March 1, 1997 are as follows:

NAME                                           AGE       POSITION WITH THE COMPANY
----                                           ---       -------------------------
R. Ramin Kamfar..............................   33 President and Chief Executive Officer
                                                   and Director
Bruce Morningstar............................   51 Vice President-Real Estate
Jerold E. Novack.............................   41 Vice President Finance
Barry Levine.................................   47 Vice President-Coffee
Robert Williams..............................   48 Vice President-Coffee
Collin Gaffney...............................   48 Director of Franchising and Training
Nick Kouvel..................................   35 Director of Operations
Keith F. Barket(2)...........................   35 Director
Jack Bush(3).................................   61 Director
Kevin R. Greene(2)(3)........................   38 Director
Ronald S. Hari...............................   55 Director
Edward McCabe................................   59 Director
Steven A. Rothstein..........................   45 Director

--------

(2) Member of Audit Committee

(3) Member of Compensation Committee

  Mr. Kamfar has served as a director since the founding of the Company. Mr. Kamfar has served as President and Chief Executive Officer since May 1996. Between August 1994 and May 1996, Mr. Kamfar served as Co-President and Co-Chief Executive Officer of the Company. Between October 1993 and August 1994, Mr. Kamfar served as Chief Executive Officer and Chief Financial Officer of the Company. Between 1988 and 1993, he worked in the Investment Banking Division of Lehman Brothers Inc., most recently as a Vice President in the firm's Private Placement Group. Prior to Lehman Brothers, Mr. Kamfar worked at First Growth (U.K.) Ltd. where he gained experience in real estate finance and development. Mr. Kamfar has a B.S. degree in Finance from the University of Maryland and an M.B.A. degree in Finance from The Wharton School at the University of Pennsylvania.

  Mr. Morningstar joined the Company as Vice President-Real Estate in March 1996. From 1994 to 1996, he served as the Director of Development, Northeast for Starbucks Corporation, where he opened new markets in Atlanta, Richmond, Baltimore, Philadelphia, Pittsburgh, New Jersey and Boston, and further developed the New York and Washington D.C. markets opening over 100 stores. From 1992 to 1994, he served as Director of Real Estate for Clothestime Stores, Inc. From 1987 to 1992, he served as Director of Real Estate for Woman's World Shops, Inc. Prior to that time, Mr. Morningstar held various real estate positions with Winchells Donuts, Inc., Payless Shoes, Inc. and See's Candies. Mr. Morningstar has a B.A. degree in Government from Wesleyan University and a J.D. degree from South Bay University School of Law.

  Mr. Novack joined the Company as Vice President-Finance in June 1994. From 1991 to 1994, he served as Vice President/Controller of The Outdoor Furniture Store, Inc., a specialty retail chain. From 1988 to 1991, he served as Controller for Richmond Ceramic Tile, Inc., a retailer and distributor of ceramic tile. From 1985 to 1988, Mr. Novack served as Assistant Controller for Brooks Fashion Stores, Inc., a specialty retail chain. Prior to 1985, Mr. Novack served as Import Division Controller for Mercantile Stores Company, Inc., a department store chain. Mr. Novack has a B.S. degree in Accounting from Brooklyn College, City University of New York.

  Mr. Levine joined the Company as Vice President-Coffee in October 1996. From 1985 to 1996, he served as co-founder and co-Chief Executive Officer of Willoughby's, where he jointly directed coffee sourcing and roasting, site selection, store design, operations, strategic planning and development. From 1980 to 1987 he co-founded and operated New York Bread Express, a wholesale baked goods distributor. Prior to that time, Mr. Levine held various positions in the publishing industry.

  Mr. Williams joined the Company as Vice President-Coffee in October 1996. From 1985 to 1996, he served as co-founder and co-Chief Executive Officer of Willoughby's, where he jointly directed coffee sourcing and roasting, site selection, store design, operations, strategic planning and development. From 1980 to 1987 he co-founded and operated New York Bread Express, a wholesale baked goods distributor. Prior to that time Mr. Williams held various positions in the publishing industry.

  Mr. Gaffney joined the Company as Director of Franchising and Training in March 1997 and is a key employee as set forth in the table. From 1992 to 1997, he served as, respectively, Director of Franchising, Director of Operations, and Director of Training for Manhattan Bagel Company during which time the Company grew from 9 to over 300 stores. Prior to that time Mr. Gaffney held various positions in the franchise industry.

  Mr. Kouvel joined the Company as Director of Operations in March 1997 and is a key employee as set forth in the table. From 1996 to 1997, Mr. Kouvel served as Corporate Division Operations Manager at Manhattan Bagel. From 1995 to 1996, Mr. Kouvel served as General Manager for the Rose Group, a franchisee of Boston Chicken, Inc. From 1993 to 1995 he served as General Manager of Squire's Pub Restaurant. From 1983 to 1993 he served as Owner and General Manager of The Cypress Inn Restaurant. Mr. Kouvel graduated from Saint Peter's College with a B.S. in Management.

  Mr. Barket has served as a director of the Company since June 1995. Mr. Barket is the Managing Director of Amerimar Enterprises Inc., a real estate investment and development company based in Philadelphia. Mr. Barket has been with Amerimar since 1988 and has been involved in a variety of office, retail, residential and hotel projects. From 1984 to 1986, he worked as a senior tax accountant with Arthur Andersen & Co. in New York City. Mr. Barket received his B.A. degree from Georgetown University and received his M.B.A. degree from The Wharton School at the University of Pennsylvania.

  Mr. Bush has served as a director of the Company since February 1996. Mr. Bush has served as a Managing Director of Raintree Partners, Inc. since September 1995. Mr. Bush served as President and Chief Operating Officer of Michaels Stores, Inc., a retailer of crafts, from 1991 to September 1995. From 1990 to 1991, Mr. Bush served as Executive Vice President, Director of Stores of Ames Discount Department Stores, Inc. From 1985 to 1990, Mr. Bush worked for Rose's Stores, Inc., first as Senior Vice President of Operations and Stores and subsequently as President and Chief Operating Officer. Prior to 1985, Mr. Bush served as Vice President Southern Zone Manager with Zayre Corporation, an operator of discount stores, and served in various positions with J.C. Penney, Inc. Mr. Bush received a B.S. degree in Business and Public Administration from the University of Missouri.

  Mr. Greene has served as a director of the Company since May 1996. Mr. Greene has served as Chairman and Chief Executive Officer of Value Investing Partners, Inc. since 1992. Between 1986 and 1991, Mr. Greene served as a Senior Manager at McKinsey & Company, an international management consulting firm. Mr. Greene has a B.A. in Economics from Georgetown University, an M.P.P. in International Trade and Finance from Harvard University, and an M.B.A. in Finance from New York University. Mr. Greene is currently a director of Specialty Retail Group, Inc.

  Mr. Hari has served as a director of the Company since February 1997. Mr. Hari has served as the President and Chief Executive Officer of Capico International, a marketing, investment and consulting firm focusing in the bakery and food industries since 1985. Mr. Hari has served as Executive Vice President of Manhattan Bagel Company from 1994 to August 1996. Mr. Hari has a B.S. in Business Administration from the University of Vermont and an M.B.A. in Marketing from the University of California, Los Angeles.

  Mr. McCabe has served as director of the Company since February 1997. Mr. McCabe is Chief Executive Officer of McCabe & Company, an advertising and communications company he founded in 1991. From 1967 to 1986 he served in various capacities, most recently as President and Worldwide Creative Director at Scali, McCabe, Sloves, Inc. an advertising agency he co-founded and built into the tenth largest agency in the world.

  Mr. Rothstein has served as a director of the Company since February 1996. Mr. Rothstein has been Chairman of the Board of National Securities Corporation, a securities broker-dealer ("National"), since 1995. Since February 1996, Mr. Rothstein has been Chairman of the Board of Directors of Olympic Cascade Financial Corporation, the parent of National. From 1994 to 1995, Mr. Rothstein served as a Managing Director of H.J. Meyers & Co., a securities broker-dealer. From 1992 to 1994, he served as a Managing Director of Rodman and Renshaw, Inc., a securities broker-dealer. From 1989 to 1992, he served as a Managing Director of Oppenheimer & Co. From 1979 to 1989, Mr. Rothstein was a limited partner of Bear Stearns & Co. Mr. Rothstein received an A.B. degree from Brown University. Mr. Rothstein is currently a director of SigmaTron International, Inc. and Gateway Data Science Corporation.

  Gwenn M. Cagann, who served as Co-President and Chief Executive Officer of the Company from August 1994 to May 1996, resigned as a Director on May 16, 1997.

  All directors currently serve for one-year terms and until their successors have been elected and qualified. Officers are elected annually and serve at the discretion of the Board. There are no family relationships between any of the directors or executive officers of the Company.

DIRECTOR COMPENSATION

  Each non-employee director of the Company is paid $1,000 for each of the quarterly Board meetings of each calendar year, $500 for each additional Board meeting held in the same calendar year and $250 for each committee meeting. Employee directors are not compensated for service provided as directors. Additionally, each non-employee director shall receive stock options to purchase 10,000 shares of Common Stock on the date on which such person first becomes a director, and on October 1 of each year if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. The exercise price of such options shall be equal to the market value of the shares of Common Stock on the date of grant. All directors are reimbursed for out-of-pocket expenses incurred by them in connection with attendance of Board meetings and committee meetings.

  Under the Company's 1995 Directors' Option Plan (the "Directors' Option Plan") a total of 200,000 shares of Common Stock has been reserved for issuance. The Directors' Option Plan provides for the automatic grant of nonstatutory stock options to nonemployee directors of the Company.

  The Directors' Option Plan will terminate in August 2005. The Board of Directors may amend or terminate the Directors' Option Plan at any time; provided, however, that no such action may adversely affect any outstanding option without the optionee's consent and the provisions affecting the grant and terms of options may not be amended more than once during any six-month period. In accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") certain amendments to the Directors' Option Plan require shareholder approval. Executive officers of the Company are not eligible to participate in the Directors' Option Plan.

1994 STOCK PLAN

  The Company's 1994 Stock Plan (the "1994 Plan") provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Code, and for the granting to employees and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). The 1994 Plan, in its current form, was approved by the Board of Directors in August 1994 and by the stockholders in March 1995. In September 1996, the Company's Board of Directors and stockholders approved amendments to the 1994 Plan increasing the number of shares available for grant under the

1994 Plan to 750,000 from 349,874. Unless terminated sooner, the 1994 Plan will terminate automatically in August 2004. The Board has the authority to amend, suspend or terminate the 1994 Plan, subject to any required stockholder approval under applicable law, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1994 Plan.

  As of May 1, 1997, options to purchase 583,542 shares have been granted and will be classified as incentive stock options under the 1994 Plan and 166,458 options were available for grant under the 1994 Plan.

  The 1994 Plan may be administered by the Board of Directors or a committee of the Board (in either case, the "Committee"), which committee is required to be constituted to comply with Rule 16b-3 promulgated under the Exchange Act and applicable laws. The Committee has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1994 Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1994 Plan must be exercised within three months of the end of the optionee's status as an employee or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term. In the case of SPRs, unless the Committee determines otherwise, the recipient is required to enter into a Restricted Stock Purchase Agreement which grants the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement is the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option lapses at a rate determined by the Committee. The exercise price of all incentive stock options granted under the 1994 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of all nonstatutory stock options granted under the 1994 Plan must be at least equal to 85% of the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value of the Common Stock on the grant date and the term of the option must not exceed five years. The term of all other options granted under the 1994 Plan may not exceed ten years.

  The 1994 Plan provides that in the event of a merger of the Company with or into another corporation, each option must be assumed or an equivalent option substituted by a successor corporation unless such successor corporation does not agree to assume the option, in which case the Committee may make the outstanding option fully vested and exercisable for a period of fifteen days, unless the Committee, in its discretion, provides otherwise.

EXECUTIVE COMPENSATION

 Summary Compensation

  The following table provides certain information concerning the compensation earned by the Company's Chief Executive Officer and any executive officer of the Company who received compensation in excess of $100,000 during 1996.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                                                   COMPENSATION
                                      ANNUAL COMPENSATION             AWARDS
                             ------------------------------------- ------------
                                                                    SECURITIES
                                                    OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  SALARY ($) BONUS ($) COMPENSATION ($)   OPTIONS    COMPENSATION ($)
---------------------------  ---------- --------- ---------------- ------------ ----------------
R. Ramin Kamfar.........      $118,750   $10,000       $9,000(1)     125,000          --
 Chief Executive Officer
 and President
Jerold E. Novack........       100,000    30,000        6,000(1)      95,000          --
 Vice President--Finance
Sidney Laytin(2)........       134,467     3,247       19,947(1)         --           --
 Executive Vice
 President and Chief
 Operating Officer

--------
(1) Represents car and commuting allowances for the respective individuals.
(2) Mr. Laytin was no longer employed by the Company as of October 1996.

STOCK OPTION GRANTS

  Set forth below is information on grants of stock options for the executive officers for the period January 1, 1996 to December 29, 1996.

                             OPTION GRANTS IN 1996

                                                INDIVIDUAL GRANTS
                                   ----------------------------------------------
                                   NUMBER OF     PERCENT OF
                                   SECURITIES   TOTAL OPTIONS EXERCISE
                                   UNDERLYING    GRANTED TO    PRICE
                                     OPTION     EMPLOYEES IN   ($ PER  EXPIRATION
      NAME                          GRANTED      FISCAL YEAR   SHARE)     DATE
      ----                         ----------   ------------- -------- ----------
      R. Ramin Kamfar.............  115,000(1)      30.8%      $2.31    8/13/06
                                     10,000(2)       2.7        5.50    8/13/06
      Jerold E. Novack............   65,000(3)      12.4        3.87     7/2/06
                                     10,000(4)       2.7        5.50     7/2/06
                                     20,000(5)       5.4        5.50    1/31/06

--------
(1) Options were granted on August 13, 1996 and are exercisable with respect to 83,334 shares in two equal annual installments commencing on August 13, 1997 and the remainder of such options, 31,666 shares are exercisable on August 13, 1999. The exercise price of the options is equal to the closing price on the Nasdaq of the Common Stock on October 1, 1996.
(2) Options were granted on August 13, 1996 at the same exercise price as the options listed in footnote 2. On October 30, 1996, Mr. Kamfar voluntarily repriced such options to $5.50, the initial public offering price of the Common Stock. Such options will be exercisable on August 13, 1999.

(3) Options were granted on July 2, 1996. Options relating to 15,000 shares were exercisable immediately and the remainder of such options relating to 25,000 shares are exercisable in three equal annual installments commencing July 2, 1997. The exercise price of the options is equal to the closing price on the Nasdaq of the Common Stock on July 2, 1996.
(4) On October 30, 1996, Mr. Novack voluntarily repriced certain options to $5.50 the initial public offering price of the Common Stock. Such options will be exercisable on July 2, 1999.
(5) Options were granted on February 1, 1996. Options relating to 5,000 shares were exercisable immediately, options relating to 10,000 shares were exercisable on February 1, 1997, and options relating to 5,000 shares will be exercisable on February 1, 1998.

FISCAL YEAR-END OPTION VALUES

  The following table sets forth certain information with respect to the stock options held at December 29, 1996 by the Company's executive officers.

                              1996 OPTION VALUES

                               NUMBER OF  SECURITIES     VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                OPTIONS AT YEAR END       AT YEAR END ($)(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
R. Ramin Kamfar.............   29,156       139,578      $21,283      $10,641
Jerold E. Novack............   54,987        75,000      $   --           --

--------
(1) Calculated based on an assumed share price of $1.50 per share, less the exercise price payable for such shares.

EMPLOYMENT CONTRACTS

  As of July 1996, the Company entered into a new employment agreement with Mr. Kamfar, the Company's President and Chief Executive Officer. The agreement expires on December 31, 1997 but is automatically renewed for additional one-year periods commencing each January 1 unless either party gives written notice to the other of its desire not to renew such term, which notice must be given no later than ninety (90) days prior to the end of each term on any such renewal. The agreement provides for a compensation package of $137,500 per year, an annual performance bonus of between 10% and 50% of the base salary for calendar year 1996, and an annual performance bonus of between 0% and 50% of the base salary for calendar year 1997. Each bonus is based on the attainment of certain corporate and individual goals. In addition, pursuant to the agreement, Mr. Kamfar was granted options on 125,000 shares of the Company's Common Stock. The options were classified as incentive stock options under the 1994 Plan. Pursuant to the agreement, Mr. Kamfar has agreed to maintain the confidentiality of any confidential or proprietary information of the Company.

  In the event that the Company terminates Mr. Kamfar's employment upon a change in control or terminates Mr. Kamfar's employment other than for cause, he will be paid severance compensation equal to two times his annual base salary (at the rate payable at the time of such termination) plus an amount equal to the greater of two times the amount of his bonus for the calendar year preceding such termination or 25% of his base salary. For a period of one year following Mr. Kamfar's voluntary termination or termination for cause, Mr. Kamfar cannot perform services for, have an equity interest (except for an interest of 10% or less in an entity whose securities are listed on a national securities exchange) in any business (other than the Company) or participate in the financing, operation, management or control of, any firm, corporation or business (other than the Company) that engages in the marketing or sale of specialty coffee as its principal business.

  Mr. Kamfar's employment agreement defines a "change of control" as: 1) the acquisition of more than 40% of the voting stock of the Company by a single person or group; 2) a change in the majority of the Board of Directors as a result of a cash tender offer, merger, sale of assets or contested election;
3) the approval by shareholders of the Company of a merger or sale of all or substantially all of the Company's assets; 4) the closing of a transaction in which more than 50% of the Company's voting power is transferred and 5) a tender offer which results in a person or a group acquiring more than 40% of the Company.

  As of July 1996, the Company entered into an employment agreement with Mr. Novack, the Company's Chief Financial Officer. The agreement expires on June 30, 1997. The agreement provides for a compensation package of $110,000 per year and an annual performance bonus of 20% to 50% of the base salary based on the attainment of certain corporate and individual goals. In addition, pursuant to the agreement, Mr. Novack was granted options on 75,000 shares of the Company's Common Stock. The options were classified as incentive stock options under the 1994 Plan. Pursuant to the agreement, Mr. Novack has agreed to maintain the confidentiality of any confidential or proprietary information of the Company.
  In the event that the Company terminates Mr. Novack's employment other than for cause, he will be paid severance compensation equal to his base salary (at the rate payable at the time of such termination) for a period of six months. In the event of Mr. Novack's voluntary termination, as defined in the agreement, subsequent to December 31, 1996, he will be paid severance compensation equal to his base salary (at the rate payable at the time of such termination) for a period of three months. For a period of one year following Mr. Novack's voluntary termination or termination for cause, Mr. Novack cannot perform services for, have an equity interest (except for an interest of 5% or less in an entity whose securities are listed on a national securities exchange) in any business (other than the Company) or participate in the financing, operation, management or control of, any firm, corporation or business that engages in the marketing or sale of specialty coffee as its principal business.

  In January 1997, the Company entered into an employment agreement with Mr. Morningstar, the Company's Vice President-Real Estate. The agreement expires on June 30, 1998. The agreement provides for a compensation package of $112,500 per year and an annual performance bonus of an amount not exceeding 30% of the base salary based on the attainment of certain corporate and individual goals. Pursuant to the terms of the agreement, Mr. Morningstar has agreed to maintain the confidentiality of any proprietary information of the Company.

  In the event that the Company terminates Mr. Morningstar's employment other than for cause, he will be paid severance compensation equal to his base salary (at the rate payable at the time of such termination) for a period of up to six months. For a period of one year following Mr. Morningstar's voluntary termination or termination for cause, Mr. Morningstar cannot perform services for, have an equity interest (except for an interest of 5% or less in an entity whose securities are listed on a national securities exchange) in any business (other than the Company) or participate in the financing, operation, management or control of, any firm, corporation or business that engages in the marketing or sale of specialty coffee as its principal business.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS

  The Company's Certificate of Incorporation limits, to the maximum extent permitted by the General Corporation Law of the State of Delaware ("Delaware Law"), the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of Delaware Law). The Certificate of Incorporation provides further that the Company shall indemnify to the fullest extent permitted by

Delaware Law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Company. Subject to the Company's Certificate of Incorporation, the Bylaws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of the Company except where such director or officer is finally adjudged to have been derelict in the performance of his duties as such director or officer.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In April and June 1995, the Company sold 631,579 shares of its Series C Preferred Stock to certain investors, including 421,052 to Maritime Capital Partners, at a purchase price of $4.75 per share. Andrew Evans, who was then a director of the Company, is a general partner of Maritime Capital Partners. Smith Barney Inc. acted as placement agent for the private placement of certain of the shares of Series C Preferred Stock and earned an aggregate of $166,500 in commissions and expenses. Cary Sucoff, then a director of the Company, was a Senior Vice President of Smith Barney Inc. at the time.

  In July 1995, the Company entered into an agreement with Maritime Capital Partners giving the Company the right, until January 1996, to repurchase such 421,052 shares of Series C Preferred Stock (or the Common Stock into which such shares are convertible) from Maritime Capital Partners for consideration of approximately $2,000,000. In December 1995, this agreement was amended to extend the Company's repurchase right until March 31, 1996. In connection with the agreement and the amendment, the Company issued Maritime Capital Partners a warrant to purchase 87,469 shares of Common Stock at $0.017 per share and a warrant to purchase 25,000 shares of Common Stock at $0.01 per share. The Company repurchased these shares of Series C Preferred Stock at the closing of the Company's initial public offering, with a portion of the net proceeds from such offering.

  In December 1995 and January 1996, the Company entered into a bridge loan transaction with a group of institutional and individual lenders including several affiliates of the Company. Of the total loan amount of $1,000,000, the Company borrowed $30,000 from Keith Barket (a director of the Company), $25,000 from KFB, Inc. (a company affiliated with Keith Barket), $25,000 from Jerold Novack and $45,000 from Jerold Novack as custodian for his minor children. The loan carried an interest rate of 10% and matured on the earlier of 10 days after the closing of a public offering or June 30, 1996. In connection with the loan, the Company issued to each lender a warrant exercisable until December 31, 1998 to purchase, for $0.01 per share, a number of shares of Common Stock determined by dividing such lender's loan amount by $5.50 (5,455 for Keith Barket, 4,545 for KFB, Inc., 4,545 for Jerold Novack and 8,182 for Jerold Novack as custodian for his minor children). The warrants were exercisable immediately, but the shares issued pursuant to the warrants were subject to a six month lock-up agreement.

  On May 30, 1996, the Company entered into a one year consulting agreement with Gwenn M. Cagann whereby the Company was obligated to pay Ms. Cagann $88,784 upon execution of such consulting agreement and $25,000 in twelve (12) equal monthly installments. Pursuant to such consulting agreement Ms. Cagann may not directly or indirectly, without the prior written consent of the Company, compete with the Company until June 1, 1997. In addition, Ms. Cagann has agreed that all confidential information relating to the business or operations of the Company shall be treated as confidential for a period terminating five (5) years after the end of the consulting period thereafter except (a) as may be permitted in writing by the Company's Board of Directors, or (b) as required by judicial or administrative process.

  Value Investing Partners, Inc. was paid a commission for selling certain shares of the Series A Preferred Stock which was completed on June 28, 1996. Kevin R. Greene, a director of the Company, is the Chairman and Chief Executive Officer of Value Investing Partners, Inc.

  The Company's initial public offering, which became effective on February 1, 1996, was co-managed by National Securities Corporation and Value Investing Partners, Inc. (collectively, the "Representatives"). Steven A. Rothstein and Kevin R. Greene, who are directors of the Company, are the Chairman and Chief Executive Officer of National Securities Corporation and Value Investing Partners, Inc., respectively. Mr. Rothstein and Mr. Greene were not directors of the Company at the time of the Company's initial public offering. The Company has agreed that, for three years following its initial public offering, it will use its best efforts to cause one individual designated by the Representatives, if any, to be elected to the Company's Board of Directors.

  All future transactions, including loans, between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 20, 1997, and as adjusted to reflect the sale of Common Stock offered by this Prospectus, (i) by each person (or group of affiliated persons) who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) by each of the Company's executive officers, (iii) by each of the Company's directors, and (iv) by all directors and executive officers as a group. The Company believes that the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

                                                                     PERCENTAGE AFTER
                                         SHARES        PERCENTAGE -----------------------
                                      BENEFICIALLY      PRIOR TO    MINIMUM     MAXIMUM
NAME AND ADDRESS OF BENEFICIAL OWNER     OWNED          OFFERING  OFFERING(1) OFFERING(1)
------------------------------------  ------------     ---------- ----------- -----------
Lutheran Brotherhood.......             537,900            8.6%       8.3%        6.5%
 625 Fourth Avenue
 5th Floor
 Minneapolis, MN 55415
Robertson Stephens Global
Low-Priced Stock Fund......             432,000            6.9%       6.6%        5.2%
 555 California Street
 San Francisco, CA 94104
Gwenn M. Cagann............             345,296(3)(4)      5.5%       5.3%        4.2%
 164 Clinton Street
 Brooklyn, New York
R. Ramin Kamfar............             426,120(2)         6.8%       6.6%        5.2%
 Chief Executive Officer
 and
 President and Director
Kevin R. Greene............             144,159(5)         2.3%       2.2%        1.7%
 Director
Jerold E. Novack...........             103,315(6)         1.6%       1.6%        1.5%
 Vice President-Finance
Steven A. Rothstein........              94,100(7)         1.5%       1.4%        1.1%
 Director
Keith F. Barket............              37,837(8)           *          *           *
 Director
Jack Bush..................              14,000(8)           *          *           *
 Director
Ronald S. Hari.............              11,000(9)           *          *           *
 Director
Edward McCabe..............              10,000(9)           *          *           *
 Director
All directors and executive
 officers
 as a group (8 persons)....             840,531           13.5%      13.0%       10.2%

--------
 * Less than one percent (1%).

(1) Assumes the issuance of 200,000 and 2,000,000 shares in the Minimum Offering and Maximum Offering, respectively.

(2) Includes 29,156 shares which may be acquired upon the exercise of options which will be exercisable within 60 days. Does not include 139,578 shares underlying stock options which are not exercisable within 60 days.
(3) Includes 53,734 shares which may be acquired upon the exercise of options which will be exercisable within 60 days.
(4) Ms. Cagann is married to Ross A. MacIntyre who is also a shareholder. Each holds his or her shares pursuant to a separate property agreement. Accordingly, each disclaims beneficial ownership of the other's shares.
(5) Includes 141,159 shares which may be acquired upon the exercise of presently exercisable options and warrants.
(6) Includes 103,315 shares which may be acquired upon the exercise of presently exercisable options. Does not include 65,000 shares underlying stock options which are not exercisable within 60 days.
(7) Includes 94,000 shares which may be acquired upon the exercise of presently exercisable common stock purchase warrants and 100 shares which are owned by one of Mr. Rothstein's children.
(8) Includes 14,000 shares which may be acquired upon the exercise of presently exercisable options.
(9) Includes 10,000 shares which may be acquired upon the exercise of presently exercisable options.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.001 par value, and 2,000,000 shares of Preferred Stock, $0.001 par value. As of May 1, 1997, 6,245,498 shares of Common Stock, 145 shares of Series A Preferred Stock and 137.5 shares of Series B Preferred Stock were outstanding.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time-to-time by the Board of Directors from funds legally available therefor, subject to the dividend preferences of the Preferred Stock, if any. Each member of the Company's Board of Directors stands for election at each annual meeting of the Company's stockholders. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the Preferred Stock, if any. Holders of Common Stock have no preemptive rights, no cumulative voting rights and no rights to convert their Common Stock into any other securities. Any action taken by common stockholders must be taken at an annual or special meeting and may not be taken by written consent. The outstanding shares of Common Stock are, and the shares of Common Stock to be outstanding upon the completion of this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

  The Company's authorized capital stock includes 2,000,000 shares of Preferred Stock, $.001 par value per share. As of May 1, 1997, the Company had no shares of Preferred Stock outstanding except for 145 shares of Series A Preferred Stock and 137.5 shares of Series B Preferred Stock described below. The Company has entered into an agreement with the holder of 30 shares of Series A Preferred Stock to exchange such shares for registered shares of Common Stock. The Company continues to negotiate with the holders of 115 shares of Series A Preferred Stock to exchange such shares for Series B Preferred Stock and/or unregistered shares of Common Stock. The Board of Directors of the Company has the authority, without shareholder approval, to issue the Preferred Stock in one or more series and to fix the relative rights and preferences thereof. The terms of such Preferred Stock could include the right to vote, separately or with any other series of Preferred Stock, on any proposed amendment to the Company's Certificate of Incorporation or any other proposed corporate action, including business combinations and other transactions. Such rights could adversely affect the voting power of the holders of Common Stock. In addition, the ability of the Company to issue the authorized but unissued shares of Preferred Stock could be utilized to impede potential take-overs of the Company.

SERIES A PREFERRED STOCK

  The Series A Preferred Stock ranks: (i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series A Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all the Common Stock; (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with the Series B Preferred Stock and any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

  The Series A Preferred Stock bears no dividends, and the holders of shares of Series A Preferred Stock shall not be entitled to received dividends on the Series A Preferred Stock.

  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series A Preferred Stock shall be entitled to receive, immediately after any distributions to the Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) $10,000 for each outstanding share of Series A Preferred Stock and (ii) an amount equal to eight percent (8%) of $10,000 per annum for the period that has passed since the date that, in connection with the consummation of the purchase by Holder of shares of Series A Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the shares of Series A Preferred Stock.

  Right to Convert. Each record holder of shares of Series A Preferred Stock shall be entitled, subject to the Company's right of redemption under certain circumstances, to convert Series A Preferred Stock (in multiples of one (1) share) into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with a formula set forth in the Series A Preferred Stock Certificate of Designation. Assuming conversion as of May 7, 1997, the outstanding shares of Series A Preferred Stock were convertible into an aggregate 974,790 shares of Common Stock.

  The Holders of the Series A Preferred Stock have no voting power whatsoever, except as otherwise provided by Delaware Law.

  Pursuant to the terms of the Certificate of Designation of Series A Preferred Stock, the Company may not create a new series of stock on parity with the Series A Preferred Stock without the prior approval of the Holders representing at least 75% of the then outstanding shares of Series A Preferred Stock and at least 75% of the then outstanding Holders. In connection with the creation of the Series B Preferred Stock, the Company has obtained the consent of at least 75% of the then outstanding Holders but has not yet obtained the consent of at least 75% of the then outstanding shares of Series A Preferred Stock.

  A holder of shares of Series A Preferred Stock has alleged in a lawsuit filed against the Company on May 6, 1997 in the Delaware Court of Chancery in New Castle County, Delaware that the Company breached its obligations to such holder pursuant to the Company's Certificate of Incorporation because it failed to notify such holder of the Company's attempt to create Series B Preferred Stock and failed to obtain the necessary consents of the holders of Series A Preferred Stock prior to the issuance of Series B Preferred Stock. Such holder has requested that the court cancel the Series B Preferred Stock and enjoin the Company from creating any new series of stock on parity with the Series A Preferred Stock without complying with the Company's Certificate of Incorporation. The Company is vigorously defending this action. In the event (i) that such holder of Series A Preferred Stock successfully challenges the validity of the issuance of Series B Preferred Stock and (ii) such action results in the cancellation of the Series B Preferred Stock, and (iii) such action results in monetary damages in a material amount, such event could have a material adverse effect on the Company, its financial condition, business, and operations. See "Description of Capital Stock."

  Pursuant to the terms of a registration rights agreement, the Company is obligated to file a registration statement under the Securities Act with respect to the shares of Common Stock into which the shares of Series A Preferred Stock may be converted. As of the date of this Prospectus, the Company has not satisfied such obligation. The Company intends to file a registration statement with respect to such shares following the date of this Prospectus.

SERIES B PREFERRED STOCK

  The Series B Preferred Stock ranks: (i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (collectively, the "Senior B Securities"); (ii) prior to all the Common Stock; (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series B Preferred Stock (collectively with the Common Stock, "Junior B Securities"); (iv) on parity with the Series A Preferred Stock and any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock ("Parity B Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

  The Series B Preferred Stock bears no dividends and the holders of shares of Series B Preferred Stock shall not be entitled to receive dividends on the Series B Preferred Stock.

  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of Series B Preferred Stock shall be entitled to receive, immediately after any distributions to the Senior B Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior B Securities but in parity with any distribution to Parity B Securities, an amount per share equal to the sum of (i) $11,800 (the "Original Series B Issue Price") for each outstanding share of Series B Preferred Stock and (ii) an amount equal to eight percent (8%) of the Original Series B Issue Price per annum (the "Series B Premium") for the period that has passed since the date of issuance (the "Issue Date") of Series B Preferred Stock by the Company.

  Each record holder of shares of Series B Preferred Stock shall be entitled (at the times and in the amounts set forth below) and subject to the Company's right of redemption under certain circumstances to convert whole or (if necessary to convert the maximum amount allowable) fractional shares of Series B Preferred Stock as follows:

  Lock-Up Period. The Series B Preferred Stock shall not be convertible into Common Stock until six (6) months following December 1, 1996 (the "Lock-Up Period").

  Conversion Quota. Beginning on the first day following the termination of the Lock-Up Period (the "Initial Conversion Gate"), each Holder shall accrue the right to convert into Common Stock up to 20% of the aggregate number of shares of Series B Preferred Stock issued to such Holder, and for each month that expires thereafter, Holder shall accrue (the "Accrual Rate") the right to convert an additional 20% of the shares of the Series B Preferred Stock issued to such Holder (the number of shares that may be converted at any time, in the aggregate, is herein referred to as the Conversion Quota), all at the Series B Conversion Rate (as defined below). In the event that Holder elects not to convert its full Conversion Quota during any month, the unconverted amount shall be carried forward and added to the Conversion Quota. Each Holder may, from time to time, convert any portion of the Conversion Quota; provided, however, that in no event shall Holder convert during any month more than 25% of the shares of Series B Preferred Stock issued to Holder.

  If the Closing Bid Price (as defined in the Certificate of Designation of Series B Preferred Stock) of the Common Stock is $3.40 or greater for twenty consecutive trading days at any time before the end of the Lock-Up Period, notwithstanding the Lock-Up Period, each Holder's Accrual Rate for each month during which the twentieth day of such trading days falls shall equal 25% of the shares of Series B Preferred Stock issued to such Holder.

  The Initial Conversion Gate and each subsequent one month period referenced above are hereinafter referred to singularly as a Conversion Gate. At the applicable Conversion Gate and at any time thereafter, the percentage of Series B Preferred Stock issued to such Holder which is available for conversion as set forth above is convertible into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with a formula set forth in the Certificate of Designation of Series B Preferred Stock (the "Series B Conversion Rate"). Assuming conversion as of May 7, 1997, the outstanding shares of Series B Preferred Stock were convertible into an aggregate 477,207 shares of Common Stock.

  The Holders of the Series B Preferred Stock have no voting power whatsoever, except as provided by Delaware Law.

  Pursuant to the terms of agreements entered into between the Company and holders of shares of Series B Preferred Stock, the Company is required to register under the Securities Act the shares of Common Stock issuable upon conversion of the Series B Preferred Stock within 60 days after the completion of the exchange of the Series A Preferred Stock for Series B Preferred Stock and/or unregistered shares of Common Stock. The Company intends to file a registration statement with respect to such shares following the date of this Prospectus.

WARRANTS

  As of May 20, 1997, the Company had outstanding warrants exercisable for an aggregate of 757,398 shares of Common Stock at a weighted average exercise price of $5.64 per share.

TRANSFER AGENT

  The transfer agent for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock into the public market following the date of this Prospectus could materially adversely affect the prevailing market price for the Common Stock. In addition to the shares of Common Stock offered hereby, as of the Effective Date, there will be 6,245,498 shares of Common Stock outstanding, 1,194,440 of such shares are Restricted Shares. The Company is obligated to file registration statements covering the resale of all Restricted Shares. With respect to the shares issuable upon conversion of the outstanding shares of Series A Preferred Stock, the Company is currently obligated to fulfill its registration obligation. The Company is negotiating with the holders of the outstanding shares of Series A Preferred Stock to exchange such shares for Series B Preferred Stock and/or unregistered shares of Common Stock. With respect to the shares issuable in connection with the exchange of Series A Preferred Stock and upon conversion of the Series B Preferred Stock, the Company will become obligated to file a registration statement within 60 days after the completion of the exchange of Series A Preferred Stock for Series B Preferred Stock and/or unregistered shares of Common Stock. Subject to certain exceptions, no shares of Series B Preferred Stock may be converted into Common Stock until June 1, 1997 at which time such shares of Preferred Stock may be converted at a rate not to exceed 25% per month. In April 1997, the Company filed registration statements on behalf of an aggregate of 1,312,727 Restricted Shares.

  In general, under Rule 144, a person (or persons whose shares are aggregated), who has beneficially owned shares for at least one year, including a person who may be deemed an Affiliate of the Company, may sell within any three-month period, a number of shares of Common Stock that does not exceed the greater of (1) 1% of the then outstanding shares of Common Stock of the Company (approximately 64,454 or 82,454 shares immediately after the Minimum Offering or Maximum Offering, respectively) or (ii) the average weekly trading volume in the Common Stock as reported through the Nasdaq during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. In addition, under Rule 144(k), a person who is not an Affiliate of the Company at any time
(90) days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144.

  Any employee, officer or director or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

  Certain holders of shares of Common Stock of the Company are entitled to certain registration rights. See "Description of Capital Stock--Registration Rights."

  The Company intends to file registration statements on Form S-8 under the Securities Act to register the shares of Common Stock reserved for issuance under its 1994 Plan and the Director's Option Plan, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act, subject to vesting restrictions with the Company. As of May 20, 1997, there were a total of approximately 680,724 shares subject to options which are expected to be the subject matter of such registration statements.

                             PLAN OF DISTRIBUTION

  The shares of Common Stock are being offered directly by the Company. The Minimum Offering is being offered on a "best efforts" basis. The proceeds from the sale of the Common Stock will be held in an escrow account for the benefit of the subscribers by the Escrow Agent until the Minimum Offering has been sold or earlier termination of the Offering. In the event that subscriptions for the Minimum Offering are not received by the Termination Date, the Offering will terminate and all funds will be returned promptly by the Escrow Agent without any deductions therefrom or interest thereon. In any event, this Offering will expire on the earlier to occur of (i) 45 days after the date of this Prospectus or (ii) the sale of all the Common Stock offered hereby.

  On May 19, 1997, the Company held a Closing with respect to 338,000 shares of Common Stock resulting in gross proceeds of $422,500.

  The Company reserves the right to seek the support of certain members of the National Association of Securities Dealers ("Finders") to assist with introductions to prospective investors. In this regard such Finders will be paid a finder's fee equal to eight and one-half percent of the gross price paid by purchasers of the Common Stock.

  Proceeds may be sent by check or wire transfer to American Stock Transfer & Trust Company as Escrow Agent. During the period of the escrow, subscribers will not have the right to any return of subscriptions, and no interest will be paid on escrow funds.

  In the event that subscriptions for the Minimum Offering are not received by the Termination Date, the Offering will terminate and all funds will be returned promptly by the Escrow Agent without interest and without any deduction therefrom.

  The Company may offer shares of Common Stock to certain vendors and to satisfy other indebtedness of the Company. The shares of Common Stock will be offered in an amount not less than the Per Share Price to Investors set forth on the cover page of this Prospectus. In no event will the Company issue more than 1,000,000 shares of Common Stock to such vendors or to satisfy such indebtedness.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Camhy, Karlinsky & Stein LLP, New York, New York. A partner of Camhy Karlinsky & Stein LLP serves at the request of the Board of Directors of the Company as Secretary of the Company. Such partner beneficially owns 3,000 shares of Common Stock. In addition, such partner and one other partner hold options to acquire an aggregate of 50,000 shares of Common Stock at an exercise price of $5.50 per share.

                                    EXPERTS

  The financial statements of New World Coffee, Inc. for the years ended December 29, 1996 and December 31, 1995 and the financial statements of Willoughby's Incorporated for the year ended April 30, 1996, included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Northeast Regional Office of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, and at the Midwest Regional Office of the Commission located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission maintains a Web Site that contains reports, proxy information and statements and other information regarding the Registrant that is filed electronically with the Commission and the address is http://www.sec.gov.

  The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form SB-2 (together with all amendments thereto, the "Registration Statement"), under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Midwest Regional Office of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the Northeast Regional office of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon the payment of prescribed fees.

  The Company intends to furnish its stockholders with annual reports containing financial statements certified by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

  The Company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be made to Mr. Jerold Novack, Vice President--Finance, at New World Coffee, Inc., 379 West Broadway, New York, New York 10012, (212) 343-0552.

                     DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company on the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             NEW WORLD COFFEE, INC.

                              FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 29, 1996
                         TOGETHER WITH AUDITORS' REPORT

                      NEW WORLD COFFEE INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         PAGE
                                                                      ----------
Report of independent public accountants.............................        F-2
Financial statements:
  Consolidated Balance Sheet as of December 29, 1996.................        F-3
  Consolidated Statements of Operations for the Years Ended December
   31, 1995 and December 29, 1996....................................        F-4
  Consolidated Statements of Changes in the Stockholders' Equity for
   the Years Ended December 31, 1995 and December 29, 1996...........        F-5
  Consolidated Statements of Cash Flows for the Years Ended December
   31, 1995 and December 29, 1996....................................        F-6
  Notes to the Consolidated Financial Statements..................... F-7 - F-16

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To New World Coffee, Inc.:

  We have audited the accompanying consolidated balance sheet of New World Coffee, Inc. (a Delaware corporation) and subsidiary as of December 29, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1995 and December 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New World Coffee, Inc. and subsidiary as of December 29, 1996 and the results of their operations and their cash flows for the years ended December 31, 1995 and December 29, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen, LLP

New York, New York
March 6, 1997

                     NEW WORLD COFFEE, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 29, 1996

                                    ASSETS
                                    ------
Current Assets:
  Cash and cash equivalents...................................... $  1,419,786
  Receivables....................................................      288,329
  Inventories....................................................      450,722
  Prepaid expenses...............................................      116,533
                                                                  -------------
    Total current assets.........................................    2,275,370
Property and equipment, net......................................   10,208,339
Goodwill, net of accumulated amortization of $69,851.............    3,567,721
Other assets, net................................................      904,757
                                                                  -------------
    Total assets................................................. $ 16,956,187
                                                                  =============
                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------
Current Liabilities:
  Accounts payable............................................... $    866,098
  Accrued expenses...............................................    1,100,942
  Accrued compensation...........................................      318,487
  Current portion of notes payable...............................      846,645
  Current portion of obligations under capital leases............      230,022
                                                                  -------------
    Total current liabilities....................................    3,362,194
                                                                  -------------
Deferred rent....................................................      614,285
                                                                  -------------
Notes payable....................................................    2,200,269
                                                                  -------------
Obligations under capital leases.................................      496,961
                                                                  -------------
Commitments (Note 9)
Stockholders' equity:
  Preferred stock, $.001 par value; 2,000,000 shares authorized..           --
  Series A Convertible Preferred Stock, $.001 par value; 400
   shares authorized, 375 issued, 320 outstanding................           --
  Common Stock, $.001 par value; 20,000,000 shares authorized;
   5,034,812 shares issued and outstanding.......................        5,035
  Additional paid-in capital.....................................   20,820,172
  Accumulated deficit............................................  (10,542,729)
                                                                  -------------
    Total stockholders' equity...................................   10,282,478
                                                                  -------------
    Total liabilities and stockholders' equity................... $ 16,956,187
                                                                  =============

The accompanying notes are an integral part of this consolidated balance sheet.

                     NEW WORLD COFFEE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

          FOR THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 29, 1996

                                                           1995         1996
                                                       ------------ ------------
Revenues.............................................  $ 9,572,019  $11,340,199
Cost of sales and related occupancy costs............    5,995,396    6,473,515
Store operating expenses.............................    3,362,490    3,521,350
                                                       ------------ ------------
  Store operating income.............................      214,133    1,345,334
Depreciation and amortization........................    1,033,846    1,352,961
General and administrative expenses..................    1,784,257    2,738,975
Provision for store closings and reorganization
 costs...............................................           --    1,800,000
                                                       ------------ ------------
  Operating loss.....................................   (2,603,970)  (4,546,602)
Interest expense, net of interest income of $17,000
 and $76,036 in 1995 and 1996, respectively..........      297,587       74,349
Write-off of debt issuance costs.....................           --    1,050,000
                                                       ------------ ------------
  Net loss...........................................  $(2,901,557) $(5,670,951)
                                                       ============ ============
Net loss per common shares...........................  $     (2.71) $     (1.26)
                                                       ------------ ------------
Pro forma loss per common shares.....................  $     (1.73) $        --
                                                       ------------ ------------
Weighted average number of common shares outstanding:
  Historical.........................................    1,398,912    4,517,801
                                                       ------------ ------------
  Pro forma..........................................    2,187,166           --
                                                       ------------ ------------

 The accompanying notes are an integral part of these consolidated statements.

                     NEW WORLD COFFEE, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

          FOR THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 29, 1996

                                                                                             TOTAL
                         PREFERRED STOCK      COMMON STOCK     ADDITIONAL                STOCKHOLDERS'
                         ----------------  ------------------   PAID-IN     ACCUMULATED     EQUITY
                         SHARES   AMOUNT     SHARES   AMOUNT    CAPITAL       DEFICIT      (DEFICIT)
                         -------  -------  ---------- ------- ------------ ------------- -------------
Balance, December 31,
 1994...................      --   $   --  1,213,725  $1,214  $   248,867  $ (1,068,091) $  (818,010)
 Warrants issued to
  Series C preferred
  stockholder...........      --       --         --      --      887,250      (887,250)          --
 Warrants issued in
  connection with bridge
  financing.............      --       --         --      --      753,627            --      753,627
 Net loss...............      --       --         --      --           --    (2,901,557)  (2,901,557)
                          -------  ------- ---------- ------- ------------ ------------- ------------
Balance, December 31,
 1995...................      --       --  1,213,725   1,214    1,889,744    (4,856,898)  (2,965,940)
 Issue of warrants in
  connection with bridge
  financing.............      --       --         --      --      246,373            --      246,373
 Common Stock shares
  issued in connection
  with the Initial
  Public Offering, net
  of offering expenses..      --       --  2,500,000   2,500   10,884,920            --   10,887,420
 Common Stock shares
  issued in connection
  with the conversion of
  Series A, B, and C
  convertible,
  redeemable, preferred
  stock and preferred
  stock warrants, net of
  offering expenses.....      --       --    900,723     901    4,218,120            --    4,219,021
 Shares issued in
  connection with the
  exercise of stock
  options and bridge
  financing warrants....      --       --    176,356     176       61,070            --       61,246
 Issuance of Series A
  convertible preferred
  stock, net of offering
  expenses..............     375       --         --      --    3,320,189            --    3,320,189
 Common Stock shares
  issued in connection
  with the conversion of
  Series A convertible
  preferred stock.......     (55)      --    221,022     221         (221)           --           --
 Common Stock shares
  issued in connection
  with the acquisition
  (Note 7)..............      --       --     22,986      23      199,977            --      200,000
 Net loss...............      --       --         --      --           --    (5,670,951)  (5,670,951)
 Dividends paid on
  Series A preferred
  stock.................      --       --         --      --           --       (14,880)     (14,880)
                          -------  ------- ---------- ------- ------------ ------------- ------------
Balance, December 29,
 1996...................     320   $   --  5,034,812  $5,035  $20,820,172  $(10,542,729) $10,282,478
                          =======  ======= ========== ======= ============ ============= ============

 The accompanying notes are an integral part of these consolidated statements.

                     NEW WORLD COFFEE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

          FOR THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 29, 1996

                                                          1995         1996
                                                      ------------ ------------
Cash Flows From Operating Activities:
 Net loss............................................ $(2,901,557) $(5,670,951)
 Adjustments to reconcile net loss to net cash used
  in operating activities--
 Depreciation and amortization.......................   1,033,846    1,352,961
 Write-off of non-cash debt issuance costs...........          --    1,000,000
 Accrued interest on notes payable...................          --       34,881
 Increase (decrease) in cash resulting from changes
  in operating assets and liabilities--
  Receivables........................................      11,213      380,720
  Inventories........................................     (69,492)     (38,950)
  Prepaid expenses...................................     136,210        9,692
  Deposits and other assets..........................    (185,324)    (263,264)
  Accounts payable...................................     245,242     (379,672)
  Accrued expenses...................................     286,932      294,627
  Accrued compensation...............................     123,443        1,709
  Deferred rent......................................     291,506      106,853
 Charges due to restructuring and store closing
  activities:
  Provision for store closing costs and
   restructuring charges.............................          --      785,112
  Payment of store closing costs and restructuring
   charges...........................................          --     (602,215)
  Write-off of fixed assets..........................          --    1,014,888
                                                      ------------ ------------
   Net cash used in operating activities.............  (1,027,981)  (1,973,609)
                                                      ------------ ------------
Cash Flows From Investing Activities:
 Capital expenditures................................  (3,241,876)  (3,604,514)
 Acquisitions (Note 7)...............................          --   (1,418,902)
                                                      ------------ ------------
   Net cash used in investing activities.............  (3,241,876)  (5,023,416)
                                                      ------------ ------------
Cash Flows From Financing Activities:
 Issuance of Series A Convertible Preferred Stock,
  net of issuance costs of approximately $430,000....          --    3,320,189
 Issuance of common stock shares in connection with
  the initial public offering, net of offering
  expenses...........................................          --   11,074,159
 Redemption of Series C Convertible Redeemable
  Preferred Stock ...................................          --   (1,999,997)
 Issuance of Series A, B, C Convertible Preferred
  Stock and Redeemable Preferred Stock, net of
  issuance costs of approximately $250,000...........   2,744,529           --
 Payments of deferred offering costs.................    (177,000)          --
 Proceeds from issuance of notes payable.............   2,250,000           --
 Expenses paid in relation to Series A, B and C
  Convertible Preferred Stock to Common Stock........          --      (11,033)
 Shares issued in connection with the exercise of
  stock options and bridge financing warrants........          --       61,246
 Proceeds from bridge financing......................     755,000      245,000
 Repayments of bridge financing......................          --   (1,000,000)
 Repayments of capital leases........................     (52,118)    (155,415)
 Repayments of notes payable.........................    (500,000)  (4,053,813)
 Dividends paid on Series A Convertible Preferred
  Stock..............................................          --      (14,880)
                                                      ------------ ------------
   Net cash provided by financing activities.........   5,020,411    7,465,456
                                                      ------------ ------------
   Net increase in cash..............................     750,554      468,431
Cash, beginning of year..............................     200,801      951,355
                                                      ------------ ------------
Cash, end of year....................................     951,355    1,419,786
                                                      ------------ ------------
Supplemental Disclosure of Cash Flow Information:
 Cash paid during the period for interest, net of
  amount capitalized.................................     314,600       76,483
 Noncash investing and financing activities--
 Equipment acquired under capital leases.............     156,527      712,535
 Conversion of Series A, B and C Convertible
  Preferred Stock to Common Stock....................          --    4,230,054
 Conversion of Series A Convertible Redeemable
  Preferred Stock to Common Stock....................          --      550,000
 Issuance of warrants in connection with bridge
  financing..........................................     753,627      246,373
 Issuance of warrants to Series C preferred
  stockholder........................................     887,250           --
 Issuance of notes related to the acquisitions (Note
  7).................................................          --    3,012,033
 Issuance of Common Stock related to the acquisition
  (Note 7)...........................................          --      200,000
 Details of acquisitions (Note 7)
 Fair value of assets acquired.......................          --   (1,662,672)
 Goodwill............................................          --   (3,637,572)
 Liabilities assumed.................................          --      669,309
 Notes issued........................................          --    3,012,033
 Common Stock issued.................................          --      200,000
                                                      ------------ ------------
   Net cash paid for acquisitions....................          --   (1,418,902)
                                                      ============ ============

 The accompanying notes are an integral part of these consolidated statements.

                     NEW WORLD COFFEE, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 31, 1995 AND DECEMBER 29, 1996

1. NATURE OF BUSINESS, ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business and Organization

  New World Coffee, Inc. (the "Company") is incorporated in Delaware and sells freshly brewed gourmet coffees, coffee-based beverages and an assortment of light food products through its 40 specialty coffee cafes located in New York, New Jersey, Pennsylvania and Connecticut.

  Commencing October 25, 1996, the Company began operating a roasting facility in connection with the acquisition of Willoughby's, Incorporated, a Connecticut corporation ("Willoughby's") (see Note 7).

  The consolidated financial statements herein include the accounts of the Company and its wholly owned subsidiary, Willoughby's. All material intercompany balances and transactions have been eliminated.

  The Company faces various risk factors related to owning and operating an espresso bar retail chain and expanding its number of stores into current and new geographical regions. In order to achieve and maintain the anticipated growth rate, the Company believes that it will have to obtain bank financing or sell additional debt or equity (or hybrid) securities in public or private financings. There can be no assurance that any such financing will be available, or if it is available, that it will be in such amounts and on such terms as will be satisfactory to the Company. Other risk factors include seasonal fluctuations, fluctuations in availability and cost of green coffee, geographic concentrations, and reliance on key personnel.

 Change in Fiscal Year

  In 1995, the Company changed its year-end from a calendar year to a fiscal year ending on the Sunday nearest December 31.

 Cash and Cash Equivalents

  Cash and cash equivalents included cash and other liquid short-term instruments with original maturities of less than ninety days.

 Inventories

  Inventories are stated at the lower of cost or market, with cost being determined by the first-in, first-out method.

 Property and Equipment

  Property and equipment are recorded at cost and include direct and incremental costs incurred in the development and construction of new stores. Indirect costs in connection with leasing new store locations are expensed as incurred. Expenditures for maintenance, repairs and renewals of minor items are generally charged to expense as incurred. Leasehold improvements are amortized over the shorter of their useful lives or the term of the related leases by use of the straight-line method. Depreciation of property and equipment is provided using the straight-line method over the following estimated useful lives:

   Leasehold improvements........................................ 8 to 15 years
   Store equipment...............................................  3 to 7 years
   Furniture and fixtures........................................  5 to 7 years
   Office equipment..............................................       5 years

 Goodwill

  Goodwill is amortized using the straight-line method over a period ranging between 10 to 20 years.

 Capitalized Interest

  Interest on borrowed funds during the construction of new stores is capitalized.

                     NEW WORLD COFFEE, INC. AND SUBSIDIARY

 Long-lived Assets

  The Company's policy is to record long-lived assets at cost, amortizing these costs over the expected useful life of the related assets. In accordance with Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of," these assets are reviewed on a periodic basis for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be realizable. Furthermore, the assets are evaluated for continuing value and proper useful lives by comparison to expected future cash flows. Initial adoption of SFAS 121 during the year did not have a material effect on the Company.

 Store Preopening Costs

  Certain incremental costs and expenses incurred, which are directly related to new store openings (primarily payroll costs incurred prior to opening), are deferred and amortized commencing on the store opening date, on a straight-line basis over a twelve-month period.

 Store Operating Costs

  Store operating costs primarily consist of salaries, wages and benefits of store personnel, utilities and supplies.

 Deferred Rent

  Certain of the Company's lease agreements provide for scheduled rent increases during the lease term or for rental payments commencing at a date other than initial occupancy. Provision has been made for the excess of operating lease rental expense, computed on a straight-line basis over the lease term, over cash rentals paid.

 Net Loss Per Share

  Historical Net Loss Per Share

  Year Ended December 31, 1995--Net loss per share is computed by dividing net loss plus the excess fair value of consideration over the carrying amount of the Redeemed Series C Preferred Stock (see note 6) by the weighted average number of shares of common stock outstanding during the period. The weighted average shares outstanding is based on (i) the provisions of Staff Accounting Bulletin No. 83 whereby stock options and warrants issued during the twelve months preceding the initial filing of the offering at prices below the expected initial public offering price have been included, even though anti-dilutive, to calculate historical net loss per share for the year ended December 31, 1995 for the period from January 1, 1995 to October 1, 1995 and
(ii) Accounting Principles Board Opinion No. 15, "Earnings per share," (APB
15) for the period after October 1, 1995, which excludes options and warrants as they are antidilutive.

  Year ended December 29, 1996--Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The weighted average shares outstanding is calculated in accordance with the provisions of APB 15 and such calculation excludes options and warrants as they are antidilutive.

                     NEW WORLD COFFEE, INC. AND SUBSIDIARY

  Proforma Net Loss Per Share--Proforma net loss per share is computed in a manner similar to historical net loss per share for the year ended December 31, 1995, discussed above, except for the Series A, B, and C Convertible Redeemable Preferred Stock being considered outstanding for the year.

 Income Taxes

  The Company provides for income taxes using the liability method in accordance with the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

 Stock-Based Compensation

  During October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, Accounting for Stock Based Compensation ("SFAS No. 123"). This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages entities to adopt a fair value based method of accounting for stock compensation plans. However, SFAS No. 123 also permits entities to continue to measure compensation costs under pre-existng accounting pronouncements with the requirement that pro forma disclosures of net income and earnings per share be included in the notes to financial statements. The Company has elected to adopt the disclosure requirements of SFAS No. 123 during 1996 and show pro forma results of net loss and earnings per share data for the years ended December 29, 1996 and December 31, 1995.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following as of December 29, 1996:

   Leasehold improvements......................................... $ 7,441,156
   Store equipment................................................   3,039,564
   Furniture and fixtures.........................................     902,797
   Office equipment...............................................     814,834
                                                                   ------------
                                                                    12,198,351
   Less--Accumulated depreciation and amortization................  (1,990,012)
                                                                   ------------
                                                                   $10,208,339
                                                                   ============

  Approximately $159,000 of capitalized interest is included in property and equipment at December 29, 1996.

3. OTHER ASSETS

  Other assets consist of the following as of December 29, 1996:

   Security deposits................................................. $574,640
   Store preopening costs, net of accumulated amortization of
    $117,133.........................................................  140,816
   Long-term receivable..............................................  145,835
   Other.............................................................   43,466
                                                                      ---------
                                                                      $904,757
                                                                      =========

                     NEW WORLD COFFEE, INC. AND SUBSIDIARY

4. ACCRUED EXPENSES

  Accrued expenses at December 29, 1996 consist of the following:

   Store closing costs (see Note 5)................................. $  182,897
   Negative book cash balance.......................................    407,949
   Other............................................................    510,096
                                                                     ----------
                                                                     $1,100,942
                                                                     ==========

5. PROVISION FOR STORE CLOSINGS AND REORGANIZATION COSTS

  During 1996, the Company recorded a provision for store closings and reorganization costs of $1,500,000 to provide for the closing of five unprofitable stores. This represents a provision for writedowns of property and equipment of approximately $1,000,000 for closed stores and provides for an additional accrual of approximately $500,000 for other closure costs, which include losses for continuing lease payments on closed stores, severance for store employees, and other related costs. In addition, the Company provided for a reorganization charge of approximately $300,000 which primarily consisted of severance and related benefits. As of December 29, 1996, the reserve balance related to non fixed asset costs is approximately $183,000 for the remaining three stores to be closed of which one closed on January 10, 1997.

6. STOCKHOLDERS' EQUITY

 Initial Public Offering

  In February 1996, the Company completed its Initial Public Offering ("IPO") of 2,500,000 shares of common stock (par value $.001) at a purchase price of $5.50 per share, for aggregate net proceeds of approximately $11.1 million. A portion of the proceeds was used to repay the outstanding balance under the Company's then existing line of credit agreement ($3,500,000), the bridge financing ($1,000,000) and the redeemable Series C Preferred Stock ($1,999,997). Also, in connection with the IPO, the Convertible Redeemable Preferred Stock Series A, B, and C was converted into common stock of the Company.

 Bridge Financing

  In December 1995 and January 1996, the Company received $1,000,000 in bridge financing from a group of lenders, which included $200,000 from certain related parties. This borrowing bore interest at 10% and was repaid from the proceeds of the IPO. In conjunction with this bridge financing, the Company issued warrants to purchase 181,818 at an exercise price of $.01 per share of these 147,200 warrants were exercised in 1996. The Company recorded a write-off of debt issuance costs related to the repayment of the bridge financing of $1,050,000, which has been reflected in the consolidated statement of operations for the year ended December 29, 1996.

 Convertible Redeemable Preferred Stock

  The number of common shares which were issued upon conversion of all the Convertible Redeemable Preferred Stock, excluding Redeemable Preferred Stock (see below), were as follows:

                                                       DECEMBER 31,    SHARES
                                                           1995     CONVERTED TO
                                                       OUTSTANDING  COMMON STOCK
                                                       ------------ ------------
   Series A...........................................   282,539      169,795
   Series B...........................................   678,655      464,618
   Series C...........................................   210,519      153,841

                     NEW WORLD COFFEE, INC. AND SUBSIDIARY

  The holders of the Preferred Stock had the right, at any time, to convert such shares into common stock. Under the terms of conversion, the Preferred Stock shares automatically converted into common stock upon the consummation of a firm commitment underwritten offering of the Company's common stock to the public at an aggregate offering price of at least $7,500,000 and automatically converted into common stock at such time as less than 30% of the issued shares of Preferred Stock remain outstanding.

 Stock Subscription Note Receivable

  In October 1994, an officer of the Company purchased 29,213 shares of Redeemable Convertible Series A stock for cash and a promissory note totaling $80,000. Such shares were converted to 17,035 shares of common stock by the officer. The promissory note, which bears interest at 4.5% per annum, originally matured on October 15, 1997, but has been extended to March 15, 1998. The shares of common stock issued have been pledged as collateral.

 Preferred Stock Redeemed

  On July 21, 1995, the Company entered into an agreement with a Series C preferred stockholder to purchase all the Preferred Stock and common stock, if such preferred stockholder exercised his conversion rights, for $1,999,997 in cash and a warrant to purchase 87,469 shares of common stock at an exercise price of $.017 per share. On December 29, 1995, the agreement was amended to extend the repurchase right until March 31, 1996. In connection with the amendment, the Company issued an additional warrant to purchase 25,000 shares at an exercise price of $.01 per share. Under the terms of the agreement, as amended, the Company repurchased the stock at the closing of the Company's initial public offering in February 1996. The fair market value of the warrants issued in connection with the July 21, 1995 and December 29, 1995 agreements has been reflected in stockholders' equity as an increase in additional paid-in capital and accumulated deficit and is included in the calculation of net loss per share as of December 31, 1995. All warrants issued in connection with this Redeemable Preferred Stock were exercised upon completion of the Company's IPO.

 Series A Convertible Preferred Stock

  The Company completed the sale of 375 shares of Series A Convertible Preferred Stock on June 28, 1996 realizing approximately $3,320,000 in net proceeds after commissions and costs of approximately $430,000. During 1996, certain individuals exercised their rights and converted 55 shares of Series A Convertible Preferred Stock into 221,022 shares of Common Stock.

  In the event of a transaction or series of transactions by the Company in which more than 50% of the voting power is transferred, the holders of the Series A Convertible Preferred Stock have the option of redeeming their shares at a redemption price equal to the original price of the stock purchased plus an amount equal to eight percent per annum of the original price from the date of original purchase through the date of redemption. In addition, the holders have certain liquidation preferences, and dividend or voting rights and they may convert into common shares at a conversion price calculation as set forth in the Certificate of Designation of Series A Convertible Preferred Stock Agreement. All outstanding shares on June 27, 1999 will automatically convert into common stock.

 Warrants

  As of December 29, 1996, the Company has 662,398 warrants outstanding. These warrants have exercise prices ranging from $.01-$9.08 per share and have a term ranging from 5 to 7 years. Such warrants were issued in connection with the bridge loan financing and certain other services.

                     NEW WORLD COFFEE, INC. AND SUBSIDIARY

 Stock Options

  The Company's 1994 Stock Plan (the "1994 Plan") provides for the granting to employees of incentive stock options and for the granting to employees and consultants of nonstatutory stock options and stock purchase rights. Unless terminated sooner, the 1994 Plan will terminate automatically in August 2004. The Board of Directors has the authority to amend, suspend or terminate the 1994 Plan, subject to any required stockholder approval under applicable law, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 1994 Plan.

  Options generally become exercisable in ratable installments over a four-year period. A total of 750,000 shares of common stock is currently reserved for issuance pursuant to the 1994 Plan. There were 221,968 and 177,124 shares available for grant under the 1994 Plan at December 29, 1996 and December 31, 1995, respectively.

  The Company's 1995 Directors' Stock Option Plan (the "Directors' Option Plan") was adopted by the Board of Directors and approved by the Company's shareholders in August 1995. Unless terminated sooner, the Director's Option Plan will terminate automatically in August, 2005. The Board of Directors may amend or terminate the Directors' Option Plan at any time; provided, however, that no such action may adversely affect any outstanding option without the optionee's consent and the provisions affecting the grant and terms of options may not be amended more than once during any six-month period. A total of 200,000 shares of common stock has been reserved for issuance under the Directors' Option Plan. The Directors' Option Plan provides for the automatic grant of nonstatutory stock options to nonemployee directors of the Company. A total of 66,000 options were granted under the Directors' Option Plan as of December 29, 1996. A total of 134,000 shares were available for grant under the Director's Option Plan as of December 29, 1996.

  A summary of the status of the Company's two stock option plans at December 31, 1995 and December 29, 1996 and changes during the years then ended is presented in the table and narrative below:

                                                   1995             1996
                                             ---------------- -----------------
                                                     WEIGHTED          WEIGHTED
                                                     AVERAGE           AVERAGE
                                                     EXERCISE          EXERCISE
                                             OPTIONS  PRICE   OPTIONS   PRICE
                                             ------- -------- -------  --------
   Outstanding at beginning of year......... 112,739  $0.83   202,750   $1.99
     Grant..................................  90,011   3.43   439,300    3.52
     Exercised..............................     --     --    (29,156)   2.37
     Forfeited..............................     --     --    (48,018)   3.74
                                             -------  -----   -------   -----
   Outstanding at end of year............... 202,750   1.99   564,876    3.09
                                             -------  -----   -------   -----
   Exercisable at end of year...............  56,854          205,943
                                             =======          =======
   Weighted average fair value of options
    granted................................. $  1.66          $  1.70
                                             =======          =======

  A total of 101,077 of the 564,876 options outstanding at December 29, 1996 have exercise prices between $0.77 and $0.85, with a weighted average exercise price of $0.84 and a weighted average remaining contractual life of 7.75 years, 85,526 of these options are exercisable; their weighted average exercise price is $0.84; 220,000 options have exercise prices between $2.00 and $3.00, with a weighted average exercise price of $2.34 and a weighted average remaining contractual life of 9.7 years. None of

                     NEW WORLD COFFEE, INC. AND SUBSIDIARY
these options are exercisable. A total of 106,699 options have exercise prices between $3.00 and $4.00, with a weighted average exercise price of $3.65; 100,418 of these options are exercisable; their weighted average exercise price is $3.43 with a weighted average remaining contractual life of 9.1 years. 137,100 options have exercise price of $5.50, with a weighted average remaining contractual life of 9.1 years. 20,000 of these options are exercisable, their weighted average exercise price is $5.50.

SFAS No. 123

  Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                         1995         1996
                                                      -----------  -----------
   Net loss:
     As reported..................................... $(2,901,557) $(5,670,951)
     Pro forma.......................................  (2,938,743)  (5,798,364)
   Net loss per common share:
     As reported.....................................       (2.71)       (1.26)
     Pro forma.......................................       (2.74)       (1.28)

  Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1995 and 1996, respectively: risk-free interest rates of 7.0 % and 6.1%; expected dividend yields of 0%; expected lives of 4.2 and 5 years; expected stock price volatility of 54% and 51%.

7. ACQUISITIONS

  On October 25, 1996, the Company purchased five Willoughby's locations (plus one under construction) and its roasting facility by acquiring the common stock of Willoughby's for total consideration of $3,100,000 (net of acquired debt of $700,000 paid at closing). This amount consisted of $600,000 cash paid at the closing with an additional $600,000 due on July 1, 1997, $200,000 worth of restricted shares of the Company's common stock, and two promissory notes in the aggregate principal amount of $1,700,000 with $600,000 due on January 5, 1998 and $1,100,000 payable due on January 5, 1999 bearing interest at 6% per annum. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair market value at the date of acquisition and the difference between the cost of acquiring the assets (which included the effect of discounting the promissory notes using an interest rate of 10%) and the underlying fair market value of the net assets acquired was treated as goodwill, which is being amortized over 20 years. In connection with the acquisition, the former shareholders of Willoughby's signed employment agreements with the Company which terminate in October, 1998.

  On June 13, 1996, the Company purchased three Coopers Coffee Bar ("Coopers") locations for $242,500 cash and a $770,000 note payable over 4 years which bears interest at 6%. The purchase price has been allocated to the assets acquired based on their fair value at the date of acquisition and the difference between the cost of acquiring the locations (which included the effect of discounting the promissory notes using an interest rate of 10%) and the fair value of the net assets acquired was allocated to goodwill, which is being amortized over 10 years.

                     NEW WORLD COFFEE, INC. AND SUBSIDIARY

  On August 26, 1996 the Company purchased the Ridgefield Coffee Company store ("Ridgefield") for $150,000 cash and a $175,000 note payable over two years bearing interest at 6%. The purchase price has been allocated to the assets acquired based on their fair value at the date of acquisition and the difference between the cost of acquiring the location (which included the effect of discounting the promissory notes using an interest rate of 10%) and the fair value of the net assets acquired was allocated to goodwill, which is being amortized over 10 years.

  Interest expense of approximately $74,000 was recorded in 1996 for the notes payable related to the acquisitions of Willoughby's, Coopers and Ridgefield.

  The consolidated statements of operations of the Company include the results of Willoughby's, Ridgefield and Coopers since the date of acquisition.

  Following is the unaudited pro forma presentation as if the purchase of the three Coopers locations, the acquisition of the stock of Willoughby's, and the one Ridgefield location had occurred on January 1, 1995:

                                                          1995         1996
                                                       -----------  -----------
                                                             (UNAUDITED)
   Revenue............................................ $12,993,000  $14,149,000
   Store operating income.............................   1,282,000    2,127,000
   Operating loss.....................................  (2,012,000)  (2,399,000)
   Net loss...........................................  (2,387,009)  (5,430,000)
   Net loss per share.................................       (2.34)       (1.20)
   Pro forma net loss per share.......................       (1.50)

  The unaudited pro forma financial statements for 1996 includes accrued store closing and restructuring costs of $1,800,000, the write-off of debt issuance costs related to the bridge financing of $1,050,000. The statements do not reflect the operating and net income benefit of $513,000 if the store closings (see Note 5) had occurred as of January 1, 1995. The unaudited pro forma financial statements for 1995 do not reflect the operating and net income benefit of $368,000 if the store closings (see Note 5) had occurred as of January 1, 1995.

  The pro forma information presented above does not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the periods presented, nor does it purport to be indicative of future periods of the combined operations.

8. INCOME TAXES

  A summary of the significant components of deferred tax liabilities (assets) as of December 29, 1996 is as follows:

                                                                      1996
                                                                   -----------
   Provisions for store closing................................... $  (388,000)
   Fixed assets...................................................    (240,000)
   Store preopening costs.........................................      62,000
   Deferred rent..................................................    (270,000)
   Operating loss carryforwards...................................  (3,324,000)
                                                                   -----------
     Gross deferred tax assets....................................  (4,160,000)
   Valuation allowance............................................   4,160,000
                                                                   -----------
     Net deferred taxes........................................... $       --
                                                                   ===========

                     NEW WORLD COFFEE, INC. AND SUBSIDIARY

  The Company has recorded a full valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized. The change in the valuation allowance during 1996 was an increase of approximately $2,453,000.

  At December 29, 1996, the Company had net operating loss carryforwards of approximately $7.5 million. These net operating loss carryforwards expire on various dates through 2011. The Company's ability to utilize its net operating loss carryforwards may be subject to annual limitations in future periods pursuant to the "change in ownership rules" under Section 382 of the Internal Revenue Code, as amended.

9. COMMITMENTS

 Leases

  The Company leases office and retail space under various noncancelable operating leases. Property leases normally require payment of a minimum annual rental plus a pro rata share of certain landlord operating expenses.

  As of December 29, 1996, approximate future minimum rental payments under noncancelable operating leases for the next five years and the period thereafter are as follows:

   Year ending:
    1997...........................................................  $ 3,379,680
    1998...........................................................    3,895,484
    1999...........................................................    3,331,045
    2000...........................................................    3,384,835
    2001...........................................................    3,414,816
    Thereafter.....................................................   17,101,975
                                                                     -----------
                                                                     $34,507,835
                                                                     ===========

  Rent expenses under operating leases were approximately $2,128,000 and $2,650,000 for the years ended December 31, 1995 and December 29, 1996, respectively.

  The Company has capital leases for computer equipment used in its stores and offices. As of December 29, 1996, approximate future minimum lease payments for the next four years are as follows:

   Year ending:
     1997............................................................ $ 330,022
     1998............................................................   315,822
     1999............................................................   209,813
     2000............................................................    71,326
                                                                      ---------
                                                                        926,983
     Less-Imputed interest...........................................  (200,000)
                                                                      ---------
                                                                      $ 726,983
                                                                      =========

 Employment Agreements

  The Company has entered into employment agreements with six officers of the Company expiring in various years through October 30, 1998. Minimum base salaries and bonuses for the term of these

                     NEW WORLD COFFEE, INC. AND SUBSIDIARY
employment agreements total approximately $1,116,000 of which the Company is committed to pay $791,100 after December 29, 1996.

10. KEY PERSON LIFE INSURANCE

  The Company maintains life insurance totaling $1,500,000 for its chief executive officer, in which it is the beneficiary.

11. SUBSEQUENT EVENT

  On February 27, 1997, the Company completed a private placement of 1,000,000 unregistered shares of common stock, par value $.001 per share, and realized net proceeds of $1,345,000.

  In 1997, the Company repurchased 175 shares of the Series A Convertible Preferred Stock and in exchange issued 137.5 shares of Series B Convertible Preferred Stock, $.001 par value, and issued 194,440 shares of unregistered common stock, par value $.001 per share. The Series B Convertible Preferred Stock bears no dividend and has limited voting rights except as provided under the General Corporation Law of the State of Delaware. The stock is convertible into shares of common stock in accordance with the Certificate of Designation of Series B Convertible Preferred Stock.

                          NEW WORLD COFFEE, INC.

           INDEX TO FINANCIAL STATEMENTS AND FINANCIAL SCHEDULES

                              MARCH 30, 1997

                                                                           PAGE
                                                                           ----
PART I. FINANCIAL INFORMATION
  ITEM 1. FINANCIAL STATEMENTS
    Condensed Consolidated Balance Sheets as of March 30, 1997 and Decem-
     ber 29, 1996.........................................................   3
    Condensed Consolidated Statements of Operations for the three months ended
     March 30, 1997 and March 31, 1996....................................   4
    Condensed Consolidated Statements of Cash Flows for the three months ended
     March 30, 1997 and March 31, 1996....................................   5
    Notes to Consolidated Financial Statements............................   6
  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED
         MARCH 30, 1997...................................................   8
PART II: OTHER INFORMATION................................................  11
SIGNATURES................................................................  12

                          NEW WORLD COFFEE, INC.

                        CONSOLIDATED BALANCE SHEETS

                                                     MARCH 30,    DECEMBER 29,
                                                        1997          1996
                                                    ------------  ------------
                                                    (UNAUDITED)
                      ASSETS
                      ------
CURRENT ASSETS:
  Cash............................................. $  1,155,157  $  1,419,786
  Receivables......................................      219,372       288,329
  Inventories......................................      604,412       450,722
  Prepaid expenses.................................      274,843       116,533
                                                    ------------  ------------
      Total current assets.........................    2,253,784     2,275,370
PROPERTY AND EQUIPMENT, net........................   10,813,991    10,208,339
GOODWILL, net of accumulated amortization..........    3,591,248     3,567,721
DEPOSITS AND OTHER ASSETS, net.....................      948,799       904,757
                                                    ------------  ------------
      Total assets................................. $ 17,607,822  $ 16,956,187
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
CURRENT LIABILITIES:
  Accounts payable................................. $  1,579,043  $    866,098
  Accrued expenses.................................      736,770     1,100,942
  Accrued compensation.............................      145,236       318,487
  Current portion of notes payable.................    1,446,645       846,645
  Current portion of obligations under capital
   leases..........................................      296,105       230,022
                                                    ------------  ------------
      Total current liabilities....................    4,203,799     3,362,194
                                                    ------------  ------------
DEFERRED RENT......................................      686,586       614,285
                                                    ------------  ------------
NOTES PAYABLE......................................    1,576,519     2,200,269
                                                    ------------  ------------
OBLIGATIONS UNDER CAPITAL LEASES...................      537,717       496,961
                                                    ------------  ------------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value; 2,000,000
   shares authorized...............................          --            --
  Series A Convertible Preferred Stock, $.001 par
   value;
   400 shares authorized, 375 shares issued, 145
   and
   320 shares outstanding..........................          --            --
  Series B Convertible Preferred Stock, $.001 par
   value; 225 shares authorized, 137.5 shares is-
   sued, 137.5 and 0 shares outstanding............          --            --
Common stock, $.001 par value; 20,000,000 shares
 authorized;
 6,245,498 and 5,034,812 shares issued and out-
 standing..........................................        6,245         5,035
Additional paid-in capital.........................   22,125,425    20,820,172
Accumulated deficit................................  (11,528,469)  (10,542,729)
                                                    ------------  ------------
      Total stockholders' equity...................   10,603,201    10,282,478
                                                    ------------  ------------
      Total liabilities and stockholders' equity... $ 17,607,822  $ 16,956,187
                                                    ============  ============

                          NEW WORLD COFFEE, INC.

                   CONSOLIDATED STATEMENTS OF OPERATIONS

       FOR THE FIRST QUARTER ENDED MARCH 30, 1997 AND MARCH 31, 1996

                                 UNAUDITED

                                                        MARCH 30,    MARCH 31,
                                                           1997        1996
                                                        ----------  -----------
REVENUES............................................... $3,667,555  $ 2,278,581
COST OF SALES AND RELATED OCCUPANCY COSTS..............  2,086,896    1,449,213
STORE OPERATING EXPENSES...............................  1,173,888      726,333
                                                        ----------  -----------
  Store operating income...............................    406,771      103,035
DEPRECIATION AND AMORTIZATION..........................    520,412      264,674
GENERAL AND ADMINISTRATIVE EXPENSES....................    775,976      520,969
                                                        ----------  -----------
  Operating loss.......................................   (889,617)    (682,608)
INTEREST EXPENSE, Net..................................    (96,123)     (11,511)
WRITE-OFF OF DEBT ISSUANCE COST........................        --    (1,050,000)
                                                                    -----------
  Net loss............................................. $ (985,740) $(1,744,119)
                                                        ==========  ===========
NET LOSS PER COMMON SHARE..............................      $(.18)       $(.48)
                                                        ==========  ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING...  5,515,145    3,650,331
                                                        ==========  ===========

                          NEW WORLD COFFEE, INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

       FOR THE FIRST QUARTER ENDED MARCH 30, 1997 AND MARCH 31, 1996

                                 UNAUDITED

                                                       MARCH 30,    MARCH 31,
                                                          1997        1996
                                                       ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss............................................. $ (985,740) $(1,744,119)
 Adjustments to reconcile net loss to net cash used in
  operating activities--
  Depreciation and amortization.......................    520,412      264,674
  Write-off of debt issuance costs....................        --     1,000,000
  Increase (decrease) in cash resulting from changes
   in operating assets and liabilities--
   Receivables........................................     98,124      (37,264)
   Inventories........................................   (153,690)       3,000
   Prepaid expenses...................................   (158,310)    (235,078)
   Deposits and other assets..........................   (171,917)    (135,669)
   Accounts payable...................................    712,945     (571,330)
   Accrued expenses...................................   (364,172)      58,520
   Accrued compensation...............................   (173,250)     (51,356)
   Deferred rent......................................     72,301       62,831
                                                       ----------  -----------
    Net cash used in operating activities.............   (603,297)  (1,385,791)
                                                       ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures.................................   (809,517)    (234,955)
                                                       ----------  -----------
    Net cash used in investing activities.............   (809,517)    (234,955)
                                                       ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of Common Stock, net of issuance costs......  1,306,462   11,512,734
  Additional paid in capital in connection with bridge
   financing..........................................        --       236,884
  Redemption of Series C Redeemable Preferred Stock...        --    (1,999,997)
  Repayment of bridge financing loan..................        --    (1,000,000)
  Issuance (net) of capital leases....................        --        74,864
  Repayments of capital leases........................   (114,527)         --
  Repayment of notes payable..........................    (43,750)  (3,500,000)
                                                       ----------  -----------
    Net cash provided by financing activities.........  1,148,185    5,324,485
                                                       ----------  -----------
    Net increase (decrease) in cash...................   (264,629)   3,703,739
CASH, beginning of period.............................  1,419,786      951,355
                                                       ----------  -----------
CASH, end of period................................... $1,155,157  $ 4,655,094
                                                       ==========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid during the period for:
 Interest.............................................      2,625       35,701
 Non-cash investing and financing activities:
 Equipment purchased under capital leases.............    248,385       48,251
    Accretion of debt discount........................     20,000          --
    Debt issuance costs incurred in connection with
     bridge financing.................................        --       236,884

                            NEW WORLD COFFEE, INC.

                  NOTED TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  1. The March 30, 1997 consolidated balance sheet presented herein was derived from the audited December 29, 1996 consolidated financial statements of the Company.

  2. These consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 29, 1996 for a description of the significant accounting policies, which have continued without change, and other note information.

  3. The consolidated financial statements included herein contain the accounts of the Company and its wholly-owned subsidiary, Willoughby's, as of the date of acquisition, October 25, 1996. All material intercompany balancesand transactions have been eliminated for periods subsequent to that date.

  4. All adjustments (recurring in nature) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods have been included. The results of the interim periods are not necessarily indicative of the results for the full year.

  5. The Company completed its Initial Public Offering ("IPO") on February 1, 1996 of 2,500,000 shares of Common Stock, par value $.001 at a purchase price of $5.50 per share, for aggregate net proceeds of approximately $11.1 million. A portion of the proceeds was used to repay the outstanding balance under the Company's then existing line of credit agreement ($3,500,000), the bridge financing ($1,000,000) and the redeemable Series C Preferred Stock ($1,999,997). In connection with the IPO, the Convertible Redeemable Preferred Stock Series A, B, and C was converted into common stock of the Company.

  6. In December 1995 and January 1996, the Company received $1,000,000 in bridge financing from a group of lenders, which included $200,000 from certain related parties. This borrowing bore interest at 10% and was repaid from the proceeds of the IPO. In connection with this bridge financing, the Company issued warrants to purchase 181,818 shares of Common Stock at an exercise price of $.01 per share. During the first quarter of 1996, the Company repaid the outstanding balance under the loan with proceeds from the IPO and recorded a write-off of debt issuance costs of $1,050,000 which has been reflected in the consolidated statement of operations for the first quarter ended March 31, 1996.

  7. The Company completed the sale of 375 shares of Series A Convertible Preferred Stock, par value $.001 on June 28, 1996 realizing approximately $3,320,000 in net proceeds after commissions and costs. During the third quarter of 1996, 55 shares of Series A Convertible Preferred Stock were converted into 221,022 shares of Common Stock. During the first quarter ended March 30, 1997, 175 shares of Series A Convertible Preferred Stock were exchanged for 137.5 shares of Series B Convertible Preferred Stock, par value $.001 and 194,440 shares of Common Stock.

  8. On February 27, 1997, the Company completed a private placement of 1,000,000 shares of Common Stock and realized net proceeds of $1,345,000.

  9. On April 18, 1997, the Company received a commitment from a bank for a loan totaling $2.5 million in connection with the Company's plans to open ten additional stores. The loan will bear interest at prime plus two percent and has a term of 36 months. In connection with the loan, the Company will issue warrants to purchase 50,000 shares of Common Stock at a price equal to the market value of the Common Stock at the time of the closing of the loan. Security for the loan will include, among other things, security liens on certain of the Company's existing stores and all future stores. The Company and the bank are currently in the final stages of negotiations.

  10. In April 1997, the Company filed its Uniform Franchise Offering Circular ("UFOC") with the Federal Trade Commission and the Office of the Attorney General of the State of New York. On May 6, 1997, the UFOC was approved by the State of New York.

  11. On May 8, 1997, the Company filed a registration statement with the Securities and Exchange Commission on Form SB-2 for the purpose of registering new shares of Common Stock to be sold to the public. Depending upon the sales price and the number of shares to be sold, the Company expects to raise between $250,000 and $2,500,000 before commissions and expenses and issue between 166,667 and 1,666,667 shares. The Company expects to complete the transaction by the end of June 1997.

                         WILLOUGHBY'S INCORPORATED

                           FINANCIAL STATEMENTS

                     FOR THE YEAR ENDED APRIL 30, 1996

                      TOGETHER WITH AUDITORS' REPORT

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO WILLOUGHBY'S INCORPORATED:

  We have audited the accompanying balance sheet of Willoughby's Incorporated (a Connecticut corporation) as of April 30, 1996 and the related statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Willoughby's Incorporated as of April 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Hartford, Connecticut

December 4, 1996

                         WILLOUGHBY'S INCORPORATED

                              BALANCE SHEETS

                                                        APRIL 30,  SEPTEMBER 30,
                                                          1996         1996
                                                        ---------  -------------
                                                                    (UNAUDITED)
                        ASSETS
CURRENT ASSETS:
  Cash................................................. $ 58,475     $ 39,293
  Accounts receivable..................................   51,718       52,053
  Inventories..........................................  190,712      213,333
  Refundable income taxes and other current assets.....   42,884       62,311
                                                        --------     --------
    Total current assets...............................  343,789      366,990
                                                        --------     --------
EQUIPMENT AND LEASEHOLD IMPROVEMENTS, at cost:
  Machinery and equipment..............................  389,765      469,681
  Leasehold improvements...............................  194,166      270,969
                                                        --------     --------
                                                         583,931      740,650
  Less--Accumulated depreciation....................... (310,401)    (341,184)
                                                        --------     --------
                                                         273,530      399,466
                                                        --------     --------
OTHER ASSETS...........................................    8,892       24,731
                                                        --------     --------
    Total assets....................................... $626,211     $791,187
                                                        ========     ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable........................................ $ 91,874     $ 55,573
  Accounts payable.....................................  111,887       86,935
  Accrued expenses.....................................   37,877       51,061
  Customer deposits....................................      --       100,000
  Loans payable to stockholders........................   26,414          --
                                                        --------     --------
    Total current liabilities..........................  268,052      293,569
NOTES PAYABLE, less current portion....................  255,244      398,240
                                                        --------     --------
    Total liabilities..................................  523,296      691,809
                                                        --------     --------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 5,000 shares authorized,
   1,000 shares issued and outstanding.................    1,000        1,000
  Retained earnings....................................  101,915       98,378
                                                        --------     --------
    Total stockholders' equity.........................  102,915       99,378
                                                        --------     --------
    Total liabilities and stockholders' equity......... $626,211     $791,187
                                                        ========     ========

The accompanying notes are an integral part of these financial statements.

                           WILLOUGHBY'S INCORPORATED

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                     FOR THE
                                                       FOR THE     FIVE MONTHS
                                                      YEAR ENDED      ENDED
                                                      APRIL 30,   SEPTEMBER 30,
                                                         1996         1996
                                                      ----------  -------------
                                                            (UNAUDITED)
SALES................................................ $2,696,550   $1,214,063
COST OF GOODS SOLD...................................  1,466,397      592,484
                                                      ----------   ----------
  Gross margin.......................................  1,230,153      621,579
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.........  1,244,811      586,239
                                                      ----------   ----------
  Operating (loss) income............................    (14,658)      35,340
                                                      ----------   ----------
OTHER EXPENSE:
  Interest expense...................................     41,627       17,570
  Other, net.........................................      6,443       18,940
                                                      ----------   ----------
                                                          48,070       36,510
                                                      ----------   ----------
  Loss before benefit from (provision for) income
   taxes.............................................    (62,728)       1,170
BENEFIT FROM (PROVISION FOR) INCOME TAXES............      5,497       (2,367)
                                                      ----------   ----------
  Net loss...........................................    (57,231)      (3,537)
RETAINED EARNINGS, beginning of period...............    159,146      101,915
                                                      ----------   ----------
RETAINED EARNINGS, end of period..................... $  101,915   $   98,378
                                                      ==========   ==========


   The accompanying notes are an integral part of these financial statements.

                           WILLOUGHBY'S INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                                     FOR THE
                                                        FOR THE    FIVE MONTHS
                                                       YEAR ENDED     ENDED
                                                       APRIL 30,  SEPTEMBER 30,
                                                          1996        1996
                                                       ---------- -------------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................  $(57,231)   $ (3,537)
  Adjustment to reconcile net loss to net cash pro-
   vided by operating activities--
    Depreciation......................................    77,115      32,783
    Changes in operating assets and liabilities:
      Accounts receivable.............................    16,058        (335)
      Inventories.....................................    49,156     (22,621)
      Accounts payable................................   (41,686)    (17,343)
      Accrued expenses................................     3,146       5,575
      Customer deposits...............................       --      100,000
      Other...........................................   (37,386)    (29,180)
                                                        --------    --------
        Net cash provided by operating activities.....     9,172      65,342
                                                        --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment and leasehold improvements...    (7,552)   (158,719)
                                                        --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable.........................    50,000     172,881
  Repayments of notes payable.........................   (36,798)    (66,186)
  Proceeds from (repayments of) loans payable to          32,500     (32,500)
   stockholders.......................................  --------    --------
        Net cash provided by financing activities.....    45,702      74,195
                                                        --------    --------
NET INCREASE (DECREASE) IN CASH.......................    47,322     (19,182)
CASH, beginning of period.............................    11,153      58,475
                                                        --------    --------
CASH, end of period...................................  $ 58,475    $ 39,293
                                                        ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for--Interest.............................  $ 41,179    $ 18,018
                                                        ========    ========
    Income taxes......................................  $ 27,899    $ 15,708
                                                        ========    ========

                  The accompanying notes are an integral part
                         of these financial statements.

                        WILLOUGHBY'S INCORPORATED

                      NOTES TO FINANCIAL STATEMENTS

 (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE FIVE MONTHS ENDED SEPTEMBER
                          30, 1996 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Nature of operations--

  Willoughby's Incorporated (the Company) is a coffee roaster, a wholesaler and retailer of coffee and a retailer of coffee related merchandise. The Company operated three cafes in New Haven, Connecticut, and a roasting plant and cafe in Branford, Connecticut as of April 30, 1996. Subsequent to April 30, 1996, the Company opened cafes in New Haven, Connecticut and Madison, Connecticut.

 Interim financial statements--

  The financial statements as of September 30, 1996, and for the five months then ended, are unaudited and, in the opinion of management, include all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of results for this interim period. The results for the five months ended September 30, 1996, are not necessarily indicative of the results to be expected for the entire year. Interim financial information for the five months ended September 30, 1995 is not available.

 Use of estimates in the preparation of financial statements--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Inventories--

  Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method. As of April 30, 1996 inventory consists of the following:

        Raw materials.................................................. $ 78,381
        Finished goods.................................................    4,000
        Merchandise....................................................  108,331
                                                                        --------
                                                                        $190,712
                                                                        ========

 Equipment and leasehold improvements--

  Depreciation is provided using the Modified Accelerated Cost Recovery System (MACRS) method over the following estimated useful lives of the assets, or in the case of leasehold improvements, the lease term if shorter:

                                                                        YEARS
                                                                      ----------
        Machinery and equipment...................................... 5--7 years
        Leasehold improvements....................................... 10 years

                        WILLOUGHBY'S INCORPORATED

 (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE FIVE MONTHS ENDED SEPTEMBER
                          30, 1996 IS UNAUDITED)

  Expenditures for major renewals and betterments are capitalized. Expenditures for maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred.

Income taxes--

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". This standard requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities and net operating loss carryforwards available for tax reporting purposes, using the applicable tax rates for the years in which the differences are expected to reverse. A valuation allowance is recorded on deferred tax assets unless realization is more likely than not.

  As of April 30, 1996, the difference between the financial statement carrying amounts and the tax bases of assets and liabilities and net operating loss carryforwards available for tax reporting purposes was not material. Accordingly, the Company does not have any deferred income taxes as of such date.

2. NOTES PAYABLE:

  Notes payable at April 30, 1996 consists of the following:

     Note payable to bank at $5,987 per month (including interest)
      for 84 months beginning October, 1994. Secured by
      substantially all of the Company's assets and an assignment of life insurance policies on two stockholders of the Company and personally guaranteed by the Company's officers and their spouses. Variable interest at the prime rate (8.25% at April
      30, 1996) plus 2.5%.......................................... $297,118
     Note payable to bank due April 30, 1996. Variable interest at
      the prime rate (8.25% at April 30, 1996) plus 2.5%...........   50,000
                                                                    --------
                                                                     347,118
         Less: current portion.....................................  (91,874)
                                                                    --------
                                                                    $255,244
                                                                    ========

  As of April 30, 1996, the Company believes that the carrying value of the notes payable approximates their fair market value since the notes have variable interest rates.

  Future principal payments on notes payable as of April 30, 1996 are as follows:

                           YEAR ENDED
                           APRIL 30,                   AMOUNT
                           ----------                 --------
            1997....................................  $ 91,874
            1998....................................    46,604
            1999....................................    51,868
            2000....................................    57,727
            2001....................................    64,248
            Thereafter..............................    34,797
                                                      --------
                                                      $347,118
                                                      ========

                        WILLOUGHBY'S INCORPORATED

 (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE FIVE MONTHS ENDED SEPTEMBER
                          30, 1996 IS UNAUDITED)

  Subsequent to April 30, 1996, the Company borrowed additional monies at the prime rate plus 2.5% under a $350,000, 10-year note payable to bank dated May 10, 1996. The $50,000 note payable to bank due April 30, 1996 was repaid in May 1996. Amounts outstanding on other borrowings were repaid in connection with the acquisition of the Company (see Note 7).

3. RELATED PARTY TRANSACTIONS:

  Officers' salaries of $131,200 were paid to the two shareholders for the year ended April 30, 1996 and are included in selling, general and administrative expenses in the accompanying statement of operations. The loans payable to stockholders are non-interest bearing.

4. SIGNIFICANT CUSTOMER:

  During the year ended April 30, 1996 the Company's sales to one customer (New World Coffee, Inc., see Note 7) represented approximately 33% of the Company's sales for such period. As of April 30, 1996 the Company's account receivable from such customer represented 79% of the Company's accounts receivable balance.

5. PROFIT-SHARING PLAN:

  The Company has a profit-sharing plan for substantially all of its employees. Contributions are determined at the discretion of the Board of Directors. Contributions for the year ended April 30, 1996 were $5,121.

6. COMMITMENTS AND CONTINGENCIES:

 Leases--

  As of April 30, 1996, future minimum lease payments are as follows:

                          YEAR ENDED
                           APRIL 30,                  AMOUNT
                          ----------                 --------
           1997..................................... $ 85,257
           1998.....................................   87,377
           1999.....................................   73,214
           2000.....................................   40,739
           2001.....................................   34,499
           Thereafter...............................  121,397
                                                     --------
                                                     $442,483
                                                     ========

  Rental expense related to these leases for the year ended April 30, 1996 was $95,797.

 Purchase commitments--

  The Company, as part of its normal operations, enters into commitments to buy coffee beans for its future requirements. The honoring of these commitments is an integral part of the operation of the Company.

                        WILLOUGHBY'S INCORPORATED

 (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE FIVE MONTHS ENDED SEPTEMBER
                          30, 1996 IS UNAUDITED)

7. SUBSEQUENT EVENTS:

  On October 25, 1996, New World Coffee, Inc. (New World), a Delaware corporation, acquired all of the issued and outstanding stock of the Company pursuant to a stock purchase agreement by and among Barry H. Levine, Robert B. Williams, the Company and New World. New World purchased all of the issued and outstanding capital stock of the Company for consideration of $3,800,000 consisting of: (a) $600,000 cash paid at the closing and an additional $600,000 cash due on or before July 1, 1997; (b) two promissory notes in the aggregate principal amount of $1,700,000 (the Notes); (c) restricted shares of New World's common stock valued at $200,000; and (d) the payment of $700,000 of aggregate debt owned by the Company. Interest shall accrue on the unpaid principal of the Notes, from the date of the closing to the date each Note is paid in full, at the rate of 6% (not compounded) per annum. The principal of the Notes shall be paid in two installments: the aggregate sum of $600,000 shall be paid on or before January 5, 1998 and the aggregate sum of $1,100,000 shall be paid on or before January 5, 1999. Interest on the unpaid principal shall be paid by the purchaser to each Note holder on or before October 15 of each year.

ITEM 7(B) PROFORMA FINANCIAL INFORMATION

  The following Proforma Consolidated Balance Sheet as of September 29, 1996, and the Proforma Condensed Consolidated Statements of Income for the year ended December 31, 1995, and nine months ended September 29, 1996, reflect certain acquisition transactions and the adjustments described in the accompanying notes. The proforma financial information is based on the historical consolidated financial statements of New World Coffee, Inc. (the "Company") and should be read in conjunction with the notes and management's assumptions thereto. The Proforma Consolidated Balance Sheet was prepared as if the acquisitions occurred on September 29, 1996. The Pro Forma Condensed Consolidated Statements of Income for the year ended December 31, 1995 and for the nine months ended September 29, 1996, were prepared assuming the transactions occurred on the first day of each of the periods presented. The proforma financial information is unaudited and not necessarily indicative of the consolidated results which actually would have occurred had the acquisition transactions been consummated at the beginning of the periods presented, nor does it purport to represent the financial position and results of operations for future periods.

  The proforma financial statements reflect the historical financial statements of the Company together with the following transactions as if they had occurred on the first day of each of the periods for which proforma consolidated statements of income are presented. On June 13, 1996 the Company purchased three Coopers Coffee Bar locations for $242,500 cash and a $770,000 note payable over 4 years bearing interest at 6%. On August 26, 1996 the Company purchased The Ridgefield Coffee Company store for $150,000 cash and a $175,000 note payable over 2 years bearing interest at 6%. On September 30, 1996 the Company purchased five Willoughby's locations (plus one under construction) and its roasting facility for total consideration of $3,800,000 consisting of $1,300,000 cash paid at the closing with an additional $600,000 due on July 1, 1997, $200,000 worth of restricted common shares, and a $1,700,000 promissory note with $600,000 due on 1/5/98 and $1,100,000 payable
1/5/99 bearing interest at 6%. During the second quarter of 1996, the Company took a $1.5 million charge to cover the cost of closing 5 unprofitable stores.

                          NEW WORLD COFFEE, INC.

                   PROFORMA CONSOLIDATED BALANCE SHEET

                            SEPTEMBER 29, 1996

                                 ($000'S)

                                  NWC*   WILLOUGHBY'S ADJUSTMENT     CONSOLIDATED
                                 ------- ------------ ----------     ------------
Cash...........................  $ 4,644     $ 39      $(1,893)(2a)    $ 2,790
Receivables....................      432       52          (40)(2a)        444
Inventories....................      318      213                          531
Prepaid Expenses...............      145       63                          208
                                 -------     ----                      -------
    Total Current Assets.......    5,539      367       (1,933)          3,973
Property and Equipment (net)...    7,253      399          --            7,652
Goodwill.......................      604      --         2,941 (2a)      3,545
Deposits and Other assets......      837       25          --              862
                                 -------     ----      -------         -------
    Total Assets...............  $14,233     $791      $ 1,008         $16,032
                                 =======     ====      =======         =======
Accounts Payable...............  $   527     $ 87      $   (39)        $   575
Accrued Expenses...............      716       51          --              767
Current Position of Obligations
 under capital lease..... .....      225      --           --              225
Current Portion of Notes Pay-        280      156         (156)(2a)        280
 able..........................  -------     ----      -------         -------
    Total current Liabilities..    1,748      294         (195)          1,847
Deferred Rent..................      692      --           --              692
Obligations under capital
 leases........................      548      --           --              548
Notes Payable..................      665      398        1,302 (2a)      2,365
                                 -------     ----      -------         -------
    Total Liabilities..........    3,653      692        1,107           5,452
Stockholder's Equity...........   10,580       99          (99)(2a)     10,580
                                 -------     ----      -------         -------
    Total Liabilities and
     Stockholders                $14,233     $791      $ 1,008         $16,032
     Equity ...................  =======     ====      =======         =======

--------

* Includes the assets of the Coopers Coffee Bar and The Ridgefield Coffee Company stores acquired prior to September 29, 1996.

                          NEW WORLD COFFEE, INC.

 PROFORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME FOR THE YEAR TO DATE ENDED
                             DECEMBER 31, 1995

                                  (000'S)

                          NWCI    COOPERS RIDGEFIELD WILLOUGHBY'S     ADJUSTMENTS     CONSOLIDATED
                         -------  ------- ---------- ------------ ------------------- ------------
Revenues................ $ 9,572  $1,827     $552       $2,540    $(781) (3c)           $13,710
Store Operating Income..     214     243      151          860     (163) (3c)             1,305
Operating Loss..........  (2,604)    144      133          394     (132) (3c,d)          (2,065)
Net Loss................  (2,901)    144      133          394     (273) (3a,b,c,d)      (2,503)

                             NEW WORLD COFFEE, INC.

 PROFORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME FOR THE NINE MONTHS ENDED
                               SEPTEMBER 29, 1996
                                    (000'S)

                          NWCI    COOPERS RIDGEFIELD WILLOUGHBY'S     ADJUSTMENTS     CONSOLIDATED
                         -------  ------- ---------- ------------ ------------------- ------------
Revenues................ $ 7,758  $  738     $419       $2,450    $(1,847) (3c)         $ 9,518
Store Operating Income..     609     155       99          867       (225) (3c)           1,505
Operating Loss..........  (4,141)     68       81          317      2,162  (3c,d)        (2,065)
Net Loss................  (5,198)     45       72          242      1,862  (3a,b,c,d)    (2,977)

                                     (ART)

 [PHOTOGRAPH OF THE COMPANY'S ROASTER SURROUNDED BY 4 NEW HAVEN ADVOCATE "BEST
                      COFFEE AND/OR COFFEE HOUSE" AWARDS.]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY AN-YONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATIONS IS NOT AUTHO-RIZED OR WHICH THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO OR TO AN-YONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
The Offering..............................................................    5
Summary Financial Data....................................................    6
Recent Developments.......................................................    7
Risk Factors..............................................................    8
Use of Proceeds...........................................................   12
Price Range of Common Stock...............................................   12
Dividend Policy...........................................................   12
Capitalization............................................................   13
Selected Financial Data...................................................   14
Management's Discussion and Analysis of Financial Condition and Results of
 Operation................................................................   16
Business..................................................................   24
Management................................................................   36
Certain Relationships and Related Transactions............................   44
Security Ownership of Certain Beneficial Owners and Management............   46
Description of Capital Stock..............................................   48
Shares Eligible for Future Sale...........................................   52
Plan of Distribution......................................................   53
Legal Matters.............................................................   53
Experts...................................................................   53
Additional Information....................................................   53
Disclosure of Commission Position on Indemnification for Securities Act
 Liabilities..............................................................   54
Index to Financial Statements.............................................  F-1


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                       [LOGO OF NEW WORLD COFFEE, INC]

                            NEW WORLD COFFEE, INC.

 MINIMUM OFFERING OF $250,000 AND MAXIMUM OFFERING OF $2,500,000 OF SHARES OF
                                 COMMON STOCK


                                ---------------

                                  PROSPECTUS

                                ---------------

                               MAY 23, 1997



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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware Law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors or officers (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of Delaware Law). The Certificate of Incorporation provides further that the Company shall indemnify to the fullest extent permitted by Delaware Law any person made a party to an action or proceeding by reason of the fact that such person was director, officer, employee or agent of the Company. Subject to the Company's Certificate of Incorporation, the Bylaws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Company except where such director or officer is finally adjudged to have been derelict in the performance of his or her duties as such director or officer.

  The Company has not entered into indemnification agreements with any of its directors. The Company expects to enter into separate indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Company's Certificate of Incorporation and Bylaws. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                              DOCUMENT                            EXHIBIT NUMBER
                              --------                            --------------
   Registrant's Certificate of Incorporation, as amended.........      3.1
   Registrant's By-laws, as amended..............................      3.2

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses, payable in connection with the sale of the Common Stock being registered hereby. Except for the Securities and Exchange Commission registration fee, all expenses are estimated.

                                  ITEM                                  AMOUNT
                                  ----                                 --------
   Securities and Exchange Commission registration fee................ $  2,009
   NASD Filing Fee....................................................    1,163
   Nasdaq National Market listing fee.................................   17,500
   Printing and engraving expenses....................................   20,000
   Legal fees and expenses............................................   23,000
   Auditors' accounting fees and expenses.............................   20,000
   Blue Sky expenses and legal fees...................................   10,000
   Registrar and transfer agent fees and expenses.....................    5,000
   Miscellaneous Fees and Expenses....................................   11,328
                                                                       --------
       Total.......................................................... $110,000
                                                                       ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

  The following is a summary of the transactions by Registrant during the last three years involving sales of Registrant's securities that were not registered under the Securities Act, however, the information in paragraphs one through six below does not give effect to an approximately 1 for 1.715 reverse split of the Common Stock effected in November 1995:

    1. In July 1994 Registrant sold and issued 677,531 shares of its Series B Preferred Stock to a group of investors at a purchase price of $4.45 per share for cash in the aggregate amount of $3,015,013.

    2. In August 1994, Registrant issued warrants to purchase 40,710 shares of the its Common Stock at an exercise price of $4.45 to persons associated with the Company's private placement agent.

    3. In October 1994, Registrant sold and issued 29,213 shares of its Series A stock to an officer of the Company at a purchase price of $4.45 per share for consideration consisting of cash and notes in an aggregate amount of $129,998.

    4. In November 1994, Registrant issued a warrant to purchase 65,364 shares of its Common Stock at a price of $0.01 per share to Banco Popular de Puerto Rico in connection with the creation of a revolving credit agreement with Banco Popular de Puerto Rico.

    5. In April and June 1995, Registrant sold and issued 631,579 shares of its Series C Preferred Stock at a price of $4.75 per share for cash in the aggregate amount of $3,000,005.00 (see "Certain Relationships and Related Transactions").

    6. In July 1995, Registrant issued a warrant to purchase 150,000 shares of the Common Stock of the Company at a price of $0.01 per share to an entity affiliated with a stockholder and former director of the Company in connection with an agreement to repurchase shares of the Company's Series C Preferred Stock from the entity. In December 1995, the Company issued a warrant to purchase 25,000 shares of the Company's stock at a price of $0.01 per share to the same entity in connection with an agreement to amend the aforementioned agreement (see "Certain Relationships and Related Transactions").

    7. On December 1995 and January 1996, the Company issued warrants to purchase 181,818 shares of the Company's Common Stock to certain persons in connection with loans made to the Company (see "Certain Relationships and Related Transactions").

    8. On June 28, 1996, the Company completed the Series A Placement. The Series A Placement consisted of 375 shares of Series A Preferred Stock which accrue at a rate of 8% per annum payable at the time of conversion or redemption of the Series A Preferred Stock. The Series A Preferred Stock is convertible into Common Stock at a price not to exceed $3.975 per share. The Series A Preferred Stock shall automatically be converted into Common Stock of the Company by June 28, 1999.

    9. On February 1, 1997, the Company completed a restructure of a majority of the outstanding shares of the Series A Preferred Stock. Pursuant to such restructure, the Company exchanged an aggregate of 180 shares of the Series A Preferred Stock for an aggregate of 137.5 shares of a new Series B Preferred Stock and 194,440 shares of unregistered Common Stock.

    10. On February 26, 1997, the Company completed a $1.375 million equity private placement. The Private Placement consisted of 1,000,000 shares of unregistered Common Stock.

  The issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant. The issuance described in Item 26.6 was deemed exempt from registration under the Securities Act in reliance upon Rule 506 promulgated under the Securities Act. The Registrant reasonably believes that all of the purchasers of the securities described in Item 26.6 were accredited investors as defined in Rule 501 promulgated under the Securities Act.

ITEM 27. EXHIBITS.

   EXHIBIT
   NUMBER                         DESCRIPTION OF DOCUMENT
   -------                        -----------------------
    3.1    Certificate of Incorporation of Registrant, as amended to date(1)
    3.2    By-laws of Registrant, as amended to date(2)
    4.1    Specimen Common Stock Certificate of Registrant(2)
    4.2    Form of Representatives' Warrant Agreement, including form of
           Representatives' Warrant(2)
    4.3    Certificate of Designation of Series A Preferred Stock(3)
    4.4    Certificate of Designation of Series B Preferred Stock(4)
    4.5    Registration Rights Agreement with respect to Series A Preferred
           Stock(3)
    4.6    Registration Rights Agreement by and among the Registrant and Barry
           H. Levine and Robert B. Williams(5)
    4.7    Promissory Note by and between the Registrant and Robert B.
           Williams(5)
    4.8    Promissory Note by and between the Registrant and Barry H. Levine(5)
    5.1    Opinion of Camhy Karlinsky & Stein LLP(7)
   10.1    1994 Stock Plan(2)
   10.2    Directors' Option Plan(2)
   10.3    Employment Agreement by and between the Registrant and Barry H.
           Levine(5)
   10.4    Employment Agreement by and between the Registrant and Robert B.
           Williams(5)
   10.5    Stock Purchase Agreement by and among Barry H. Levine, Robert B.
           Williams and Willoughby's Incorporated and the Registrant(5)
   10.17   Employment Agreement with R. Ramin Kamfar(4)
   10.18   Employment Agreement with Jerold Novack(4)
   10.19   Employment Agreement with Bruce Morningstar(4)
   11.1    Statement of Computation of Earnings per Share (included in the
           Financial Statements forming a part of this Registration
           Statement)(7)
   15.1    Letter from Arthur Andersen LLP regarding use of Unaudited Interim
           Financial Information (included as part of Exhibit 23.1)(7)
   21.1    List of Subsidiaries(7)
   23.1    Consent of Arthur Andersen LLP(6)
   23.2    Consent of Camhy Karlinsky & Stein LLP (included as part of Exhibit
           5.1)(7)
   24.1    Power of Attorney(7)

--------
(1) Incorporated by reference to Exhibit 3.2 from Registrant's Registration Statement on Form SB-2 (33-95764).
(2) Incorporated by reference from Registrant's Registration Statement on Form SB-2 (33-95764).
(3) Incorporated by reference from Registrant's Current Report on Form 8-K dated July 12, 1996.
(4) Incorporated by reference from Registrant's 10-KSB dated April 4, 1997.
(5) Incorporated by reference from Registrant's Current Report on Form 8-K dated November 12, 1996.
(6) Filed herewith.
(7) Previously filed.

ITEM 28. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change on the information in the registration statement;

      (iii) To include any additional or changed material information on the plan of distribution;

    2. That, for the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remains at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 24, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer of controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    For purposes of determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.

    For purposes of determining any liability under the Securities Act, the Registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS OF FILING ON FORM SB-2 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 22ND DAY OF MAY, 1997.

                                          New World Coffee, Inc.

                                                    /s/ R. Ramin Kamfar
                                          By___________________________________
                                                      R. RAMIN KAMFAR
                                            CHIEF EXECUTIVE OFFICER, PRESIDENT
                                                       AND DIRECTOR

                                                   /s/ Jerold E. Novack
                                          By___________________________________
                                                     JEROLD E. NOVACK
                                                  CHIEF FINANCIAL OFFICER

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION OF DOCUMENT
 -------                         -----------------------
  3.1    Certificate of Incorporation of Registrant, as amended to date(1)
  3.2    By-laws of Registrant, as amended to date(2)
  4.1    Specimen Common Stock Certificate of Registrant(2)
  4.2    Form of Representatives' Warrant Agreement, including form of
         Representatives' Warrant(3)
  4.3    Certificate of Designation of Series A Preferred Stock(3)
  4.4    Certificate of Designation of Series B Preferred Stock(4)
  4.5    Registration Rights Agreement with respect to Series A Preferred
         Stock(3)
  4.6    Registration Rights Agreement by and among the Registrant and Barry H.
         Levine and Robert B. Williams(5)
  4.7    Promissory Note by and between the Registrant and Robert B.
         Williams(5)
  4.8    Promissory Note by and between the Registrant and Barry H. Levine(5)
  4.9    Placement Agent Warrant Agreement (including form of Warrant
         Certificate)(1)
  5.1    Opinion of Camhy Karlinsky & Stein LLP(7)
 10.1    1994 Stock Plan(2)
 10.2    Directors' Option Plan(2)
 10.3    Employment Agreement by and between the Registrant and Barry H.
         Levine(5)
 10.4    Employment Agreement by and between the Registrant and Robert B.
         Williams(5)
 10.5    Stock Purchase Agreement by and among Barry H. Levine, Robert B.
         Williams and Willoughby's Incorporated and the Registrant(5)
 10.17   Employment Agreement with R. Ramin Kamfar(4)
 10.18   Employment Agreement with Jerold Novack(4)
 10.19   Employment Agreement with Bruce Morningstar(4)
 11.1    Statement of Computation of Earnings per Share (included in the
         Financial Statements forming a part of this Registration Statement)(7)
 15.1    Letter from Arthur Andersen LLP regarding use of Unaudited Interim
         Financial Information (included as part of Exhibit 23.1)(7)
 21.1    List of Subsidiaries(7)
 23.1    Consent of Arthur Andersen LLP(6)
 23.2    Consent of Camhy Karlinsky & Stein LLP (included as part of Exhibit
         5.1)(7)
 24.1    Power of Attorney(7)

--------
(1) Incorporated by reference to Exhibit 3.2 from Registrant's Registration Statement on Form SB-2 (33-95764).
(2) Incorporated by reference from Registrant's Registration Statement on Form SB-2 (33-95764).
(3) Incorporated by reference from Registrant's Current Report on Form 8-K dated July 12, 1996.
(4) Incorporated by reference from Registrant's 10-KSB dated April 4, 1997
(5) Incorporated by reference from Registrant's Current Report on Form 8-K dated November 12, 1996.
(6) Filed herewith
(7) Previously filed